As filed with the Securities and Exchange Commission on October 18, 2006
Registration Statement No. 333-135325

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
ON
FORM S-1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED FUEL & ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	5172	91-2037688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

405 N. Marienfeld, Suite 300
Midland, Texas
Telephone: (432) 571-8000
Facsimile (432) 571-8099
(Address and telephone number, including area code, of principal executive offices)

Bobby Page
405 N. Marienfeld, Suite 300
Midland, Texas 79701
(432) 571-8000
(Name, address and telephone number of Agent for Service)

Copy to:
Wilhelm Liebmann, Esq. AKIN GUMP STRAUSS HAUER & FELD LLP 300 Convent Street, Suite 1500 San Antonio, Texas 78205 Telephone: (210) 280-7000 Facsimile (210) 224-2035

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
(Subject to Completion, dated October 18, 2006)

18,297,127 shares
UNITED FUEL & ENERGY CORPORATION
Common Stock

This prospectus relates to the public offering, which is not being underwritten, of up to 18,297,127 shares of our common stock under this prospectus by the selling security holders identified in the “Selling Security Holders” section of this prospectus. Of those shares of common stock, 4,243,788 shares were issued pursuant to four private placements of our stock, 1,033,333 shares are issuable upon the exercise of outstanding warrants issued to investors in one of those private placements, 8,533,339 shares are issuable upon the conversion of 12,800 shares of our outstanding Series A Preferred Stock, issued pursuant to a private placement, 700,000 shares are issuable as dividends on our Series A Preferred Stock, 2,000,000 shares were sold through an affiliated shareholder in a private transaction, and 1,786,667 shares are issuable upon the exercise of outstanding warrants issued to financial advisors in connection with the private placements described above and certain other transactions and services provided to us.

For additional information on the methods of sale that may be used by the selling security holders, see the section entitled “Plan of Distribution” on page 53. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “UFEN.” On September 25, 2006, the closing price of the shares was $1.25 per share. Our principal executive office is located at United Fuel & Energy Corporation, 405 N. Marienfeld, Ste. 300, Midland, TX 79701, Telephone (432) 571-8000.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

The Securities and Exchange Commission may take the view that, under certain circumstances, the selling security holders and any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2006

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus. Neither we, nor the selling security holders have authorized anyone to provide you with information different from that contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Except where the context requires otherwise, in this prospectus the words “Company,” “UFE,” “we,” “us” and “our” refer to United Fuel & Energy Corporation, a Nevada corporation, and, where appropriate, its subsidiaries.

PROSPECTUS SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus. It does not contain all of the information that is important to you or that you should consider when making an investment decision.

Company History

On February 7, 2005, we acquired United Fuel & Energy Corporation, a Texas corporation (“United Fuel - Texas”) through the merger of Brands United Merger Sub, Inc., our wholly-owned subsidiary which was created specifically in order to consummate the merger, with and into United Fuel - Texas, with United Fuel - Texas being the surviving entity.

Pursuant to the merger, each outstanding share of common stock and preferred stock of United Fuel - Texas was cancelled and converted into the right to receive merger consideration of one share of our common stock, resulting in the former stockholders of United Fuel - Texas owning 9,900,000 shares of our common stock. Each outstanding option to purchase a share of common stock of United Fuel - Texas was converted into an identical option to purchase a share of our common stock. Each outstanding share of Brands United Merger Sub, Inc. was converted into shares of United Fuel - Texas, making United Fuel Texas our wholly-owned subsidiary.

On January 31, 2005, in preparation for the merger, we changed our name from “Brands Shopping Network, Inc.” to “United Fuel & Energy Corporation” and effected a 1-for-40 reverse stock split. As a result of the reverse stock split, the number of outstanding shares of our common stock was reduced from 9,178,294 shares to 229,457 shares plus the number of shares issuable in lieu of fractional shares resulting from the reverse stock split. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of United Fuel - Texas owned control of our common stock immediately after consummation of the merger. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization.

Company Overview

We are one of the largest distributors of fuel (including gasoline, diesel and propane) and lubricant products to customers in rural markets in the southwestern and south-central United States. We differentiate ourselves from our competitors by providing industry leading service and reliability to our customers. We market our products and services under the established trade names of “Eddins-Walcher (EWC),” “Queen Oil & Gas,” “Three D Oil (TDO)” and “Clark Oil.” These trade names have a reputation in our industry as being leading service providers based on the decades of operating history and experience, which we have attained through our acquisitions. We have a leading market position in the Permian Basin providing fuel to approximately 70% of the oil and gas drilling rigs in the market area. We believe we can increase our market share in our existing markets by providing superior customer service and reliability in what is otherwise a commodity business. We also plan to selectively acquire companies that strategically fill in geographic gaps in our existing markets in Texas, New Mexico and Oklahoma along with opportunities we find in contiguous markets. Our common stock currently trades on the OTC Bulletin Board under the ticker “UFEN.OB” We intend to apply for listing on one of the national stock exchanges or on the NASDAQ national market.

We primarily distribute fuel and lubricant products in rural markets in Texas, eastern New Mexico and southeast Oklahoma. During the year ended December 31, 2005, we sold an aggregate of approximately 133.8 million gallons of product, consisting of approximately 119.6 million gallons of fuels (other than propane), 4.4 million gallons of lubricants, and 9.8 million gallons of propane through our distribution system. During 2005 we distributed our products in the following geographic markets:

•	West Texas (67%)
•	Eastern New Mexico (22%)
•	East Texas (7%)
•	Oklahoma (4%)

We currently serve the following customer base:

•	Oil Field & Rig support (63%)
•	Commercial & Industrial (31%)
•	Agricultural (4%)
•	Consumer Propane (2%)

We purchase fuel products from companies such as Shell, Navajo and Alon and lubricants from companies such as Shell, ExxonMobil and Citgo, as well as from Basin Tech (our private label line of lubricants), and distribute such products to a variety of customers throughout the southwest United States.

Operations

We sell and distribute fuels and lubricants to a diverse base of industrial, commercial and residential customers. We currently operate through 96 public and private card lock sites and 19 branch offices. We employ approximately 275 personnel in our business.

We distribute products to our customers primarily through the following methods:

•	sales of gasoline and diesel fuel through unattended refueling stations, or “card lock” sites to commercial vehicles and fleets
•	wholesale distribution of fuels and lubricants to commercial customers
•	sales of propane to residential customers

Our Strategy

Our goal is to become the premier single source provider of fuel and lubricant products to a diverse customer base throughout rural markets in the southwest and south-central United States. We believe we have a reputation in our industry as a superior provider of customer service and that our competitive advantage will be strengthened by our ability to help end users meet their fueling needs. We intend to continue to offer same day delivery to our customers and focus on their end user needs. We currently operate in rural markets in Texas, eastern New Mexico and southeast Oklahoma and plan to expand and increase our market penetration throughout the rural markets of the states of Texas, New Mexico and Oklahoma and in other rural markets where business conditions are favorable. We plan to use a combination of selective acquisitions and organic growth initiatives to expand our service footprint and capabilities to meet our customers’ desire to deal with larger suppliers that can deliver a wide range of products over a broad geographic footprint

RISK FACTORS

An investment in the common stock offered hereby involves a high degree of risk. In addition to the other information in this prospectus and in documents that we incorporate by reference, the following risk factors should be considered carefully in evaluating our company and its business. This prospectus contains forward-looking statements. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company. Do not place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus and in documents that we incorporate by reference, including the matters set below. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

RISKS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD AND COULD BE SUBJECT TO EXTREME VOLATILITY.

Our common stock is currently quoted under the symbol “UFEN.OB” on the OTC Bulletin Board, which is often characterized by low trading volume. A large volume of stock being sold into the market at any one time could cause the stock to rapidly decline in price. In addition, we must comply with ongoing eligibility rules to ensure our common stock is not removed from the OTC Bulletin Board, which would materially adversely affect the liquidity and volatility of our common stock.

OUR COMMON STOCK MAY NOT CONTINUE TO BE TRADED ON THE OTC BULLETIN BOARD.

We cannot provide any assurance that our common stock will continue to be eligible to trade on the OTC Bulletin Board. Should our common stock cease to trade on the OTC Bulletin Board and fail to qualify for listing on another stock exchange or trading system, our common stock would be listed for trading only on the “Pink Sheets,” which generally provide an even less liquid market than the OTC Bulletin Board. In such event, investors may find it more difficult to trade our common stock or to obtain accurate, current information concerning market prices for our common stock.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH ANOTHER SECURITIES OFFERING THAT COULD DILUTE SHAREHOLDER OWNERSHIP INTEREST.

We require substantial working capital to fund our business and expansion efforts. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

In addition, under our articles of incorporation, our board of directors is authorized to issue, without obtaining shareholder approval, shares of stock having the rights, privileges and designations as determined by our Board of Directors. Therefore, our Board of Directors could issue shares of stock that would have preferential liquidation, distribution, voting, dividend or other rights to existing common stock.

WE HAVE NOT PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We plan to use all of our earnings; to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future on our common stock. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock.

THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY EFFECT THE MARKET PRICE OF OUR COMMON STOCK.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell our common stock and may affect a shareholder’s ability to resell the common stock.

Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

OUR COMMON STOCK IS HIGHLY ILLIQUID AND ITS PRICE IS VOLATILE.

Our common stock is thinly traded which could make it difficult for you to resell shares at a predictable price or at all. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of common stock. The market price of our common stock may also be subject to significant fluctuations in response to our operating results, announcements of new products or services or market expansions by us or our competitors, changes in general conditions in the economy, the financial markets, the electrical power transmission and distribution industry, or other developments and activities affecting us, our customers, or our competitors, some of which may be unrelated to our performance. This price volatility could make it difficult to sell shares of our common stock at a predictable prices or times.

RISKS RELATED TO OUR BUSINESS

WE MAY BE UNABLE TO SUCCESSFULLY EXECUTE OUR ACQUISITION STRATEGY.

Our future growth strategy involves the acquisition of wholesale fuel, propane and/or lubricant distribution and resale companies or other related entities and businesses in existing and new markets. While we completed the acquisition of Clark Oil in 2005, and subsequently completed the acquisition of Queen Oil in April 2006, there can be no assurance that we will be able to locate or make subsequent acquisitions on acceptable terms or that future acquisitions will be effectively and profitably integrated into our business. Acquisitions involve risks that could adversely affect our operating results, including management commitment; integration of the operations and personnel of the acquired operations; write downs of acquired intangible assets; and possible loss of key employees and customers of the acquired operations.

We also may issue shares of common stock or others securities in connection with acquisitions, which could result in the dilution of the voting power of existing shareholders and could dilute earnings per share. Any acquisitions would be accompanied by other risk commonly encountered in such transactions, including the following:

•	certain of our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	difficulties integrating the operations and personnel of acquired companies;

•	the additional financial resources required to fund the operations of acquired companies;

•	the potential disruption of our business;

•	our ability to maximize our financial and strategic position by the incorporation of acquired product, services or businesses with our current product and services offerings;

•	the difficulty of maintaining uniform standards, controls, procedures and policies;

•	the potential loss of key employees of acquired companies;

•	the impairment of employee and customer relationships as a result of changes in management;

•	significant expenditures to consummate acquisitions; and

•	internal controls issues and compliance with Section 404 of the Sarbanes Oxley Act of 2002.

Any of these factors may divert our management’s time and resources in running our operations, and may otherwise, have a material adverse effect on our business.

WE ARE HEAVILY DEPENDENT ON ONE SUPPLIER.

One supplier furnished approximately 37% and 47% of our fuel during the fiscal years ended December 31, 2005 and 2004, respectively. Although we believe that additional suppliers could be obtained without significant disruption to our operations if this supplier was unable or unwilling to provide such commodities at reasonable prices, we cannot assure you that this would be the case.

OUR BUSINESS IS SUBJECT TO PRICING VOLATILITY OF THE PETROLEUM MARKETS.

Many of our petroleum and fuel-oriented products are commodities which are refined and distributed by numerous sources. We purchase fuel delivered to our customers from multiple suppliers at market prices. We monitor fuel prices and trends in each of our markets on a daily basis and seek to purchase our supply at the lowest prices and under the most favorable terms. Commodity price risk is mitigated since we purchase and deliver our fuel supply daily and utilize cost-plus pricing to our customers. If we cannot pass on the cost-plus pricing to our customers, margins would decrease and a loss could be incurred. We have not engaged in derivatives or futures trading to hedge fuel price movements. In addition, diesel fuel, gasoline and propane may be subject to supply interruption due to a number of factors, including natural disasters, refinery and/or pipeline outages and labor disruptions. The reduction of available supplies could impact our ability to provide bulk fueling services and impact our profitability.

SUDDEN OIL AND GAS PRICE INCREASES DUE TO, AMONG OTHER THINGS, OUR INABILITY TO OBTAIN ADEQUATE QUANTITIES FROM OUR USUAL SUPPLIERS, MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

Our profitability in the fuel distribution business is largely dependent on the difference between our wholesale cost and retail price. Our products are a commodity, and the unit price we pay is subject to volatile changes in response to changes in supply or other market conditions over which we have no control. The supply from our usual sources may be interrupted due to reasons that are beyond our control. As a result, the cost of acquiring our fuels from other suppliers might be materially higher at least on a short-term basis. Since we may not be able to pass on to our customers immediately, or in full, all increases in the wholesale cost of fuel, these increases could reduce our profitability. We cannot assure you that future volatility in supply costs will not have a material adverse effect on our profitability and cash flow.

WE ARE DEPENDENT ON OUR EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES.

Our future success will be largely dependent on the continued services and efforts of key members of our management. The loss of the services of one or more of these key individuals could have a material adverse effect on our business and prospects. Our success and plans for future growth will also depend on our ability to attract and retain additional qualified management, operating, marketing, sales and financial personnel. There can be no assurance that we will be able to hire or retain such personnel on terms satisfactory to us.

ENERGY EFFICIENCY, GENERAL ECONOMIC CONDITIONS AND TECHNOLOGY ADVANCES HAVE AFFECTED AND MAY CONTINUE TO AFFECT DEMAND FOR OUR PRODUCTS AND SERVICES BY OUR CUSTOMERS.

The national trend toward increased conservation and technological advances, including fuel efficient vehicles, may adversely affect the demand for our products and services by our customers which, in turn, may result in lower sales volumes to our customers. In addition, recent economic conditions may lead to additional conservation by customers to further reduce their fuel consumption. Future technological advances in conservation and fuel consumption may adversely affect our financial condition and results of operations.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING.

We currently use a significant portion of our operating income for debt service. Our leverage could make us vulnerable to an increase in interest rates or a downturn in the operating performance of our business or a decline in general economic conditions. We had approximately $49.0 million in secured and unsecured debt outstanding at March 31, 2006. We may continue to borrow funds to finance acquisitions, as well as for other purposes. Our debt obligations could increase substantially because of the debt levels of companies that we may acquire in the future.

Such a large amount of indebtedness could have negative consequences for us, including without limitation:

•	limitations on our ability to obtain financing in the future;

•	much of our cash flow will be dedicated to interest obligations and unavailable for other purposes;

•	the high level of indebtedness limits our flexibility to deal with changing economic, business and competitive conditions; and

•	the high level of indebtedness could make us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions.

The failure to comply with the covenants in the agreements governing the terms of our indebtedness could be an event of default and could accelerate the payment obligations and, in some cases, could affect other obligations with cross-default and cross-acceleration provisions.

WE HAVE VERY FEW WRITTEN AGREEMENTS WITH OUR CUSTOMERS.

We do not have formal, length of service written contracts with the majority of our customers. As a result, most of our customers can terminate our services at any time and for any reason, and we can similarly discontinue service to any customer. We may discontinue service to a customer if changes in the service conditions or other factors cause us not to meet our minimum level of margins and rates, and the pricing or delivery arrangements cannot be re-negotiated. As a result of this absence of written agreements, our business, results of operations and financial condition could be materially adversely affected if we were to experience a high rate of customer losses.

WE ARE SUBJECT TO OPERATING HAZARDS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS TO THE EXTENT NOT COVERED BY INSURANCE.

Our operations are subject to operating hazards and risks normally associated with handling, storing and delivering combustible liquids such as oil, gasoline and propane. As a result, we may be subject to claims related to these operating hazards arising in the ordinary course of business. We maintain insurance for general, product, workers’ compensation and automobile liabilities. We cannot guarantee that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that these levels of insurance will be available at economical prices.

OUR GROWTH COULD STRAIN OUR PERSONNEL AND INFRASTRUCTURE RESOURCES, AND IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS AND PROCEDURES TO MANAGE OUR GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

We are currently experiencing a period of rapid growth, which has placed, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure.

Our success will depend in part upon the ability of our senior management to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our growth, we will be unable to execute our business plan.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

We compete with other fuel service providers, including several national, regional, and numerous small, independent operators who provide these services. Many of our competitors are larger and have more resources than we do. Our ability to compete is dependent on numerous factors, including price, delivery dependability, credit terms, service locations, and reporting and invoicing services. There can be no assurance that we will be able to continue to compete successfully as a result of these or other factors.

THE RISK OF TERRORISM AND POLITICAL UNREST IN THE MIDDLE EAST MAY ADVERSELY AFFECT THE ECONOMY AND THE PRICE AND AVAILABILITY OF OIL.

Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and political unrest in the Middle East may adversely impact the price and availability of fuel, our results of operations, our ability to raise capital and our future growth. The impact that the foregoing may have on the oil industry in general, and on us in particular, is not known at this time. An act of terror could result in disruptions of crude oil or natural gas supplies and markets, the sources of our products, and our infrastructure facilities or our suppliers could be direct or indirect targets. Terrorist activity may also hinder our ability to transport fuel if the means of supply transportation, such as rail or pipeline, become damaged as a result of an attack. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism could also affect the ability to raise capital. Terrorist activity could likely lead to increased volatility in fuel prices.

GOVERNMENTAL REGULATION MAY ADVERSELY AFFECT THE COMPANY’S BUSINESS.

Our operations are affected by numerous federal, state and local laws, regulations and ordinances, including those relating to protection of the environment and worker safety. Various federal, state and local agencies have broad powers under these laws, regulations and ordinances. We are subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, our services. We depend on the supply of diesel fuel and gasoline from the oil and gas industry and, therefore, we are affected by changing taxes, price controls and other laws and regulations generally relating to the oil and gas industry. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others, or for our acts that were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

Although we believe that we are in substantial compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. There could be an adverse affect upon our operations if there were any substantial violations of these rules and regulations. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to us.

OUR PRINCIPAL SHAREHOLDER HAS SUBSTANTIAL INFLUENCE OVER OUR BUSINESS AND HIS INTERESTS MAY DIFFER FROM OTHER SHAREHOLDERS.

Our principal shareholder is Thomas Kelly, our Chairman, who beneficially owns 5,035,000 shares of our common stock, or approximately 22.7% of our voting stock at September 18, 2006 (including the voting rights of the Series A Preferred Stock). Therefore, Mr. Kelly has the ability to substantially influence the outcome of matters submitted to our shareholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, which in turn could have an adverse effect on the market price of our common stock.

WE MAY BE EXPOSED TO POTENTIAL RISKS FROM RECENT LEGISLATION REQUIRING COMPANIES TO EVALUATE INTERNAL CONTROLS UNDER SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002.

We must comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 relating to disclosure controls and internal controls over financial reporting. As a result, we expect to incur additional expenses and diversion of management’s time. If we are unable to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. Any such action could adversely affect our financial results and could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference to this prospectus contain forward looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. In addition, when used in this report, the words “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, as they relate to us or our management, may identify forward looking statements. Such statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which are subject to certain known and unknown risks and uncertainties, including the factors discussed under the caption “Risk Factors,” and those discussed elsewhere in this prospectus and the documents incorporated by reference to this prospectus, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Although we believe that the expectations reflected in these forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward looking statements included in this report are based on information available to us as of the date of this report. We undertake no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise, unless we are required to do so by law.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares offered by the selling security holders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling security holders.

However, we may receive up to $4,749,000 if and when all of the warrants are exercised. One of the selling security holders who holds warrants for the 493,334 shares of common stock at an exercise price of $1.65, is a party to warrant agreements which contain a “cashless exercise” provision, allowing that holder to exercise the warrant and to receive a portion of the common stock shares thereunder with a value equal to the amount by which the market price of the common stock exceeds the exercise price of the warrant. See “Selling Security Holders” and “Plan of Distribution” described below.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our common stock. Our Board of Directors does not anticipate paying any cash dividends in the foreseeable future, as it intends to retain cash to finance the growth of our business. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. We may not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of our Series A preferred stock then outstanding, pay dividends on our common stock. We are also prohibited from paying dividends on our capital stock, without prior written consent of the lender, by the under the terms of our revolving financing agreement.

PRO FORMA UNAUDITED CONDENSED STATEMENTS OF INCOME OF

UNITED FUEL & ENERGY CORPORATION

DESCRIPTION:

The unaudited pro forma condensed statements of income of UFE for the year ended December 31, 2005 and the six month period ended June 30, 2006 have been prepared to give effect to the acquisition of substantially all of the assets of Queen Oil and Gas Company ("Queen Oil"). The acquired assets included accounts receivable, inventory and property, plant and equipment. The acquisition was effective April 1, 2006.

The pro forma condensed statements of income include the complete operations of Queen Oil with pro forma adjustments to eliminate non-continuing operations. In addition, pro forma adjustments are presented to reflect depreciation based upon the allocated purchase price of the assets, eliminate Queen Oil interest expense, to reflect income tax expense on reported Queen Oil income not originally recorded because of its Subchapter S status and to reflect income taxes on the pro forma adjustments.

The pro forma condensed statements of income have been prepared to give effect to the acquisition as if such transaction had taken place on January 1, 2005.

PRO FORMA STATEMENTS:

Pro Forma Condensed Statement of Income for the six months ended June 30, 2006 - Unaudited.

Pro Forma Condensed Statement of Income for the year ended December 31, 2005 - Unaudited.

Notes to Pro Forma Unaudited Condensed Statements of Income.

United Fuel & Energy Corporation
PRO FORMA CONDENSED STATEMENT OF INCOME - UNAUDITED
Six Months Ended June 30, 2006
(In thousands)

	UFE	Queen Oil	Pro Forma Adjustments		Pro Forma
Sales	$168,260	$11,495	$(1,936)	(1)	$177,819
Cost of Sales	149,219	10,317	(1,887)	(1)	157,649
Gross Profit	19,041	1,178	(49)		20,170
Expenses
Operating, general and administrative	14,842	671	(108)	(1)	15,405
Depreciation and amortization	1,031	111	15	(2)	1,157
Total expenses	15,873	782	(93)		16,562
Operating Income	3,168	396	44		3,608
Other income (expense)
Interest expense	(2,156)	(55)	55	(3)	(2,156)
Other income (expense), net	87	30	(21)	(1)	96
Total other income (expense)	(2,069)	(25)	34		(2,060)
Income before income taxes	1,099	371	78		1,548
Income tax expense	410	—	162	(4)	572
Net Income	$689	$371	$(84)		$976
Cumulative preferred stock dividend	$226	$—	$—		226
Net income applicable to common equity	$463	$371	$(84)		$750
Net income per common share:
Basic	$0.04				$0.06
Diluted	$0.04				$0.06
Weighted average common shares outstanding:
Basic	13,080				13,080
Diluted	17,142				17,142

See accompanying notes to unaudited pro forma condensed statements of income.

United Fuel & Energy Corporation
PRO FORMA CONDENSED STATEMENT OF INCOME - UNAUDITED
Year ended December 31, 2005
(In thousands)

	UFE	Queen Oil	Pro Forma Adjustments		Pro Forma
Sales	$283,588	$46,871	$(8,269)	(1)	$322,190

Cost of Sales	251,009	42,240	(8,021)	(1)	285,228

Gross Profit	32,579	4,631	(248)		36,962

Expenses
Operating, general and administrative	26,463	2,866	(395)	(1)	28,934
Depreciation and amortization	1,260	438	67	(2)	1,765
Total expenses	27,723	3,304	(328)		30,699

Operating Income	4,856	1,327	80		6,263

Other income (expense)
Interest expense	(3,239)	(180)	180	(3)	(3,239)
Amortization of debt issue costs and other	(427)	—	—		(427)
Other income (expense), net	299	101	(65)	(1)	335
Total other income (expense)	(3,367)	(79)	115		(3,331)

Income before income taxes	1,489	1,248	195		2,932
Income tax expense	610	—	519	(4)	1,129
Net Income	$879	$1,248	$(324)		$1,803

Cumulative preferred stock dividend	$—	$—	$540	(5)	540

Net income applicable to common equity	$879	$1,248	$(864)		$1,263

Net income per common share
Basic	$0.07				$0.11
Diluted	$0.07				$0.08

Weighted average common shares outstanding:
Basic	11,751				11,751
Diluted	11,946		4,500	(6)	16,446

See accompanying notes to unaudited pro forma condensed statements of income.

United Fuel & Energy Corporation
NOTES TO PRO FORMA CONDENSED STATEMENTS OF INCOME - UNAUDITED

BASIS OF PRESENTATION:

The unaudited pro forma condensed statements of income of UFE for the year ended December 31, 2005 and the six month period ended June 30, 2006 have been prepared to give effect to the acquisition of substantially all of the assets of Queen Oil and Gas Company ("Queen Oil"). The acquired assets included accounts receivable, inventory and property, plant and equipment. The acquisition was effective April 1, 2006.

The pro forma condensed statements of income include the complete operations of Queen Oil with pro forma adjustments to eliminate non-continuing operations. In addition, pro forma adjustments are presented to reflect depreciation based upon the allocated purchase price of the assets, eliminate Queen Oil interest expense, to reflect income tax expense on reported Queen Oil income not originally recorded because of its Subchapter S status and to reflect income taxes on the pro forma adjustments.

The pro forma condensed statements of income have been prepared to give effect to the acquisition as if such transaction had taken place on January 1, 2005.

PRO FORMA ENTRIES:

(1)	To eliminate non-continuing Queen Oil sales and expenses, including sales to related party convenience stores.

(2)	To reflect depreciation based upon the allocated purchase cost of assets acquired.

(3)	To eliminate Queen Oil interest expense.

(4)	To reflect income tax expense on Queen Oil operations not originally reflected because of its Subchapter S status and to reflect the income tax effect of other pro forma entries.

(5)	To record cumulative dividends on 8% convertible preferred stock.

(6)
To reflect the March 31, 2006 issuance of 6,750 shares of $0.01 par value 8% preferred stock convertible into 4,500,000 common shares, as if issued January 1, 2005 in the calculation of diluted earnings per share.

SELECTED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The consolidated statement of income and cash flow data for the six months ended June 30, 2006 and 2005, and the consolidated balance sheet data as of June 30, 2006, are derived from our unaudited consolidated interim financial statements. The statement of income, cash flow and balance sheet data for the years ended and as of December 31, 2005, 2004, 2003, 2002 and 2001 are derived from our audited financial statements. The historical results are not necessarily indicative of results to be expected for future periods and the results for the six months ended June 30, 2006, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2006.

	Six months ended June 30th		Years Ended December 31
	2006	2005	2005	2004	2003	2002	2001
Statement of Operations Data	(In thousands)
Revenues
Sales	$166,405	$118,406	$279,740	$177,607	$143,816	$119,195	$152,465
Other	1,855	1,626	$3,848	$2,975	$2,529	$1,896	$1,346
Total Revenues	$168,260	$120,032	$283,588	$180,582	$146,345	$121,091	$153,811
Cost of Sales	$149,219	$105,725	$251,009	$154,803	$121,657	$98,909	$126,740
Gross Profit	$19,041	$14,307	$32,579	$25,779	$24,688	$22,182	$27,071
Operating Expenses	$15,636	$12,517	$27,723	$22,674	$21,072	$22,087	$21,665
Operating Income	$3,405	$1,790	$4,856	$3,105	$3,616	$95	$5,406
Other Income (expense)
Interest expense	$(2,156)	$(1,294)	$(3,239)	$(1,955)	$(1,958)	$(1,885)	$(2,484)
Amortization of debt issuance costs	$(237)	$(202)	$(427)	$(575)	$(774)	$(314)	$(258)
Other income	$87	$112	$299	$179	$163	$70	$16
Total other expense	$(2,306)	$(1,382)	$(3,367)	$(2,351)	$(2,569)	$(2,129)	$(2,726)
Income (loss) before income taxes	$1,099	$408	$1,489	$754	$1,047	$(2,034)	$2,680
Income tax expense (benefit)	$410	$182	$610	$348	$458	$(637)	$934
Net Income (Loss)	$689	$226	$879	$406	$589	$(1,397)	$1,746
Balance Sheet Data (as of period end)
Working Capital	$45,278	$29,985	$35,303	$27,331	$(11,460)	$17,269	$1,865
Total Assets	$98,061	$70,127	$75,555	$55,755	$44,794	$42,557	$42,059
Long term debt, less current maturities	$49,549	$41,878	$47,351	$36,481	$1,004	$29,547	$13,413
Stockholders’ Equity	$20,899	$5,836	$6,840	$4,400	$1,778	$1,189	$2,586

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and the related notes thereto that appear elsewhere in this report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results may differ materially from those discussed in these forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this report.

Overview

The cost of our products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control. When sudden and significant increases occur in the cost of fuel and lubricant products, we may not be able to pass on these increases through timely price increases to our customers. The timing of passing these costs through to our customers can significantly affect our margins. In addition, significant price increases in our products increase the amount that we must finance under our revolving line of credit, thereby reducing the amount of funds otherwise available under our revolving line of credit. The effect of lower crude oil prices, after the sale for a short time of higher priced inventory on hand at the time of the price decrease, reduces the cost of the products which, in turn, improves profit margins and reduces borrowing needs. Most of our debt is subject to interest at floating rates. As a result, our interest costs associated with this debt may fluctuate.

On February 7, 2005, we acquired United Fuel & Energy Corporation, a Texas corporation (“United Fuel - Texas”) through the merger of Brands United Merger Sub, Inc., our wholly-owned subsidiary which was created specifically in order to consummate the merger, with and into United Fuel - Texas, with United Fuel - Texas being the surviving entity.

Pursuant to the merger, each outstanding share of common stock and preferred stock of United Fuel - Texas was cancelled and converted into the right to receive merger consideration of one share of our common stock, resulting in the former stockholders of United Fuel - Texas owning 9,900,000 shares of our common stock. Each outstanding option to purchase a share of common stock of United Fuel - Texas was converted into an identical option to purchase a share of our common stock. Each outstanding share of Brands United Merger Sub, Inc. was converted into shares of United Fuel - Texas, making United Fuel Texas our wholly-owned subsidiary.

Of the 9,900,000 shares of our common stock issued to the original United Fuel - Texas stockholders issued pursuant to the merger, 7,785,000 were issued to Thomas Kelly, our current Chairman of the Board, and 865,000 were issued to Scott Heller, a former director and our former Chief Executive Officer. The remaining 1,250,000 shares of our common stock issued pursuant to the merger were issued to eight holders of United Fuel - Texas preferred stock.

On January 31, 2005, in preparation for the merger, we changed our name from “Brands Shopping Network, Inc.” to “United Fuel & Energy Corporation” and effected a 1-for-40 reverse stock split. As a result of the reverse stock split, the number of outstanding shares of our common stock was reduced from 9,178,294 shares to 229,457 shares plus the number of shares issuable in lieu of fractional shares resulting from the reverse stock split.

In addition, and in connection with the merger, BSN issued 1,125,000 shares of common stock in satisfaction of certain of its debt. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of United Fuel - Texas owned control of our common stock immediately after consummation of the merger. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization.

Effective April 1, 2006, we completed the acquisition of substantially all of the assets used in the gasoline, diesel, propane and lubricant business of Queen Oil and Gas Company, a New Mexico corporation (“Queen Oil”).

Effective June 30, 2005, we acquired the petroleum marketing assets of Clark Oil Company, located in Ada, Oklahoma (“Clark Oil”), including bulk plants in Ada, Duncan and Pauls Valley, Oklahoma, as well as several unmanned card lock sites.

Results of Operations

Three Months Ended June 30, 2006 Compared to Three Months Ended June 30, 2005

Sales and Other Revenues. Sales and other revenues increased by $29,276,000, or 46.1%, during the three months ended June 30, 2006, compared to the corresponding period in 2005. This increase was driven primarily by price increases. Selling prices for refined fuels increased approximately 32.7%, which accounted for approximately $20,444,000, due principally to increases in crude oil prices. Sales volumes increased approximately 13.9% which is primarily attributable to higher demand for diesel fuel in our market area and, to a lesser extent, the inclusion of three months of operations from the Clark Oil and Queen Oil acquisitions.

Cost of sales and gross profit. Cost of sales increased by $26,099,000, or 46.4%, during the three months ended June 30, 2006, as compared to the corresponding period in 2005, due primarily to continued increases in crude oil prices and, to a lesser extent, increased volumes, which includes three months of operations from the Clark Oil and Queen Oil acquisitions. Gross profit increased by $3,177,000, or 43.9%, to $10,409,000 in 2006 from $7,232,000 in 2005. Our gross profit as a percentage of sales decreased to 11.2% in 2006 from 11.4% in 2005. The decrease in this percentage reflects the impact of our following the general industry practice of pricing refined product sales based on cents per gallon markup rather than a percentage markup on a company’s cost of product. Gross profit per gallon increased 33.8% over 2005.

Operating expenses. Operating expenses increased by $1,029,000 or 32.5%, during the three months ended June 30, 2006, from the same period in 2005. The increase was a result of expenses related to employee costs and benefits by $482,000, primarily due to the additional staff from the Clark Oil and Queen Oil acquisitions, an increase in trucking costs of $616,000, offset somewhat by decreases in other operating costs. Operating expenses per gallon sold increased to $0.117 for the three months ended June 30, 2006 from $0.098 for the corresponding period in 2005 due to the reasons noted above for the increases in operating expenses, offset in part by an increase in volumes sold of 10.5%. As a percentage of sales, operating expenses declined to 4.5% from 5.0% which is caused by the increase in selling prices per gallon in 2006.

General and administrative expenses. General and administrative expenses increased $717,000, or 24.8% during the three months ended June 30, 2006 from the same period in 2005. Personnel costs associated with staff increases and related increases in health and other benefits amounted to an increase of approximately $433,000, which included $64,000 of compensation cost attributable to SFAS 123(R). Professional fees increased $95,000 for the three months ended June 30, 2006 over the same period in 2005. We also incurred an increase of $74,000 of travel in connection with the Queen Oil acquisition. Increases in various other general and administrative expenses contributed to the remaining increase.

Interest. Interest expense was $1,147,000 and $712,000 for the three months ended 2006 and 2005, respectively. The average amounts of applicable interest bearing debt during the three months ended June 30, 2006 and 2005 were $52,129,000 and $42,487,000 respectively. The increase in indebtedness is primarily attributable to the higher cost of products, which increased borrowings under the revolving line of credit, and to a lesser extent, additional term debt due to the Clark acquisition and capital expenditures financed. Our effective annualized interest rate was 8.9% for the three months ended June 30, 2006 as compared to 6.8% for the three months ended June 30, 2005.

Income Tax Expense. Income tax expense was $336,000, 36% of pre-tax income, for the three months ended June 30, 2006 compared to $78,000, 52% of pre-tax income, for the same period in 2005. The increase of $258,000 is due to a $777,000 increase in income before income tax expense for the 2006 period. The reduction in the effective tax rate to 36% from 52% is due to a significantly greater increase in the pre-tax income than in certain expenses that are not deductible for tax purposes.

Net Income. As a result of a combination of the factors described above, our net income increased by $519,000 to $590,000 for the three months ended June 30, 2006 from $71,000 for the corresponding period in 2005.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Sales and Other Revenues. Sales and other revenues increased by $48,228,000, or 40.2%, during the six months ended June 30, 2006, compared to the corresponding period in 2005. This increase was driven primarily by price increases. Selling prices for refined fuels increased approximately 30.1%, which accounted for approximately $35,685,000, due principally to increases in crude oil prices. Sales volumes increased approximately 10.4% which is primarily attributable to higher demand for diesel fuel in our market area and, to a lesser extent, the inclusion of six months of operations from the Clark Oil acquisition, and three months of operations from the Queen Oil acquisition.

Cost of sales and gross profit. Cost of sales increased by $43,494,000, or 41.1%, during the six months ended June 30, 2006, as compared to the corresponding period in 2005, due primarily to continued increases in crude oil prices and, to a lesser extent, increased volumes, which includes six months of operations from the Clark Oil acquisition and three months of operations from the Queen Oil acquisition. Gross profit increased by $4,734,000, or 33.1%, to $19,041,000 in 2006 from $14,307,000 in 2005. Our gross profit as a percentage of sales decreased to 11.3% in 2006 from 11.9% in 2005. The decrease in this percentage reflects the impact of our following the general industry practice of pricing refined product sales based on cents per gallon markup rather than a percentage markup on a company’s cost of product. Gross profit per gallon increased 25.5% over 2005.

Operating expenses. Operating expenses increased by $1,495,000 or 24.0%, during the six months ended June 30, 2006, from the same period in 2005. The increase was a result of expenses related to employee costs and benefits by $829,000, primarily due to the additional staff from the Clark Oil and Queen Oil acquisitions, an increase in trucking costs of $839,000, offset somewhat by decreases in other operating costs. Operating expenses per gallon sold increased to $0.111 for the six months ended June 30, 2006 from $0.097 for the corresponding period in 2005 due to the reasons noted above for the increases in operating expenses, offset in part by an increase in volumes sold of 8.0%. As a percentage of sales, operating expenses declined to 4.6% from 5.2% which is caused by the increase in selling prices per gallon in 2006.

General and administrative expenses. General and administrative expenses increased $1,415,000, or 24.8% during the six months ended June 30, 2006 from the same period in 2005. Personnel costs associated with staff increases and related increases in health and other benefits amounted to an increase of approximately $825,000, which included $128,000 of compensation cost attributable to SFAS 123(R). We also recognized a $97,000 expense relating to a non-cash stock award to our former President during the six months ended June 30, 2005 under the terms of a Restricted Stock Agreement. Professional fees increased $204,000 for the six months ended June 30, 2006 over the same period in 2005. We also incurred an increase of $240,000 of additional credit card and network transaction fees in 2006 compared to 2005, which was related to our membership in a nationwide fuel-card network and new agreements with other fleet fueling card providers. Increases in various other general and administrative expenses contributed to the remaining increase.

Interest. Interest expense was $2,156,000 and $1,294,000 for the six months ended 2006 and 2005, respectively. The average amounts of applicable interest bearing debt during the six months ended June 30, 2006 and 2005 were $50,239,000 and $40,719,000 respectively. The increase in indebtedness is primarily attributable to the higher cost of products, which increased borrowings under the revolving line of credit, and to a lesser extent, additional term debt due to the Clark acquisition and capital expenditures financed. Our effective annualized interest rate was 8.6% for the six months ended June 30, 2006 as compared to 6.4% for the six months ended June 30, 2005.

Income Tax Expense. Income tax expense was $410,000, 37% of pre-tax income, for the six months ended June 30, 2006 compared to $182,000, 45% of pre-tax income, for the same period in 2005. The increase of $228,000 is due to a $691,000 increase in income before income tax expense for the 2006 period. The reduction in the effective tax rate to 37% from 45% is due to a significantly greater increase in the pre-tax income than in certain expenses that are not deductible for tax purposes.

Net Income. As a result of a combination of the factors described above, our net income increased by $463,000 to $689,000 for the six months ended June 30, 2006 from $226,000 for the corresponding period in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Sales and Other Revenues. Sales and other revenues increased by $103,006,000, or 57.0%, during the year ended December 31, 2005, compared to the corresponding period in 2004. This increase was driven primarily by continued selling price increases, and, to a lesser extent, by volume increases, which includes six months of operations from the Clark Oil acquisition. Selling prices for refined fuels increased approximately 37.8% which accounted for an increase of approximately $67,192,000, due principally to increases in crude oil prices. Sales volumes increased approximately 14.3% which is primarily attributable to higher demand for diesel fuel in our market area and, to a lesser extent, the inclusion of six months of operations from the Clark Oil acquisition.

Cost of sales and gross profit. Cost of sales increased by $96,206,000 or 62.1%, during the year ended December 31, 2005, as compared to the year ended December 31, 2004, due primarily to continued increases in crude oil prices and, to a lesser extent, increased volumes, which includes six months of operations from the Clark Oil acquisition. Gross profit increased by $6,800,000, or 26.4%, to $32,579,000 in 2005, from $25,779,000 in 2004. Our gross profit as a percentage of sales decreased to 11.5% in 2005 from 14.3% in 2004. The decrease in this percentage reflects the impact of our following the general industry practice of pricing refined product sales based on a cents per gallon markup rather than a percentage markup on a company’s cost of product. We initiated certain pricing structure changes late in the third quarter and during the fourth quarter of 2005, and as a result, combined with continued demand, the gross profit per gallon increased 10.3%.

Operating expenses. Operating expenses increased by $2,393,000 or 20.9%, during the year ended December 31, 2005, from the same period in 2004. Common carrier expenses increased $430,000 due to increased usage related to higher volumes, the inclusion of six months of operation from the Clark Oil acquisition and an increase in fuel surcharges related to higher fuel costs. Payroll expenses increased $883,000 primarily due to the additional staff from the Clark Oil acquisition. Expenses related to our fleet of vehicles increased $549,000 primarily due to increased costs of fuel and oil. Although the majority of operating expenses are fixed, there are variable components which caused the increase, the most significant of which was the costs associated with our fleet of vehicles and trailers. Operating expenses per gallon sold increased to $0.103 for the year ended December 31, 2005 from $0.098 for the same period in 2004. As a percentage of sales, operating expenses declined to 4.9% from 6.3% due to the increase in selling prices per gallon in 2005.

General and administrative expenses. General and administrative expenses increased $2,708,000, or 27.3% during the year ended December 31, 2005 from the same period in 2004. The professional fees related to the merger and ongoing activities of public entity reporting and administration resulted in an increase in general and administrative expenses of approximately $722,000. We also increased our financial, accounting, sales and customer service staffs beginning in the fourth quarter of 2004 in preparation for public company reporting, administration and anticipated growth. Personnel costs associated with this staff increase amounted to increased general and administrative expenses of approximately $735,000. We incurred $311,000 additional credit card and network transaction fees in 2005 compared to 2004 relating to our membership in a nationwide fuel-card network and new agreements with other fleet fueling card providers. Our bad debt expense increased $266,000. Increases in advertising and other general expenses contributed to the remaining increase.

Interest. Interest expense was $3,239,000 and $1,955,000 for the years ended December 31, 2005 and 2004, respectively. The average amounts of applicable interest bearing debt during the year ended December 31, 2005 and 2004 were $45,279,000 and $34,528,000, respectively. The increase in indebtedness is primarily attributable to the higher cost of products, which increased borrowings under the revolving line of credit, and to a lesser extent, additional term debt due to the Clark acquisition and capital expenditures financed. Our effective annualized interest rate was 7.2% for 2005 compared to 5.7% for 2004.

Net Income. As a result of a combination of the factors described above, our net income increased by $473,000 to $879,000 for the year ended December 31, 2005 from $406,000 for the corresponding period in 2004.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003

Sales and Other Revenues. Revenues increased by $34,237,000, or 23.4%, during the year ended December 31, 2004, compared to the corresponding period in 2003. This increase was driven by price increases. Selling prices for refined fuels increased approximately 23.6%, which accounted for approximately $33,994,000, due principally to increases in crude oil prices. Sales volumes were virtually flat for 2004 compared to 2003.

Cost of sales and gross profit. Cost of sales increased by $33,146,000 or 27.2%, during the year ended December 31, 2004, as compared to the corresponding period in 2003, due primarily to price increases in crude oil. Gross profit increased by $1,091,000, or 4.4%, to $25,779,000 in 2004 from $24,688,000 in 2003. Our gross profit as a percentage of sales decreased to 14.3% in 2004 from 16.8% in 2003. The decrease in this percentage reflects the impact of the increase of our following the general industry practice of pricing refined product sales based on a cents per gallon markup rather than a percentage markup on a company’s cost of product. Gross profit per gallon increased 3.0% over 2003.

Operating expenses. Operating expenses decreased by $358,000 or 3.0%, during the year ended December 31, 2004, from the same period in 2003. Expenses related to employee costs and benefits decreased offset by an increase in trucking and other general operating costs. Operating expenses per gallon sold decreased to $0.098 for the year ended December 31, 2004 from $0.101 for the corresponding period in 2003. As a percentage of sales, operating expenses declined to 6.3% from 8.1% which is caused by the increase in selling prices per gallon in 2004.

General and administrative expenses. General and administrative expenses increased $2,051,000, or 26.1% during the year ended December 31, 2004 from the same period in 2003. We began to increase our financial, accounting, sales and customer service staffs at the beginning of the fourth quarter of 2004 in preparation for public company reporting, administration and anticipated growth. Personnel costs associated with this staff increase and related increase in health and other benefits amounted to an increase of approximately $539,000. We also recognized $192,000 expense relating to a non-cash stock award to our former President during the year ended December 31, 2004 under the terms of a Restricted Stock Agreement. Fees expensed relating to the merger was $319,000. The increase in professional fees over the same period in 2003 amounted to approximately $124,000. Our $445,000 of additional credit card and network transaction fees in 2004 compared to 2003, which was related to our membership in a nationwide fuel-card network and new agreements with other fleet fueling card providers. Increases in various other general and administrative expenses contributed to the remaining increase.

Interest. Interest expense was $1,955,000 and $1,958,000 for the years ended, 2004 and 2003, respectively. The average amounts of applicable interest bearing debt during the year ended December 31, 2004 and 2003 were $34,528,000 and $31,705,000 respectively. The increase in indebtedness is primarily attributable to the higher cost of products. Our effective annualized interest rate was 5.7% for 2004 compared to 6.2% for 2003.

Net Income. As a result of a combination of the factors described above, our net income decreased by $183,000 to $406,000 for the year ended December 31, 2004 from $589,000 for the corresponding period in 2003.

Liquidity and Capital Resources

General

The cost of our products is largely dependent on the price of crude oil. Sudden and significant increases in the cost of fuel and lubricant products may result in us not being able to pass these costs through to its customers on a timely basis and could have a negative impact on its margins of profit. Most of our debt is subject to interest at floating rates and as a result increases in interest rates will have a negative effect on its costs of borrowed funds and profit margin. These factors have and will continue to have a material impact on our operating, investing and financing cash flows.

Net Cash Provided/Used In Operating Activities

Net cash provided by operating activities amounted to $361,000 for the six months ended June 30, 2006, as compared to net cash used for operating activities of $3.0 million in 2005, resulting in an increase in cash provided of $3.4 million. Net income for the six months ended June 30, 2006 was $689,000, an increase of $463,000 from net income of $226,000 for the same period in 2005. The non-cash items of depreciation and amortization, deferred income taxes and other increased by $268,000 for the six months ended June 30, 2006 from the six months ended June 30, 2005. Also for the six months ended June 30, 2005 we recognized $97,000 relating to a non-cash stock award to our former President under the terms of a Restricted Stock Agreement. Effective January 1, 2006, we adopted SFAS No. 123(R) and compensation cost that has been charged against income was $128,000 for the six months ended June 30, 2006. For 2006, accounts receivable increased $4,387,000, accounts payable increased $2,512,000, accrued expenses increased $736,000, and accrued income taxes increased $349,000, as compared to 2005, when accounts receivable increased $6.4 million, accounts payable increased $3.5 million and inventories increased $1.3 million.

Net Cash Used in Investing Activities

Net cash used for investing activities was $9.6 million for the six months ended June 30, 2006 and $2.3 million for the same period in 2005, a net change of $7.3 million. Cash expenditures for property, plant and equipment for 2006 totaled $544,000 as compared to $745,000 for 2005. The primary use of cash in 2006 was $8.9 million for the acquisition of the Queen Oil assets.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $15.2 million for the six months ended June 30, 2006, as compared to $5.4 million for 2005, an increase of $9.8 million. In 2006, we increased net borrowing by $2.4 million under our revolving credit facility and repaid $708,000 of our term notes payable. Additionally, we received proceeds of $13.5 million, net of issuance costs, for the issuance of common and preferred stock. For the six months ended June 30, 2005, we increased net borrowings by $4.9 million under our revolving credit facility and repaid $502,000 of our term notes payable and received proceeds of $1.1 million, net of issuance costs, for the issuance of common stock.

Cash Flows from Operating Activities

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net cash used for operating activities amounted to $3.7 million in 2005 compared to $6.4 million in 2004, a decrease of $2.7 million. Net income in 2005 was $879,000, an increase of $473,000 from net income of $406,000 in 2004. The non-cash items of depreciation and amortization, loss on sale of fixed assets, deferred income taxes and other decreased by $807,000 for the year ended December 31, 2005 from the year ended December 31, 2004. We also recognized $193,000 for the year ended December 31, 2005 and $192,000 for the year ended December 31, 2004 relating to a non-cash stock award to our former President under the terms of a Restricted Stock Agreement. Changes in operating assets and liabilities reduced cash flows by $5.9 million in 2005, as compared to a reduction of $8.9 million in 2004. Increases in accounts receivable, inventories and accounts payable were the primary causes of the decrease in cash used for 2005 as compared to 2004. For 2005, accounts receivable increased $9.0 million, accounts payable increased $5.4 million and inventories increased $2.8 million, as compared to 2004, when accounts receivable increased $11.2 million, accounts payable increased $3.6 million and inventories increased $571,000. These increases were principally due to increases in prices for refined products, which were driven by the increased cost of crude oil.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net cash used for operating activities amounted to $6.4 million in 2004 compared to net cash provided by operating activities of $2.7 million in 2003, an increase of $9.1 million. Net income in 2004 was $406,000, a decrease of $183,000 from net income of $589,000 in 2003. The non-cash items of depreciation and amortization, loss on sale of fixed assets and deferred income taxes decreased by $418,000 for the year ended December 31, 2004 from the year ended December 31, 2003. We also recognized $192,000 for the year ended December 31, 2004, with no comparable item for the year ended December 31, 2003, relating to a non-cash stock award to our former President under the terms of a Restricted Stock Agreement. Changes in operating assets and liabilities reduced cash flows by $8.9 million in 2004, as compared to a reduction of $167,000 in 2003. Changes in accounts receivable, income tax receivable and accounts payable were the primary causes of the increase in cash used for 2004 as compared to 2003. For 2004, accounts receivable increased $11.2 million, accounts payable increased $3.6 million, as compared to 2003, when accounts receivable increased $2.0 million, accounts payable increased $638,000 and an increase due to an income tax receivable of $873,000. These increases were principally due to increases in prices for refined products, which were driven by the increased cost of crude oil.

Cash Flows from Investing Activities

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net cash used for investing activities was $5.6 million for 2005 and $936,000 for 2004, a net change of $4.7 million. Cash expenditures for property, plant and equipment for 2005 totaled $1.5 million as compared to $1.0 million for 2004. Most of the 2005 expenditures were for the upgrade of our transportation fleet and card lock sites and the construction of one new card lock site. Also, effective June 30, 2005, we acquired assets of Clark Oil Company which required $1,367,000 in cash plus transaction costs of $533,000, and paid $2,083,000 for accounts receivable and inventory. As of December 31, 2005, our net cash expended for the Clark Oil acquisition was $3,983,000.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net cash used for investing activities were $936,000 for 2004 and $1.4 million for 2003, a decrease of $469,000. The primary use of funds for both years was capital expenditures for property, plant and equipment.

Cash Flows from Financing Activities

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net cash provided by financing activities was $9.2 million for the 2005, as compared to $6.7 million for 2004, an increase of $2.5 million. In 2005, we increased net borrowing by $9.2 million under our revolving credit facility and repaid $1.1 million of our term notes payable. Additionally, we received proceeds of $1.4 million, net of issuance costs, for the issuance of common stock. In 2004, we increased net borrowings by $3.5 million under our revolving credit facility and borrowed $5.5 million of new term debt, which was used to pay down our revolving credit facility and repay $3.7 million of our notes payable. Additionally in 2004, we received proceeds of $2.2 million, net of issuance costs, for the issuance of common stock.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net cash provided by financing activities was $6.7 million for 2004, as compared to net cash used for financing activities of $447,000 for 2003, an increase of $7.1 million. In 2004, we increased net borrowing by $3.5 million under our revolving credit facility and borrowed $5.5 million of new term debt, which was used to pay down our revolving credit facility and repay $3.7 million of our term notes payable. Additionally in 2004, we received proceeds of $2.2 million, net of issuance costs, for the issuance of common stock, as compared to 2003, when we increased net borrowing by $1.9 million under our revolving credit facility and repaid $1.4 million of our term notes payable.

Capital Resources

We currently have four credit facilities: a revolving line of credit, and three term loans, including (i) a term loan, due November 1, 2009, with a balance at June 30, 2006 of approximately $ 4,245,000, (ii) a term loan, due October 3, 2010, with a balance of approximately $ 1,131,000, and, (iii) a term loan, due October 10, 2009 which has a balance of approximately $1,317,000.

Our revolving line of credit provides for borrowing of the lesser of $55,000,000 or a borrowing base, which establishes a borrowing limit based on our accounts receivable, inventory, rolling stock and certain other assets at varying established advance rates. The revolving line of credit is secured by accounts receivable, inventory, cash value of life insurance polices, rolling stock and a limited personal guarantee by our principal stockholder. Interest is payable monthly at prime plus 0.5% or LIBOR plus 3.0%, at our option, (8.50% at June 30, 2006). The revolving line of credit matures on September 30, 2007, and was amended in March 2006, effective as of November 30, 2005 to, (i) amend a financial covenant to be more favorable to us, and (ii) increase the interest rate on $3,000,000 of the revolving line of credit to prime plus 3.0%. As of June 30, 2006, $43,189,000 was borrowed under the revolving line of credit.

The term loan due November 1, 2009 has a principal balance of $4,245,000. The interest rate of the term loan is prime (as defined) plus 1.5% (9.75% at June 30, 2006), and is payable in monthly installments of $65,500 plus interest with the balance due at maturity. The term loan is secured by a first lien on certain assets of Eddins-Walcher Company, including but not limited to, equipment (excluding rolling stock), real estate, storage tanks and certain guaranties, including the personal guarantee of our principal stockholder. The term loan provides for certain financial covenants including the maintenance of a current ratio and net worth requirements.

The term loan due October 10, 2009 has a principal balance of $1,317,000. The interest rate for the term loan is prime plus 1% adjustable annually on October 10 (7.75% at June 30, 2006). Principal and interest in the amount of $14,657 is payable monthly with the balance due at maturity. The term loan is secured by property, plant and equipment of our subsidiary Three D Oil of Kilgore, Inc. and contains certain financial covenants. This term loan was amended in March 2006, effective as of June 30, 2005, to amend a financial covenant to be more favorable to us.

The term loan due October 3, 2010 has a principal balance of $1,131,000. The term loan is payable in monthly principal and interest payments of $14,690 and the interest rate is prime plus 1.5% (9.75% at June 30, 2006). The debt is secured by first lien on the property, plant and equipment acquired through the Clark Oil acquisition.

Part of our business plan is to grow our business through acquisitions. Any future acquisitions will require additional financing and/or equity capital and will be dependent upon the availability of financing arrangements and capital at the time.

Effective June 30, 2005, we acquired the petroleum marketing assets of Clark Oil Company, located in Ada, Oklahoma, including bulk plants in Ada, Duncan and Pauls Valley, Oklahoma, as well as several unmanned card lock sites. The assets acquired were in the amount of $5,683,000 and consisted of property, plant and equipment of $2,442,000, accounts receivable of $1,323,000, inventories of $760,000 and goodwill of $1,158,000.

The assets were acquired for (i) $1,200,000 cash and (ii) debt financing of $1,000,000, in the form of two promissory notes to the Clark Oil shareholders, each in the principal amount of $500,000, bearing 8% interest, as amended, with payments due in equal monthly installments continuing until June 27, 2010 and (iii) payables to the Clark Oil shareholders in the amounts of $1,323,000 for the accounts receivable and, $760,000 for the inventory, leaving a balance of $1,400,000 which was to be paid after we secured additional bank financing.

Upon attaining such financing in November 2005, we paid the shareholders of Clark Oil $1,400,000 and paid the accounts receivable payable and inventory payable as per the terms of the purchase agreement.

At the closing of the Clark Oil acquisition, we had accrued $327,000 in transaction expenses, and since then have incurred additional transaction expenses related to the acquisition in the amount of $240,000, of which $34,000 was incurred in the six months ended June 30, 2006. All of the transaction expenses have been allocated to goodwill.

The promissory notes issued to the Clark Oil stockholders have been secured by a mortgage security agreement and collateral assignment, except that the stockholders have agreed to subordinate their security interests to loans from our bank lenders. Our obligations under the promissory notes are guaranteed by two of our stockholders.

Effective April 1, 2006 we acquired substantially all of the assets used in Queen Oil and Gas Company’s gasoline, diesel, propane and lubricant business.

The assets acquired were in the amount of $11,666,000 and consisted of property, plant and equipment of $6,225,000, accounts receivable of $4,218,000 and inventory of $1,223,000. In addition, $209,000 of transaction costs have been incurred, of which $167,000 has been allocated to property, plant and equipment and $42,000 has been allocated to goodwill.

As consideration for the acquisition of the assets, we paid approximately $6,225,000 in cash. We were obligated to pay fifty percent (50%) of the estimated outstanding accounts receivable and fifty percent (50%) of the agreed upon value of the inventory by April 4, 2006, which amounted to $2,500,000 in the aggregate ($2,000,000 for 50% of the estimated outstanding accounts receivable and $500,000 for 50% of the value of the inventory).

One hundred and twenty (120) days after the closing, we are obligated to pay any additional amount to Queen equal to the total of (A) the amount of accounts receivable outstanding at the closing date that are actually collected, less the $2,000,000 paid on April 4, and (B) the value of the inventory, less the $500,000 paid on April 4.

Common Stock - On March 9, 2006, we sold a total of 666,666 shares of our common stock in a private placement of our securities to two institutional investors in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of common stock for $1.50 per share, resulting in gross proceeds of $999,999. Our net proceeds from the sale was approximately $929,999 after payment of a commission of approximately $70,000 to our placement agent.

Common Stock - On March 29, 2006, we sold a total of 666,667 shares of our common stock in a private placement of our securities to one institutional investor in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of common stock for $1.50 per share, resulting in gross proceeds of $1,000,000. Our net proceeds from the sale was approximately $930,000 after payment of a commission of approximately $70,000 to our placement agent.

Preferred Stock - On March 31, 2006, we sold a total of 6,750 shares of our Series A 8% Convertible Preferred Stock, which has a liquidation preference, an optional conversion by the holder into common stock at an initial conversion price of $1.50, anti-dilution protection, an optional redemption after five years by the holder and special voting rights. The holders of the Series A Preferred Stock are entitled to receive cumulative dividends at the rate of 8% per annum, payable quarterly, provided, however, that for one year from March 31, 2006 the Company may, at its discretion, pay the 8% dividend in shares of the Company’s common stock based on a computed average stock price and subject to certain share registration requirements. The Series A Preferred Stock was sold in a private placement to 14 investors in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of Series A Preferred Stock for $1,000 per share, resulting in gross proceeds of $6,750,000. Our net proceeds from the sale were $6,177,500 after payment of a commission and fees of approximately $572,500.

We also issued a warrant for the purchase of 291,667 shares of our common stock at an exercise price of $1.65 to our placement agent pursuant to the terms of our engagement agreement with them and reimbursed them for $15,200 in expenses at the first closing of the sale of Series A Preferred Stock.

On April 25, 2006, we sold a total of 6,050 shares of our Series A 8% Convertible Preferred Stock, which has a liquidation preference, an optional conversion by the holder into common stock at an initial conversion price of $1.50, anti-dilution protection, an optional redemption after five years by the holder and special certain voting rights. The holders of the Series A Preferred Stock are entitled to receive cumulative dividends at the rate of 8% per annum, payable quarterly, provided, however, that for one year from March 31, 2006 the Company may, at its discretion, pay the 8% dividend in shares of the Company’s common stock based on a computed average stock price and subject to certain share registration requirements. The Series A Preferred Stock was sold in a private placement to seven investors in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of Series A Preferred Stock for $1,000 per share, resulting in gross proceeds of $6,050,000. Our net proceeds from the sale were $5,626,500 after payment of a commission and fees of approximately $423,500.

We also issued a warrant for the purchase of 201,667 shares of our common stock at an exercise price of $1.65 to our placement agent pursuant to the terms of our engagement agreement with them and reimbursed them for $2,400 in expenses at the second closing of the sale of Series A Preferred Stock.

In June of 2006, we issued a warrant to a financial advisor for the purchase of 50,000 shares of our common stock at an exercise price of $1.65 per share and which expires five years from date of issuance.

We are in discussions with potential targets from time to time, but have not entered into any definitive agreement concerning any acquisitions at this time. We can make no assurances that we will be able to consummate these or any other acquisitions.

Capital Expenditures

During the six months ended June 30, 2006, we had capital expenditures of approximately $1,115,000 which were used to purchase various business assets. We expect to fund future equipment expenditures from a combination of cash flow from operations, borrowings and capital leasing arrangements.

During the year ended December 31, 2005, we had capital expenditures of approximately $2,864,000 (excluding $2,442,000 of property, plant and equipment acquired with the Clark Oil acquisition), which was used to purchase a combination of vehicles, equipment and computerized equipment on our card lock sites and for the construction of one new card lock facility. We expect capital expenditures for 2006 to be approximately the same as the expenditures for 2005, and expect to fund such expenditures from a combination of cash flow from operations, borrowings and capital leasing arrangements.

Contractual Obligations and Commitments

The following table presents our long-term contractual obligations as of December 31, 2005 in total and by period due beginning in 2006. Our operating leases contain renewal options that are not reflected in the table below, some of which are likely to be exercised.

		Payments Due by Period
	Total	Less than 1 Year	2-3 Years	4-5 Years	Over 5 Years
Contractual Obligations	(In thousands)
Long Term Debt	$49,064	$1,713	$42,450	$4,775	$126
Operating Lease Obligations	$1,141	$353	$563	$153	$72

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Subsequent to our merger with United Fuel - Texas, which was effective on February 7, 2005, our new management team notified Beckstead & Watts LLP that it would be replaced as our auditors effective as of March 1, 2005. This action was approved by our Board of Directors. Beckstead & Watts had served as our independent auditors for the fiscal years ended December 31, 2004 and December 30, 2003 while we had operated under the name “Brands Shopping Network, Inc.” and prior to our acquisition of the United Fuel - Texas business. Beckstead & Watts’ report on our consolidated financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except as follows: In a report dated January 28, 2005 and March 30, 2004 for financial statements for our fiscal year ended December 31, 2004 and December 31, 2003, respectively, Beckstead & Watts indicated that: “The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During our former fiscal years ended December 31, 2004 and December 31, 2003 and until Beckstead & Watts’ termination, there were no disagreements with Beckstead within the meaning of item 304 of regulation S-K or any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction, would have caused Beckstead & Watts to make reference to the subject matter of the disagreements in connection with its reports. Additionally, during our former fiscal years ended December 31, 2004 and December 31, 2003, until Beckstead & Watts’ termination, there were no “reportable events” (as such term is defined in item 304(a)(1)(v) of regulation S-K).

On May 2, 2005, we engaged Johnson, Miller & Co. as our independent accountants to audit our consolidated balance sheet as of December 31, 2005 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. The Board of Directors approved the appointment of Johnson, Miller & Co. as its outside independent accounting firm. During our two most recent fiscal years and any subsequent interim period prior to the engagement of Johnson, Miller & Co., neither we nor anyone on the our behalf consulted with Johnson, Miller & Co., regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event.”

Quantitative And Qualitative Disclosures About Market Risk

Market Risk

The cost of our products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control. When sudden and significant increases in the cost of fuel and lubricant products occur, we may not be able to pass on these increases through timely price increases to our customers. The timing of the passing of these costs through to our customers can significantly affect our margins. We do not have any hedging transactions in place to reduce the effect of price volatility of our product costs.

Interest Rate Risk

Our revolving line of credit and three term loans are subject to interest at floating rates above the prime rate (as defined) and LIBOR. As a result, our interest costs associated with this debt may fluctuate. At June 30, 2006, we had approximately $49,882,000 of debt subject to floating rates of interest. An increase of 100 basis points from the June 30, 2006 rates would increase our interest expense by approximately $499,000 per year. We do not have any interest rate swaps in place to reduce the effect of increases in interest rates.

Inventory Valuation

We state our product inventories at the weighted-average cost. Cost is determined using the weighted-average inventory valuation method. Under the weighted-average cost inventory method, a weighted-average cost per unit is recomputed after every purchase. Costs of goods sold are recorded at the most recent weighted average cost.

Long-lived Assets

We calculate depreciation and amortization based on estimated useful lives and salvage values of our assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as competition, regulation or environmental matters could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization. We evaluate long-lived assets for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount which a long-lived asset’s carrying value exceeds its fair value. Estimates of future discounted cash flows and fair value of assets requires subjective assumptions with regard to future operating results and actual results could differ from those estimates. No impairments of long-lived assets were recorded during the fiscal years ended December 31, 2005, 2004, and 2003.

Contingencies

We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter of changes in approach such as a change in settlement strategy in dealing with these matters. There were no contingencies recorded at December 31, 2005.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financials statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and any related disclosures of contingent asset and liabilities as of the date of the financial statements. Actual results may differ from these estimates under different assumptions or conditions. We consider the following policies to be the most critical to understanding the judgments that are involved and the uncertainties that could impact its results of operations, financial condition and cash flows. For additional information, see Note 1 to the Consolidated Financial Statements “Description of Business and Summary of Significant Accounting Policies” in Item 8.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with early application encouraged.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29. SFAS No. 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Statement indicates that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary exchanges occurring in periods beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123(R) “Share-Based Payment,” an amendment to SFAS No. 123 which supersedes SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS 123(R) establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB 25. SFAS No. 123(R) also requires a public entity to present its cash flows provided by tax benefits from stock options exercised in the Financing Cash Flows section of the Statement of Cash Flows. In April 2005, the SEC issued Staff Accounting Bulletin 107 (“SAB 107”) which provides guidance on SFAS No. 123 (R). SAB 107 permits registrants to choose an appropriate valuation technique or model to estimate the fair value of share options, assuming consistent application, and provide guidance for the development of assumptions used in the valuation process. Additionally, SAB 107 discusses additional disclosures to be made in registrants’ periodic reports. Public companies will be required to implement SFAS 123(R) in the next fiscal year which begins after December 15, 2005. Since it is our current intention to use stock-based compensation in the future as a component of employee compensation, and we have previously followed the intrinsic method, the implementation of this pronouncement will reduce our future earnings or increase our future losses. The amount of such reductions have not been estimated as of December 31, 2005.

The Emerging Issues Task Force (“EITF”) of the FASB is currently considering Issue No. 04-13 (“Issue”), “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” This Issue addresses accounting matters that arise when one company both sells inventory to and buys inventory from another company in the same line of business - specifically, when it is appropriate to measure purchases and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as an exchange measured at the book value of the item sold.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies the definition and treatment of conditional asset retirement obligations as discussed in SFAS Statement No. 143 “Accounting for Asset Retirement Obligations.” A conditional asset retirement obligation is defined as an asset retirement activity in which the timing and/or method of settlement are dependent on future events that may be outside the control of the Company. FIN 47 states that a Company must record a liability when incurred for conditional asset retirement obligations if the fair value of the obligation is reasonably estimable. FIN 47 is intended to provide more information about long-lived assets, more information about future cash outflows for these obligations and more consistent recognition of these liabilities. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company does not believe that its financial position, results of operations or cash flows will be impacted by FIN 47.

On May 30, 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 eliminates the requirement in APB Opinion No. 20 to include the cumulative effect of changes in accounting principle in the income statement in the period of change. Instead, to enhance the comparability of prior period financial statements, SFAS No. 154 requires that changes in accounting principle be retrospectively applied. Under retrospective application, the new accounting principle is applied as of the beginning of the first period presented as if that principle had always been used. The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented, and the offsetting adjustments are recorded to beginning retained earnings. Each period presented is adjusted to reflect the period-specific effects of applying the change. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by any accounting pronouncement that does not include specific transition provisions. Under SFAS No. 154, a change in reporting entity is also retrospectively applied as of the beginning of the first period presented. A change in accounting estimate continues to be accounted for in the period of change and future periods. A change in accounting estimate that is effected by a change in accounting principle (e.g., a change in the method of depreciation) will be accounted for as a change in estimate. A correction of an error continues to be reported by restating prior period financial statements as of the beginning of the first period presented. SFAS No. 154 also carries forward the provisions of SFAS No. 3, which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Management does not believe these new standards will have a material impact on its consolidated financial statements.

THE BUSINESS

Corporate Background

Our company was incorporated on April 5, 2000 under the laws of the State of Nevada under the name “USA Dealers Auction.com, Inc.” On January 30, 2002, we merged with Brands Shopping Network, Inc., a Nevada corporation and changed our name to “Brands Shopping Network, Inc.” On February 7, 2005, we acquired United Fuel & Energy Corporation, a Texas corporation, which was formed in 1998 for the purpose of consolidating companies distributing gasoline, diesel, propane and lubricant. At the time of the merger, United Fuel & Energy Corporation had consolidated three such companies: Frank’s Fuels, Inc., Eddins-Walcher Oil Company, and Three D Oil Company, Inc. In conjunction with the acquisition, we changed our name to “United Fuel & Energy Corporation.” On June 30, 2005, we acquired Clark Oil Company, an Oklahoma corporation engaged in the sale and distribution of bulk fuel and lubricant products, packaged lubricants and bobtail fuel deliveries and continue to seek other favorable acquisition opportunities in the fuel and lubricant distribution industry.

Company Overview

We are one of the largest distributors of fuel (including gasoline, diesel and propane) and lubricant products to customers in rural markets in the southwestern and south-central United States. We differentiate ourselves from our competitors by providing industry leading service and reliability to our customers. We market our products and services under the established trade names of “Eddins-Walcher (EWC),” “Queen Oil & Gas,” “Three D Oil (TDO)” and “Clark Oil.” These trade names have a reputation in our industry as being leading service providers based on the decades of operating history and experience, which we have attained through our acquisitions. We have a leading market position in the Permian Basin providing fuel to approximately 70% of the oil and gas drilling rigs in the market area. We believe we can increase our market share in our existing markets by providing superior customer service and reliability in what is otherwise a commodity business. We also plan to selectively acquire companies that strategically fill in geographic gaps in our existing markets in Texas, New Mexico and Oklahoma along with opportunities we find in contiguous markets. On February 7, 2005, we became a public company through a reverse merger. Our common stock currently trades on the OTC Bulletin Board under the ticker “UFEN.OB” We intend to apply for listing on one of the national stock exchanges or on the NASDAQ national market.

We primarily distribute fuel and lubricant products in rural markets in Texas, eastern New Mexico and southeast Oklahoma. During the year ended December 31, 2005, we sold an aggregate of approximately 133.8 million gallons of product, consisting of approximately 119.6 million gallons of fuels (other than propane), 4.4 million gallons of lubricants, and 9.8 million gallons of propane through our distribution system. During 2005 we distributed our products in the following geographic markets:

•	West Texas (67%)
•	Eastern New Mexico (22%)
•	East Texas (7%)
•	Oklahoma (4%)

We currently serve the following customer base:

•	Oil Field & Rig support (63%)
•	Commercial & Industrial (31%)
•	Agricultural (4%)
•	Consumer Propane (2%)

We purchase fuel products from companies such as Shell, Navajo and Alon and lubricants from companies such as Shell, ExxonMobil and Citgo, as well as from Basin Tech (our private label line of lubricants), and distribute such products to a variety of customers throughout the southwest United States.

Operations

We sell and distribute fuels and lubricants to a diverse base of industrial, commercial and residential customers. As of June 30, 2006, we operated through 96 public and private card lock sites and 19 branch offices. We employ approximately 275 personnel in our business.

We distribute products to our customers primarily through the following methods:

•	sales of gasoline and diesel fuel through unattended refueling stations, or “card lock” sites to commercial vehicles and fleets
•	wholesale distribution of fuels and lubricants to commercial customers
•	sales of propane to residential customers

Card Lock Operations

Our card lock sites enable commercial vehicles and fleets to refuel at convenient locations in a safe and secure environment. We typically issue each user a proprietary card that gives the user access to specific types of fuel. To access the fuel pump, the user inserts the proprietary card into the card reader and enters certain information, including PIN (personal identification number), odometer reading and unit number. Our typical card lock site is a one to two acre facility, generally located on the outskirts of commercial areas or on business loops. Our card lock sites have access which can readily accommodate the low maneuverability of the large vehicles that use the sites. Some sites have higher canopies covering the pumps to accommodate large eighteen wheeled vehicles and trailers loaded with equipment.

Wholesale Distribution of Fuels & Lubricants

A large number of our fuel and lubricants we deliver requires specially trained personnel and trucks that specialize in delivering fuel and lubricants to oil field based equipment, which operate nearly 24 hours per day, seven days a week. Our fleet of approximately 280 vehicles and trailers ranges from half ton pick-up trucks to large bobtail and other trucks capable of carrying up to 100,000 pounds, which are used to move products and equipment to various locations. The majority of our fleet maintenance is performed in-house at the Company’s primary facility in Odessa, Texas.

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Fuels - We transport fuel, including gasoline, diesel, kerosene and aviation gasoline, using our own fleet of bobtail trucks and tank transports. In addition, we specialize in supplying standby bobtail services to oil field service companies. We sell and distribute our fuel products to a diverse customer base, including , city and state agencies, gas stations, trucking companies and oil field service companies.

•
Lubricants - We transport lubricants, including gear oil, gas engine oil, heavy duty motor oil, hydraulic oil, transmission oil, specialty high temperature tolerant greases and synthetics, using our fleet of trucks for delivery to a variety of industrial and commercial customers. We sell and distribute our lubricant products to companies with power generation facilities, gas engine compressors, commercial vehicle fleets, oil field equipment, etc. We distribute lubricant products from companies such as Shell, Exxon-Mobil, Citgo and Basin Tech (our private label line of lubricants), to name a few.

Propane Distribution

We transport propane to our customers using our own fleet of trucks, typically to customer tanks which we have supplied. We own approximately 3,500 propane tanks varying in size from 250 to 6,000 gallons, which we have placed at customer locations. All of our major facilities have bulk propane storage capacity. We purchase our propane from suppliers including Duke Energy, Dynegy, Phillips and Occidental Petroleum depending on the geographic location.

Customers

We market our products and services to a broad range of customers, including (i) distribution of fuels to oil and gas exploration and service companies, city and state agencies, construction and trucking companies, (ii) distribution of lubricants to a variety of industrial and commercial customers, and (iii) the distribution of propane to commercial and residential customers.

We have a diversified customer base and for the year ended December 31, 2005, no customer accounted for in excess of 10% of our consolidated revenues.

Industry Overview

The fuel and lubricants distribution industry comprises establishments with bulk liquid storage facilities primarily engaged in wholesaling petroleum based products, including liquefied petroleum gas, lubricants, propane, and other fuels. Fuel and lubricant distributors deliver gasoline, diesel, propane, kerosene, lubricant and other petroleum based products via fleets of tanker trucks, trailers, and bobtail trucks. Typical end-users include oilfield service companies, mining operations, auto dealerships and service centers, gas stations, trucking companies, the residential sector and other various industrial users. Typical industrial lubricant products include gear oil, gas engine oil, heavy duty motor oil, hydraulic oil, transmission oil, and grease for use in a variety of industrial and commercial power plants, engines, compressors, and vehicles.

According to the Energy Information Agency, U.S. petroleum consumption is expected to increase 25% through 2025 despite average crude oil prices remaining above $45.00 per barrel during that time period. This growth in demand is likely to lead to continued oil exploration, drilling and refining efforts. Demand for oilfield equipment and services, and related fuel and lubricant needs, is related to the level of expenditures by the oil and natural gas industry for the exploration, development and production of crude oil and natural gas reserves. With crude oil prices expected to remain high, drilling activity and thus demand for oil field and rig support services is expected to remain strong.

Our Strategy

Our goal is to become the premier single source provider of fuel and lubricant products to a diverse customer base throughout rural markets in the southwest and south-central United States. We believe we have a reputation in our industry as a superior provider of customer service and that our competitive advantage will be strengthened by our ability to help end users meet their fueling needs. We intend to continue to offer same day delivery to our customers and focus on their end user needs. We currently operate in rural markets in Texas, eastern New Mexico and southeast Oklahoma and plan to expand and increase our market penetration throughout the rural markets of the states of Texas, New Mexico and Oklahoma and in other rural markets where business conditions are favorable. We plan to use a combination of selective acquisitions and organic growth initiatives to expand our service footprint and capabilities to meet our customers’ desire to deal with larger suppliers that can deliver a wide range of products over a broad geographic footprint.

Selective Acquisitions

There is significant customer demand for a single source supplier of fuels and lubricants in our target markets. We plan to selectively acquire companies in our fragmented target markets that strategically fit our goal of becoming the premier single source provider of fuel and energy products throughout the southwest and south central United States. We will initially focus on companies that fill in geographic gaps in our existing markets in Texas, New Mexico and Oklahoma along with opportunities we find in contiguous markets. We will also look for companies that provide customer and industry diversification to our existing base of business.

Selective acquisitions bring several benefits to our growth strategy and operations, including:

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An extended geographic reach - Many of our fuel and lubricant customers are large and operate across a large regional or national footprint. Selective acquisitions enable us to expand our service area into markets where our core customers already operate and would like us to service them.

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Geographic and customer diversity - Selective acquisitions will provide geographic diversification and reduce customer and industry concentration. For example, our current customer base has a significant concentration of oil and gas companies. The Clark Oil acquisition added diversification because it primarily services mining companies in southeast Oklahoma, which reduces our reliance on the oil and gas industry.

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Increased financial and operational scale - To become a single source provider in servicing customers across a larger geographic footprint and in greater volumes, selective acquisitions can give us the financial and operational scale necessary to meet customer needs.

•
Increased market share - As we increase our geographic presence and operations, we believe we will be one of a few fuel and lubricant distributors able to meet customers’ diverse needs on a large scale. We believe that this scale, coupled with industry leading customer service and reliability, should enable our customers to increasingly rely on us to service their needs, rather than relying on multiple smaller operators.

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Operating synergies and buying power - As we gain critical mass, there are numerous overhead and operational costs that we believe can be eliminated from acquired companies by integrating those operations into our operations. Further, as we grow, our purchasing power will enable us to gain favorable product discounts while maintaining price, which we believe will favorably impact our bottom line.

Organic Growth

We believe we can increase our market share in our target markets by providing superior customer service and reliability in what is otherwise a commodity business. With our decades of operating experience, we believe we have developed a business model based on superior customer service and reliability. Our strategy is not to be the least expensive fuel and lubricant supplier in our markets, but is to add value to the supply and distribution process for our customers. Several organic growth initiatives we are pursuing to increase market share in current and future target markets include:

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Upgrading existing card lock sites and developing new ones - Our target markets have a strong concentration of our core customers and sufficient potential to attract new customers that we believe justifies the upgrade of our existing card lock sites, as well as development of new card lock sites. Card locks in areas with high concentration of our core customers average fuel volumes of 170,000 gallons per month.

•
Identifying new end-markets for fuel & lubricants - Several of our customers that operate on a regional or national level have asked us to provide fuel and lubricant supply services in markets that we do not currently serve, but are targeting for expansion. In addition, we have just begun to target the automotive segment (car dealerships and repair shops for example) and the growing commercial and industrial segments (machine shops and small fleets for example).

•
Implementing modern technologies - We believe that by implementing modern technologies into our business, such as tracking technologies for our use in our distribution chain, we will be better able to differentiate our service and provide additional value to our customers.

Competition

The principal bases on which we compete are the reliability and quality of service, responsiveness to customer needs, the price of products, the location of facilities, and the availability of the products. We believe our competitive advantages are as follows:

•	We have built a long reputation for the timely delivery of the product ordered, upon which our customers have come to rely.

•	We have a highly professional, well trained and courteous staff of employees who are on call 24 hours a day, seven days a week to meet the needs of our customers.

•	Our relationships with our principal suppliers and the significance of our competitive position in our market areas allow us to provide competitive pricing.

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We have 83 public and private card lock sites and 17 branch offices that are strategically located, built to accommodate the large vehicles that many of our customers utilize in their fleets, equipped for fast fueling of larger fuel tanks and situated in the market areas necessary to meet the needs of our customers.

•
Our relationship with our principal suppliers and their product offerings that are available to us allows us to provide the products requested by our customers and the maintenance and operation of rolling stock specially designed to meet customer needs, which provides for the timely, cost effective and safe delivery of those products to the customer.

•
Our relationship with our primary customers affords us the opportunity for ongoing communication that provides us with information about our competitive environment and allows us to strategically plan for changes in our marketplace.

The fuel and lubricants distribution business is highly competitive. We face competition from competitors who are both larger and smaller than we are. Larger competitors may have substantially greater financial resources than us, which may provide them with some competitive advantages. Some of the advantages of these larger competitors are (i) a greater ability to secure credit from lenders and suppliers and capital from the market place, which could allow them greater buying power with suppliers and greater capital for acquisitions; (ii) the ability to obtain price and volume advantages from suppliers enabling them to be more price competitive; (iii) a more geographically diverse network of locations to better take advantage of supply and demand of products at various locations and to provide a buffer against localized soft economic conditions; and (iv) the ability to enhance or develop technology. Smaller competitors in certain of our market areas, which may have lower infrastructure or overhead costs than us, may seek to gain market share by offering lower prices for their products.

Working Capital

Our business requires us to use substantial working capital primarily for fuel and labor costs prior to receiving payments from customers. The fuel we purchase for resale to customers generally must be paid for within 10 days of purchase, with labor and related costs paid bi-weekly. We invoice customers both daily and on certain cycles during the month to some customers and generally collect on our accounts within an average of approximately 50 days. Because of fluctuations in product prices and its effect on our accounts receivable balances, we calculate our approximate collection period for receivables using the trailing two months of sales verses the normal calculation using the trailing twelve months.

Raw materials

Diesel fuel, gasoline and propane are commodities which are refined and distributed by numerous sources. We purchase unbranded fuel from multiple suppliers at daily market prices and in some cases we qualify for discounts based on certain criteria. We monitor fuel prices and trends in each of our service markets on a daily basis and seek to purchase our fuel at the lowest prices, taking into consideration such factors as distance to and from the supplier and the customers’ delivery location. Commodity price risk is mitigated in part since we purchase and deliver fuel supplies daily and generally utilize cost-plus pricing when billing customers.

We purchase lubricants from branded and unbranded suppliers in bulk and in prepackaged containers. Lubricants are distributed and sold to our customers in bulk, prepackaged or repackaged by us to meet customer needs. The pricing of lubricants to our customers is on a cost plus basis.

Seasonality and Cyclicality

Other than our sale of propane, we do not experience any material seasonality or cyclical trends in our business. Since the greatest use of propane is related to home heating, the propane distribution segment of our business is highly seasonal, characterized by peak demand typically during the colder months of October through February. However, our propane revenues made up only approximately 5% and 7% of our consolidated revenues during 2005 and 2004, respectively.

Governmental Regulation and Environmental Matters

Our operations are affected by numerous federal, state and local laws, regulations and ordinances, including those relating to protection of the environment and worker safety. Various federal, state and local agencies have broad powers under these laws, regulations and ordinances. We are subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, our services. We depend on the supply of diesel fuel, gasoline and propane from the oil and gas industry and, therefore, we are affected by changing taxes, price controls and other laws and regulations generally relating to the oil and gas industry. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations. The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose us to liability for the conduct of, or conditions caused by others, or for our acts that were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. Although we believe that we are in substantial compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. There could be an adverse affect upon our operations if there were any substantial violations of these rules and regulations. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to us.

The remediation of environmental contamination at our sites is either (i) included in state funds for which the state has the direction and control of remediation efforts (and for which we have not been determined to bear responsibility), or (ii) substantially covered by insurance. We have two types of tanks which are described in detail below:

(1) Above ground tanks, which are not insured under our environmental insurance policies. Proactive measures are taken to safeguard against possible leaks or spills by the building of containment areas around these above ground tanks. We believe it is not necessary to insure these tanks since they are in locations that allow our employees to visually inspect them and, because they are in containment areas, should a spill be detected the company has sufficient time to remove any spilled products before they enter the groundsoil.

(2) Under ground tanks, which we do insure, subject to a deductible per occurrence, are inspected and tested as required by federal and state regulations. Furthermore, the products stored in these tanks are inventoried by electronic devices and reconciled on a regular basis, which also affords us the ability to monitor inventory variances which could be caused by a leak. As noted above, we are not aware of any material non-compliance with regulations at this time and continue to manage its monitoring programs.

We also maintain a general liability policy and an umbrella policy that protects against possible spills due to accidents or mishaps at our customers’ locations. We believe this to be sufficient since no business is conducted near any waterways or densely populated areas. Should we begin to conduct business in any of these areas we would review our insurance policies and assess the increased risk.

Employees

At June 30, 2006, we had approximately 275 full time employees.

Properties

The following is a list of our active facilities by geographic markets served as of June 30, 2006:

Geographic Location	Card Lock Sites	Branch Offices
West Texas	51	11
East Texas	10	1
Southeastern New Mexico	26	4
Southern Oklahoma	9	3

Total	96	19

We believe that the size, location, storage capacity and functionality of our facilities are adequate for our current operations.

 Legal Proceedings

Other than ordinary routine litigation incidental to our business, we are not subject to any material or pending legal proceedings to which we are a party or our assets are subject to at December 31, 2005.

On February 28, 2006, we received a demand for arbitration from the American Arbitration Association relating to a claim made for recovery of amounts due under a consulting agreement dated October 31, 2001. The claimant, Al Tamasebi, alleges, among other things, our breach of contract, intentional misrepresentation, negligent misrepresentation and breach of the covenant of good faith and fair dealing and is seeking $300,000. The consulting agreement was entered into prior to our merger with United Fuel & Energy Corporation and our entry into the fuel and lubricant distribution business. It appears from the copy of the consulting agreement supplied with the demand for arbitration that the claimant, Mr. Tamasebi, actually entered into the consulting agreement on behalf of the company and subsequently had the rights under the agreement assigned to him by the consultant.

We believe the claim is without merit and intend to vigorously defend ourselves against the claim. Due to the uncertainty of such a claim and its early stage, we are unable to express an opinion as to the probable or likely outcome of such an arbitration proceeding or whether we are even bound to follow this arbitration procedure.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is traded on the OTC Bulletin Board under the symbol “UFEN.OB”. The following table sets forth the range of high and low bid quotations for each full quarter of the last two completed fiscal years, adjusted to reflect the one-for-40 reverse split effected January 31, 2005. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2004
First Quarter	$3.60	$1.20
Second Quarter	$2.00	$0.00
Third Quarter	$4.20	$0.00
Fourth Quarter	$5.60	$3.60

	High	Low
Fiscal Year Ended December 31, 2005
First Quarter	$1.95	$1.16
Second Quarter	$2.45	$1.25
Third Quarter	$2.35	$1.25
Fourth Quarter	$3.50	$1.20

	High	Low
Fiscal Year Ended December 31, 2006
First Quarter	$2.10	$1.50
Second Quarter	$2.05	$1.56

Note: United Fuel & Energy Corporation’s reverse merger was completed on February 7, 2005.

As of September 25, 2006, the last reported sales price of our common stock on the OTC Bulletin Board was $1.25 per share.

Holders

As of September 18, 2006, there were approximately 146 shareholders of record of our common stock.

Equity Compensation Plans

At September 18, 2006, a total of 2,000,000 shares of common stock were authorized for issuance under our equity compensation plans. In the table below, we describe certain information about these shares and the equity compensation plans which provide for their authorization and issuance.

 Equity Compensation Plan Information

The following table presents equity compensation plan information as of December 31, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	1,242,732	$2.31	257,268
Equity compensation plans not approved by security holders	-	-	-
Total	1,242,732	$2.31	257,268

MANAGEMENT

Our executive officers and directors as of the date of this proxy statement are identified below.

Name	Age	Positions with the Company
Thomas E. Kelly	51	Chairman of the Board
Charles McArthur	50	Chief Executive Officer & President
Bobby W. Page	63	Vice-President and Chief Financial Officer
Lawrence L. Merworth	38	Vice-President - Operations
Michael Blake Foy	41	Vice-President - Sales and Marketing
Dexter B. Woodworth	54	Vice-President - Information Services
Michael S. Chadwick	54	Director
Gene Dewhurst	59	Director
Jesse B. Tutor	59	Director

Thomas E. Kelly is a member of our Board and serves as our Chairman of the Board. Mr. Kelly is responsible for our strategic vision and assists in the evaluation of acquisitions and other business development initiatives, thereby utilizing his background in the oil and gas industry and finance. Mr. Kelly graduated from Baylor University in 1977 with a B.A. degree, and has been involved in the oil and gas industry for over 20 years as an investor, principal and company officer. He is one of two founders of United Fuel Texas and was the Chief Executive Officer of United Fuel Texas from 1998 through May, 2004. Since that date, Mr. Kelly has primarily devoted his business time other than that devoted to United Fuel Texas to the organization and development of other start-up companies in the oil and gas industry.

Charles McArthur is our President, Chief Executive Offer and member of our Board. Mr. McArthur has over 28 years of experience managing high growth firms and has worked with both start-ups as well as enterprise organizations. For approximately 18 months prior to his employment with us, he was working with United Fuel & Energy as a consultant. In the start up arena, he founded Trillium Industries in 1994 and sold it in 1997. In 1999, Mr. McArthur served as President and Chief Operating Officer of the ViewSonic Corporation, a large global provider of computer display products. Under his leadership the company grew over 75% in two years. During his career, Mr. McArthur has held senior management positions at Atari, Solectron, Memorex, Capetronic, Mag Innovision and at Nokia (as a contractor). His experience includes general management, operations, sales and marketing as well as roles in corporate development and mergers and acquisitions. Mr. McArthur has a BS degree in Business Administration from California State University, Hayward.

Bobby W. Page is our Vice President and the Chief Financial Officer and Secretary. Mr. Page was employed with MGF Oil Corporation from 1967 until 1988, ultimately serving as Executive Vice President, Chief Financial Officer and a member of the Board of Directors. Mr. Page was a self-employed financial consultant from 1988 to 1990, when he joined Alta Energy Corporation as Executive Vice President and Chief Financial Officer. From July 1993 until 1996, Mr. Page served as Vice President and Chief Financial Officer of Metretek Technologies, Inc. Mr. Page served as Vice President and Chief Financial Officer of Costilla Energy, Inc. from 1996 until 2000, and served as liquidating trustee of Costilla from 2000 until 2002. Mr. Page was Vice President and Chief Financial Officer of Total Electrical Service and Supply Co, Inc. from 2002 until 2004, when he joined the Company. Mr. Page graduated from the University of Oklahoma with a B.B.A. degree in accounting.

Lawrence L. Merworth was appointed our Vice-President - Operations effective April 25, 2006. Mr. Merworth was employed with Compressor Systems, Inc. from 2002 to 2005, ultimately serving as the Permian Basin Business Unit Manager. From 1997 to 2002, Mr. Merworth served as a director in the Health, Safety and Environmental department and had a key role in business development with Woods Group ESP, Inc. Mr. Merworth graduated from Sul Ross State University in 1995 with a BS in Natural Resource Management.

Michael Blake Foy, was appointed as our Vice-President - Sales and Marketing effective April 25, 2006. Mr. Foy was employed with Texaco Inc. and served in the Texaco Gas Plants operations department from 1991 to 2000, ultimately serving as Permian Basin Equipment and Lubrication Reliability Engineer for Texaco Gas Processing Plants. From 2000 to 2004, Mr. Foy served as Territory Sales Manager for the Rocky Mountain Division with National Account and Lubrication Technical Training responsibilities for one of Equilon’s largest Industrial Accounts, as well as a company liaison for the Oil and Gas Industry customer base for Equilon Lubricants Company, a joint venture company between Texaco Inc. and Shell Oil Co. Mr. Foy joined Eddins-Walcher Company in 2004, ultimately serving as Vice President - Sales & Marketing, effective November 11, 2004. Mr. Foy graduated from the University of Texas Permian Basin in 1988 with a BBA in Marketing.

Dexter B. Woodworth was appointed as our Vice-President - Information Services effective September 12, 2006. Mr. Woodworth has worked as an independent consultant since 1984, focusing on competitiveness in manufacturing through the skillful application of modern methods and technologies. His experience encompasses 35+ years in manufacturing, engineering, quality, customer service, and information systems. His success has spanned the spectrum, from high volume manufacturing, to batch processing; in semiconductor, automotive, disc drives, electronics and capital equipment companies. In addition to his consulting practice he has held senior management positions in Quality, IT and Service for two high technology companies. He holds a B.S. in Business from General Motors Institute where he graduated with distinction. He also holds a M.S. in Systems Management from the University of Southern California.

Michael S. Chadwick is the director nomine of our Series A Preferred Stockholders. Mr. Chadwick is a Managing Director at Sanders Morris Harris and a senior member of the firm’s Corporate Finance Group in Houston functioning as a generalist. Mr. Chadwick has been active in the commercial and investment banking fields since 1975 arranging private placements and underwriting public offerings of debt and equity, advising on mergers and acquisitions, recapitalizations and management buy-outs, project financings, leveraged and single investor lease financings, performing valuations and fairness opinions and providing expert testimony. Prior to joining Sanders Morris Harris in August 1994, Mr. Chadwick was President and Principal of Chadwick, Chambers & Associates, Inc., an investment and merchant banking boutique providing traditional corporate finance services and, in select situations, sponsoring financial transactions as principal. Prior to forming CC&A in 1988, Mr. Chadwick was employed for four years as Vice President, Corporate Finance, by Lovett Mitchell Webb & Garrison, Inc. and from 1978 to 1984 was employed as Vice President, Corporate Finance, by Underwood, Neuhaus & Co., Incorporated. Both organizations at the time were Houston based independent investment banking firms. Prior to entering the investment banking field, Mr. Chadwick was a Vice President and commercial loan officer in the Metropolitan Department of a predecessor to what is now Bank of America. Mr. Chadwick holds a Master of Business Administration in Finance from Southern Methodist University, a Bachelor of Arts in Economics from the University of Texas at Austin and also attended the Wharton School of Finance at the University of Pennsylvania. Mr. Chadwick currently serves on the boards of directors of: Blue Dolphin Energy Company (OTC: BDCO), Landry’s Restaurants, Inc. (NYSE: LNY), Home Solutions of America, Inc. (AMEX: HOM) and Moody - Price, Inc.

Gene Dewhurst has been with Falcon Seaboard since 1990 and serves as a Partner/Vice President - Finance & Treasurer of Falcon Seaboard's entities. Falcon Seaboard is a privately-owned diversified energy, investment, and ranching company. Prior to joining Falcon Seaboard, Mr. Dewhurst was with MBank/Bank One, Houston, Texas from 1979 to 1990, as Senior Vice President, Department Manager. He also worked for over a year with Big Three Industries, for eight years with Texas Commerce Bank, Houston, and one year with IBM in Dallas. Mr. Dewhurst is a graduate of University of Texas, Austin, with a BA degree in 1969, and a 1984 graduate of the Southwestern Graduate School of Banking. Mr. Dewhurst currently serves on the Boards of Central Bank-Houston, A-1 Striping & Paving, The Houston Symphony Society and The Houston Symphony Endowment.

Jesse B. Tutor was appointed to our Board on September 7, 2006. Mr. Tutor recently retired from Accenture after 34 years of service, during which he was a partner for 23 years. Accenture is a $16 billion publicly held consulting firm that evolved from the consulting practice of Arthur Andersen and Andersen Consulting. During his tenure at Accenture, Mr. Tutor served as a Managing Partner of various regional, national and global operations, and was a member of the Executive Committee (of both Accenture and Andersen Worldwide), Operations Committee and Global Management Committee. Mr. Tutor also served as Senior Accenture client partner for Tenneco, Occidental Petroleum, Pennzoil, Brown & Root, HL&P, Transco, Texas Eastern and Valero. Mr. Tutor graduated from the University of Mississippi with his B.B.A. in accounting and was a gold medal winner in the state of Mississippi for the CPA exam. Mr. Tutor is a member of the Board of Directors for the Houston Grand Opera and Houston Symphony. He also serves as the President of the Houston Symphony Society.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid all individuals serving as our Chief Executive Officer in 2005 and the four other most highly paid executive officers (which we refer to in this proxy statement as the “named executive officers”) for services rendered in all capacities for the years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards	Securities Underlying Options/SARs	Payouts LTIP payouts	All Other Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Thomas E. Kelly (1)	2005	$175,911	$5,000			-
Chairman of the Board	2004	$124,554				-
	2003	$89,554				-

Charles K. McArthur (2)	2005	$112,500	$33,038	$243		500,000
President and Chief Executive Officer	2004	N/A
	2003	N/A

Scott Heller(3)	2005	$133,333	$32,924		$192,500	150,000		$85,897
President and Chief Executive Officer	2004	$195,984	$26,500		$192,500	-
	2003	$174,271	$36,000			-

Ian Valentine (4)	2005	-
Chief Executive Officer	2004	-
	2003	-

Bobby W. Page (5)	2005	$166,667	$28,500			300,000
Vice President & Chief Financial Officer	2004	$100,000
	2003	N/A

Sidney E. Keith - COO (6)	2005	$107,000	$27,500	$3,114		20,000
Vice President and Chief Operating Officer	2004	$88,000	$2,500	$1,702		110,000
	2003	$85,000	$6,000	$1,046		-

(1)	Compensation paid prior to February 7, 2005 was paid by United Fuel - Texas prior to its merger with the registrant.

(2)	Mr. McArthur became President and Chief Executive Officer on August 22, 2005.

(3)
Mr. Heller ceased to be President and Chief Executive Officer effective August 31, 2005. The amount included under All Other Compensation relates to Mr. Heller's leaving the company. Compensation paid prior to February 7, 2005 was paid by United Fuel - Texas prior to its merger with the registrant.

(4)	Mr. Valentine ceased to be Chief Executive Officer on February 7, 2005 at the consummation of the merger with United Fuel - Texas.

(5)	Mr. Page became Vice President and Chief Financial Officer on May 1, 2004. Compensation paid prior to February 7, 2005 was paid by United Fuel - Texas prior to its merger with the registrant.

(6)
Mr. Keith ceased to be Vice President and Chief Operating Officer effective January 16, 2006 Compensation paid prior to February 7, 2005 was paid by United Fuel - Texas prior to its merger with the registrant.

Option Grants During the 2005 Fiscal Year

The following table discloses information on our common stock options granted during the 2005 fiscal year to the named executive officers.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of total Options Granted to Employees In Fiscal Year	Exercise of Base Price ($/share)	Market Price on Grant Date	Expiration Date	5%	10%	0%
Thomas E. Kelly	-	-	-	-	-	-	-	-
Scott Heller	150,000	14.45%	$2.75	-	2/7/2015	$672,000	$1,069,500
Chuck McArthur	59,172	5.70%	$1.69	-	9/19/2015	$162,723	$259,173
Chuck McArthur	440,828	42.47%	$1.47	$1.69	9/19/2015	$1,053,579	$1,679,555	$744,999
Bobby W. Page	300,000	28.90%	$2.75	-	2/7/2015	$1,344,000	$2,139,000
Sidney Keith	20,000	1.93%	$2.00	-	2/1/2015	$65,200	$103,800

Options Exercised During the 2005 Fiscal Year and Fiscal Year End Option Values

	Shares		Number of Securities Underlying Unexercised Options at December 31, 2005 (1)		Value of Unexercised In-the-Money Options at December 31, 2005 (2)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas E. Kelly	-	-	-	-	-	-
Scott Heller	-	-	150,000	-	-	-
Chuck McArthur	-	-	125,000	375,000	$44,246	$132,737
Bobby Page	-	-	-	300,000	-	-
Sidney Keith	-	-	36,667	93,333	-	-

(1)	The total number of unexercised options held as of December 31, 2005, separated between those options that were exercisable and those options that were not exercisable.

(2)	Calculated by subtracting the actual option exercise price from the market price at December 31, 2005 and multiplying the difference by the number of shares in each category.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,242,732	$2.31	257,268
Equity compensation plans not approved by security holders	-	-	-
Total	1,242,732	$2.31	257,268

Management Employment Agreements

McArthur Agreement

We have an employment agreement with Mr. McArthur dated as of September 2, 2005. Pursuant to the agreement, Mr. McArthur is to serve as President and Chief Executive Officer for an initial two year term. At the end of the initial term, the agreement automatically renews for successive one-year periods unless either party gives notice of termination. Mr. McArthur’s annual base salary is $300,000 per annum. Mr. McArthur is also eligible to receive the same pension and employee benefits that are generally available to our other employees. In addition to such benefits, Mr. McArthur receives a car allowance of $1,000 per month for expenses incurred in operating a vehicle for business travel and other purposes related to his duties. Mr. McArthur also receives reimbursement for reasonable and necessary travel, entertainment, promotional, and other business expenses. Pursuant to the terms of the agreement, on September 19, 2005, Mr. McArthur was granted a non-statutory stock option to purchase up to 440,828 shares of our common stock at an exercise price of $1.47 per share and an incentive stock option to purchase up to 59,172 shares of our common stock at an exercise price of $1.67 per share. The options become exercisable as follows: 25% immediately vested on the date of grant, 25% shall vest on the first anniversary of the date of grant, and the remaining 50% shall vest on the second anniversary of the date of grant. Finally, Mr. McArthur received a $50,000 signing bonus and is eligible to receive up to 100% of his base salary upon achievement of certain business management objectives set forth in his employment agreement.

Page Agreement

We have an employment agreement with Bobby Page dated as of May 1, 2004. Pursuant to this agreement, Mr. Page is to serve as our Vice President, Chief Financial Officer and Secretary for an initial three-year term. At the end of the initial term, the agreement automatically renews for successive one-year periods unless either party gives notice of termination. Mr. Page’s initial base salary was $150,000 per year, and increased to $175,000 per year on May 1, 2005. Mr. Page received a bonus of $25,000 on April 29, 2005. Mr. Page has also received an option to purchase 300,000 shares of our common stock with an exercise price of $2.75. Mr. Page is also entitled to receive other benefits we make generally available to similarly situated employees. If Mr. Page’s employment is terminated without cause, he is entitled to receive his base salary for the greater of the remainder of the contract term or one year. Following the termination of his employment for any reason, Mr. Page is subject to a one-year non-competition covenant. If we terminate Mr. Page’s employment as the result of a change in control as defined in the agreement, he is entitled to receive his base salary for the greater of the remainder of the contract term or one year, in each case payable in a lump sum, and all of his options will automatically vest and become exercisable.

Heller Agreement

On August 8, 2005, we entered into an agreement with Scott Heller, our former President and Chief Executive Officer, relating to his separation from the company. Pursuant to the agreement, Mr. Heller resigned from his positions with us, effective August 31, 2005. We agreed to continue Mr. Heller’s base salary for a period of six months, to continue to provide health benefits for Mr. Heller and his dependents for one year and for all of our options held by Mr. Heller to be fully vested as of the effective date of the agreement. Mr. Heller agreed to a one year noncompete and nonsolicitation period and released us from any claims.

BOARD OF DIRECTORS

On February 7, 2005, we acquired United Fuel & Energy Corporation, a Texas corporation (“United Fuel - Texas”) through the merger of Brands United Merger Sub, Inc., our wholly-owned subsidiary which was created specifically in order to consummate the merger, with and into United Fuel - Texas, with United Fuel - Texas being the surviving entity. Pursuant to the merger, United Fuel - Texas became our wholly owned subsidiary and the former owners of United Fuel - Texas were issued a controlling stake in our company, holding approximately 88% of our common stock. In connection with the merger, (1) the business conducted by the company prior to the merger ceased and the business of United Fuel - Texas commenced as our business, (2) our name was changed to “United Fuel & Energy Corporation” and (3) members of the management of United Fuel - Texas became our only directors and officers, with Thomas E. Kelly and Scott Heller, our former Chief Executive Officer, constituting the members of our new Board. On September 2, 2005, Mr. Heller ceased being a member of our Board and Charles McArthur was appointed to the Board. On June 15, 2006, Michael S. Chadwick was added to our Board. Gene Dewhurst was added to our Board on August 14, 2006, and, on September 7, 2006, Jesse Tutor was added to our Board.

Our business is managed under the direction of the Board of Directors and our directors are elected annually. The Board meets on a periodic basis to review significant developments affecting us and to act on matters requiring Board approval. The Board annually elects the executive officers who serve at the discretion of the Board.

Committees of The Board of Directors

Currently, we do not have a standing audit, nominating or compensation committee. Responsibilities that may otherwise fall within the purview of one of these committees is currently conducted by our full Board of Directors.

Our stock is not currently traded on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities system, therefore we are not a “listed” issuer as such term is defined in Rule 10A-3(e)(9). As such, we are not exposed to certain requirements relating to corporate governance which would otherwise be required under exchange or quotation system rules and regulations or by the SEC, including requirements relating to he independence of certain Board members and the establishment of certain committees, such as those discussed above. However, we have determined that it is in our best interest to voluntarily comply with certain corporate governance practices set forth in some of these rules and regulations and implement them as on a “best practices” approach. We therefore intend to establish and maintain an audit, compensation and nominating committee and to increase the number of independent members on our Board of Directors as soon as we believe it to be practicable.

The Audit Committee. We have not as of yet established an audit committee in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act, as amended. At present, since we have only five Board members, we believe that the Board is capable of handling the duties that would typically fall under the purview of an audit committee. While we do not have an audit committee, Mr. Tutor is expected to serve as the Chairman of our audit committee when formed. Mr. Tutor is also expected to qualify as a “financial expert”. When we complete the composition of our full Board, we intend to establish an audit committee and to include as a member of the audit committee, a person who would qualify as a “financial expert”.

The Nominating Committee. We have not as of yet established a Nominating Committee. At present, we believe that the full Board is capable of handling the duties that would typically fall under the purview of a Nominating Committee. After we have completed the full composition of our Board, we intend to establish a Nominating Committee.

Presently, the Board makes and approves all nominations for membership to the Board of Directors.

The Board develops criteria for open Board positions by taking into consideration certain items that it deems appropriate, including among other things, the composition of the Board and the experience, skills, educational and professional background and particular expertise, such as finance, marketing or industry expertise that would best complement the current composition, the balance of management directors and independent directors, a high level of integrity and a record of accomplishment. In addition to applying these criteria, the Board will also consider whether a candidate is needed who is a “financial expert”, as defined in Item 401(h) of Regulation S-K of the Exchange Act, for potential service on the Audit Committee, and whether a candidate meets the independence requirements for the Board or for service on the Audit Committee, as such terms are defined under the listing standards of national exchanges, automated inter-dealer quotation system of a national securities system or federal securities laws, as the Board deems appropriate. Further, the Board considers whether candidates have time available to devote to Board activities and whether they will be able to work well with the Chairman and other members of the Board. Applying these criteria, the Board considers specific candidates for Board membership, including candidates whose names are submitted to us by one of our stockholders.

Once the Committee has identified a prospective nominee—whether the prospective nominee is recommended by a stockholder or otherwise—it makes an initial determination as to whether to conduct a full evaluation, taking into account the information provided to the Board with the recommendation of the candidate as well as the Board’s own knowledge, supplemented as appropriate by inquiries to third parties. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Board has established. If the Board determines that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience. The Board then evaluates the prospective nominee against the specific criteria that it has established for the position. If the Board decides, on the basis of its preliminary review, to proceed with further consideration, members of the Board interview the nominee. After completing this evaluation and interview, the Board makes a final determination on whether to nominate or appoint the nominee.

The Compensation Committee. We have not as of yet established a Compensation Committee. At present, we believe that the full Board is capable of handling the duties that would typically fall under the purview of a Compensation Committee. After we have completed the full composition of our Board, we intend to establish a Compensation Committee.

Compensation Committee Interlocks And Insider Participation

We have not as of yet established a compensation committee. All compensation decisions are currently determined by our Board of Directors. During 2005, our Board members, Charles McArthur, our Chief Executive Officer and President and Thomas E. Kelly, our Chairman of the Board, participated in deliberations concerning executive officer compensation. Scott Heller, a former Board member and our former Chief Executive Officer, participated in deliberations concerning executive officer compensation until his role as a director and executive officer ceased.

None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of an entity of which an executive officer served as a member of our compensation committee or as one of our directors.

Compensation of Directors

•
Our Board currently consists of Thomas E. Kelly, Charles McArthur, Michael S. Chadwick, Gene Dewhurst and Jesse B. Tutor. Charles McArthur is an executive officer and is currently not paid any compensation for his role as a Board member, but is reimbursed expenses that are associated with his role as a director. Once we establish our full Board composition, we will establish a policy for Board compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the fiscal year ended December 31, 2005, we incurred related party lease expense of $132,100 for a long-term operating lease of real property and month-to-month operating leases of equipment paid to Thomas E. Kelly, our Chairman of the Board and principal stockholder.

We rent planes from one company owned 100% and another company owned 50% by Mr. Kelly. Rental payments to these companies totaled $82,000 for the fiscal year ended December 31, 2005. At December 31, 2005, we had a prepaid credit of $26,000 to be used against future expenses with these companies resulting from our paying certain repair and maintenance expenses on planes during 2004.

Beginning in 2004, we began purchasing electricity from a company owned 15% by Mr. Kelly. Electricity payments to this company totaled $160,800 for the fiscal year ended December 31, 2005.

In July 2004 we entered into a Restricted Stock Agreement with Scott Heller, our former Chief Executive Officer and President whereby he was issued 865,000 shares of our common stock, representing 10% of our then outstanding common stock.. The shares vested 50% at date of issuance, 25% in January 2005 and the remaining 25% in July 2005. The value of the 25% January 2005 and the 25% July 2005 vesting ($193,000) of this non-cash stock award has been included in our general and administrative expense in 2005.

In 2005, we engaged Newport Capital, a financial advisory group, for services relating to our reverse merger, capital raises and merger and acquisition activities, for which we paid Newport approximately $285,097 (including reimbursement of expenses). During 2005, Newport engaged the services of McArthur Consulting LLC, a company owned by Charles McArthur, to provide some of these services for us and paid approximately $69,500 to McArthur Consulting for such services. In addition, we directly engaged McArthur Consulting in 2005 to provide consulting services, for which we paid $50,000 plus expenses. The engagement of McArthur Consulting for these services occurred prior to our hiring of Mr. McArthur as our Chief Executive Officer and President.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information concerning the beneficial ownership of our common stock for each member of our Board of Directors, each of our executive officers not listed as a director, the directors and executive officers as a group and each person known to us to own beneficially more than 5% of our outstanding common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 13,656,202 shares of our common stock outstanding at September 18, 2006.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o United Fuel & Energy Corporation, 405 N. Marienfield, 3rd Floor, Midland, Texas 79701.

Name	Number of Shares (1)		Percentage
Directors and Executive Officers:
Thomas E. Kelly	5,035,000		36.9%
Charles McArthur	600,733	(2)	4.4%
Bobby W. Page	100,000	(3)	*
Lawrence L. Merworth	-		-
Michael Blake Foy	5,555	(4)	*
Woody Woodworth	66,666		*
Michael Chadwick	10,000		*
Jesse B. Tutor	-		-
Gene Dewhurst	7,635,733	(5)	48.4%

Other 5% Holders:
Falcon Seaboard	7,635,733	(6)	48.4%
Penninsula Fund	2,000,000	(7)	13.3%
Alta Partners Discount Convertible Arbitrage Holdings Ltd.	1,833,334	(8)	12.8%
Belridge Advisors	1,333,333	(9)	8.9%
JVL Global Energy (QP), L.P.	1,066,666	(10)	7.5%

All executive officers and directors as a group (9 persons)	13,453,687	(11)	84.5%

# - All share amounts are rounded to the nearest whole share.

* - Indicates less than 1% beneficially owned.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each stockholder has sole or shared voting power or investment power and also any shares, which the stockholder has the right to acquire within 60 days.

(2)	Includes the right to acquire beneficial ownership of 125,000 shares of common stock through the exercise within 60 days of an option granted under our option plan.

(3)	Includes the right to acquire beneficial ownership of 100,000 shares of common stock through the exercise within 60 days of an option granted under our option plan.

(4)	Includes the right to acquire beneficial ownership of 5,555 shares of common stock through the exercise within 60 days of an option granted under our option plan.

(5)
Gene Dewhurst is a Managing General Partner of a partnership that is a limited partner in Falcon Seaboard Investment Company, L.P. This number includes the right of Falcon Seaboard Investment Company, L.P. to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of its Series A Preferred Stock holdings. Also includes 5,035,000 shares of common stock beneficially held by Thomas E. Kelly and 600,733 shares of common stock beneficially held by Charles McArthur, as Messrs. Kelly and McArthur have entered into a Voting Agreement with Falcon Seaboard, pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard to the UFE board of directors and against (or to otherwise withhold votes from) any nominees for election to the UFE board of directors to whom Falcon Seaboard has notified them that it reasonably objects. The address for Falcon Seaboard is 109 North Post Oak Lane, Suite 540, Houston, TX 77024 (as set forth in subscription documents).

(6)
Includes the right to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of its Series A Preferred Stock holdings. Also includes 5,035,000 shares of common stock beneficially held by Thomas E. Kelly and 600,733 shares of common stock beneficially held by Charles McArthur, as Messrs. Kelly and McArthur have entered into a Voting Agreement with Falcon Seaboard, pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard to the UFE board of directors and against (or to otherwise withhold votes from) any nominees for election to the UFE board of directors to whom Falcon Seaboard has notified them that it reasonably objects. The address for Falcon Seaboard is 109 North Post Oak Lane, Suite 540, Houston, TX 77024 (as set forth in subscription documents).

(7)
Includes the right to acquire beneficial ownership of 1,333,333 shares of common stock through the conversion of its Series A Preferred Stock holdings. The address for the Penninsula Fund is 236 Pine Street, Suite 1818, San Francisco, CA 94105 (as set forth in subscription documents).

(8)
Includes the right to acquire beneficial ownership of 666,667 shares of common stock through the exercise within 60 days of a warrant. The address for Alta Partners Discount Arbitrage Holdings Ltd. is c/o Olympia Capital International Inc., Williams House 20 Reid Street, Fourth Floor, Hamilton HM11 Bermuda (as set forth in subscription documents).

(9)
Includes the right to acquire beneficial ownership of 1,333,333 shares of common stock through the conversion of its Series A Preferred Stock holdings. The address for Belridge Advisors is 235 Pine Street, Suite 1818San Francisco, CA 94104 (as set forth in subscription documents).

(10)
Includes the right to acquire beneficial ownership of 640,000 shares of common stock through the conversion of its Series A Preferred Stock holdings. The address for JVL Global Energy (QP), L.P. is 10000 Memorial Drive, Suite 550, Houston TX 77024 (as set forth in subscription documents).

(11)	Includes 230,555 shares of common stock through the exercise within 60 days of options granted under our option plan.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock other than fees and expenses of any counsel or advisors to the selling security holders or brokerage fees and commissions incurred by them. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling security holders.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock, as well as warrants to purchase our common stock, and provisions of our current amended and restated certificate of incorporation and our bylaws.

Our authorized capital stock consists of 55,000,000 shares of our common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, that may be issued in one or more series.

The following description of our capital stock is only a summary and is qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws and by the provisions of applicable Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws have been filed with the Commission as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

As of September 18, 2006, there were 13,656,202 shares of our common stock outstanding.

Each share of common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. The holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board of directors out of any funds legally available for the payment of dividends. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock to be issued in the offering will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges of the preferred stock, including dividend rights, conversion rights, voting rights terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult and/or impair the liquidation rights of our common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. We have no current plan to issue any shares of preferred stock.

Series A Cumulative Convertible Preferred Stock

As part of private offering in March and April of 2006, we issued 12,800 shares of our Series A Cumulative Convertible Preferred Stock at a purchase price of $1,000 per share. The following summary of certain relative rights preferences and powers of the Series A preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the certificate of (a copy of which is affixed hereto as Exhibit C), including the definitions of certain terms therein.

Dividends

Holders of outstanding shares of the Series A preferred stock are entitled to receive cumulative dividends at the annual rate of 8% per annum, in cash or, for the first year following the issuance of the Series A preferred stock, shares of our common stock, payable quarterly. In order for us to be permitted to issue shares of common stock as dividends on the Series A preferred stock, the common stock issued must be included under an effective registration statement.

Voting Rights

The holders of the Series A preferred stock are entitled to vote on an as-converted basis with the holders of our commons stock. In addition, we shall not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A preferred stock then outstanding, do any of the following:

•  create any senior security;

•  pay dividends on our common stock;

•  redeem or repurchase our common stock or preferred stock except for purchases at cost upon termination of employment;

•  merge, acquire, recapitalize, reorganize or sell all or substantially all of our and our subsidiary assets;

•  an increase or decrease in the number of authorized shares of the Series A preferred stock or common stock; or

•  change the rights, preferences, and privileges of the Series A preferred stock.

Further, the holders of the Series A preferred stock have the right to elect one member of our Board of Directors, and, in the event that we do not make dividend payments on the Series A preferred stock for two consecutive cash dividend payment dates, then the right of the holders of the Series A preferred stock to elect directors will be increased from one to three members (thereby increasing the size of the Board by two members).

Rights Upon Liquidation

Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series A preferred stock will be entitled to receive out of our assets, whether such assets are capital or surplus, for each share of the Series A preferred stock an amount equal to $1,250 per share of the Series A preferred stock, plus an amount equal to the accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of our common stock. If our assets are insufficient to pay such amounts in full, then the entire amount of our assets to be distributed will be distributed among the holders of the Series A preferred stock ratably in accordance with the respective amounts that would be payable on such shares of the Series A preferred stock if all amounts payable thereon were paid in full. Thereafter, the holders of the Series A preferred stock will participate ratably in the liquidation of the remaining assets.

Redemption

The Series A preferred stock is redeemable at the election of holders of at least two-thirds of the outstanding series of the Series A preferred stock on or after March 31, 2011, at a price equal to 125% of the original purchase price plus accrued dividends, or as soon thereafter as legally permissible.

To the extent that our available cash flow does not permit such redemption, the amount unredeemed shall be paid in the form of a one-year secured second lien note to each unredeemed holder of preferred stock bearing 12% interest per annum, payable quarterly. We may, at our option, redeem all, or from time to time part, of the preferred stock upon notifying the holders of the preferred stock within 10 days following any 30 consecutive trading days during which the closing price of the our common stock exceeds $3.00 per share for at least 25 of such 30 trading days and we have caused to be filed with the SEC and declared effective a shelf registration statement relating to our issuance of the common stock underlying the shares of the preferred stock and our common stock has become listed on a national securities exchange or quotation system.

Conversion Rights

Each share of the Series A preferred stock shall be convertible into shares of common stock at the conversion price, at the option of the holder, in whole or in part, at any time. The conversion price of the Series A preferred stock is $1.50, subject to adjustment as described below in “ - Anti-dilution Adjustments,” and “- Registration Rights.”

Anti-dilution Adjustments

The conversion price of the Series A preferred stock will be adjusted in the event we issue or sell common stock or rights to convert to or purchase common stock such as options, warrants, or other convertible issues where the purchase price or exercise price of such securities is less than the conversion price. Adjustments in the conversion price will also be made in the event of stock dividend, stock split, reclassification, reorganization, consolidation or merger in a manner which will provide the preferred shareholder, upon full conversion into common stock, with the same percentage ownership of the entire company which existed immediately prior to such action.

Warrants

We have outstanding warrants to purchase 2,820,000 shares of our common stock. In August and September of 2004, we issued warrants to financial advisors for the purchase of an aggregate of 550,000 shares of our common stock with an exercise price of $2.00 per share. Warrants for 200,000 of the shares expire one year from the effectiveness of a registration statement for the sale of the underlying common stock, and the warrants for the remaining 350,000 shares expire five years from the date of issuance. In June of 2005, we issued warrants to purchase 833,333 shares of our common stock to investors, which have an exercise price of $1.50 per share and expire five years from date of issuance. In July of 2005, we issued warrants to purchase 200,000 shares of our common stock to a financial advisor, which have an exercise price of $1.50 per share, and warrants to purchase 233,333 shares of our common stock to a financial advisor, of which 208,333 have an exercise price of $1.50 per share and 25,000 with an exercise price of $2.00. All of the warrants issued in July of 2005 expire five years from date of issuance. On October 5, 2005, we issued a warrant for the purchase of 200,000 shares of common stock to an investor which has an exercise price of $1.50 per share and expires five years from date of issuance. On November 1, 2005, we issued a warrant for the purchase of 200,000 shares of common stock to a financial advisor which has an exercise price of $1.75 per share and expires five years from date of issuance. In March 2006, we issued a warrant for the purchase of 291,667 shares of common stock to a financial advisor which has an exercise price of $1.65 per share and expire five years from date of issuance. In April 2006, we issued warrants to financial advisors for the purchase of an aggregate of 201,667 shares of our common stock which have an exercise price of $1.65 per share and expire five years from date of issuance. In June 2006, we issued warrants to financial advisors for the purchase of an aggregate of 50,000 shares of our common stock which have an exercise price of $1.65 per share and expire five years from date of issuance.

Stock Options

In February 2005, we approved the 2005 Equity Incentive Plan. The Plan provides for the granting of incentive stock options, non-qualified stock options, restricted stock or stock bonuses, to employees, officers, directors, consultants, independent contractors and advisors under certain conditions as defined in the Plan. A total of 2,000,000 shares of common stock have been authorized and reserved for issuance under the Plan, subject to certain adjustments to reflect changes in the Company’s capitalization. The Plan is to be administered by a committee appointed by our Board of Directors, or if no committee has been formed, then by the Board of Directors. The committee, or the Board of Directors, has the authority to interpret the Plan, to determine the persons to whom the Awards will be granted, to determine the basis upon which the Awards will be granted, and to determine the exercise price, duration and other terms of the Awards to be granted under the Plan. As of June 30, 2006 options for the purchase of 1,020,398 shares of our common stock are outstanding.

Registration Rights

The holders of shares of Series A preferred stock convertible into 8,533,333 shares of our common stock, and the holders of warrants to purchase 543,334 shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act pursuant to a registration rights agreement. The agreement provides that we use reasonable best efforts to prepare and file a registration statement with the SEC within sixty (60) days after the last date on which securities were issued in connection with a private offering of securities. We must then use our reasonable best efforts to cause the registration statement to become effective as promptly as reasonably practicable thereafter. The holders of the registrable securities are also entitled to certain “piggyback” registration rights.

The holders of an aggregate of 2,283,333 shares of our common stock and the holders of warrants to purchase 1,033,333 shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act pursuant to a registration rights agreement. The agreement provides that we use reasonable best efforts to prepare and file a registration statement with the SEC within sixty (60) days after the last date on which securities were issued in connection with a private offering of securities (but no later than September 30, 2005). We must then use our reasonable best efforts to cause the registration statement to become effective as promptly as reasonably practicable thereafter. The holders of the registrable securities are also entitled to certain “piggyback” registration rights.

In addition, the holders of an aggregate of 1,333,333 shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act pursuant to a registration rights agreement. The agreement provides that we use reasonable best efforts to prepare and file a registration statement with the SEC within ninety (90) days after the last date on which securities were issued in connection with a private offering of securities. We must then use our reasonable best efforts to cause the registration statement to become effective as promptly as reasonably practicable thereafter. The holders of the registrable securities are also entitled to certain “piggyback” registration rights.

Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Nevada Anti-Takeover Law

Articles of Incorporation and Bylaws

Some provisions of our articles of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Removal of Directors

Our bylaws provide that members of our board of directors may only be removed for cause or by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Nevada Anti-Takeover Law

We are subject to Nevada’s anti-takeover law, commonly known as the Business Combinations Act. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. The Business Combinations Act is not applicable to a stockholder if our board approves of the transaction by which such stockholder became an interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Co. The transfer agent’s address is 500 E Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

SELLING SECURITY HOLDERS

Of the 18,297,127 shares of common stock covered by this prospectus, shares of our common stock were issued to the selling security holders as follows:

•
1,127,122 shares of common stock issued pursuant to an Agreement and Plan of Merger dated as of August 6, 2004, which were converted from preferred stock shares purchased by investors prior to the merger;

•	550,000 shares of common stock underlying warrants issued to three financial advisors relating to services provided prior to the merger;

•	1,033,333 shares of common stock issued in an offering of units of common stock and warrants pursuant to a Securities Purchase Agreement in June 2005 and October 2005;

•	1,033,333 shares of common stock underlying the warrants issued in conjunction with foregoing unit offering;

•	693,333 shares of common stock underlying warrants issued in conjunction with the foregoing unit offering and other transactions which were issued to three financial advisors;

•	1,333,333 shares of common stock issued pursuant to subscription agreements dated March 9, 2006 and March 29, 2006;

•	8,533,339 shares of common stock underlying the 8% Convertible Preferred Series A Stock issued pursuant to a private placement of preferred stock on March 31, 2006 and April 25, 2006;

•	700,000 shares of common stock issuable as dividends on the 8% Convertible Preferred Series A Stock;

•	543,334 shares of common stock underlying warrants issued in conjunction with the offering of Series A Preferred Stock and the March 9, 2006 and March 29, 2006 issuances of common stock;

•	2,000,000 shares of common stock purchased by certain stockholders in a private transaction from an affiliate in June 2006;

•	60,000 shares of common stock purchased in a private transaction from an affiliate September 6, 2005;

•	100,000 shares of common stock purchased in a private transaction from an affiliate September 6, 2005;

•	114,267 shares of common stock purchased by Newport Capital Holdings, Inc. in a private transaction from Thomas Kelly on April 27, 2005; and

•
475,733 shares of common stock, 250,000 of which were received by Charles McArthur on January 12, 2006 in connection with the conversion of a loan, and 225,733 of which were received on September 2, 2005 by a limited liability company of which Charles McArthur is a member.

The following table sets forth the number of shares of the common stock owned and underlying securities by the selling security holders as of September 18, 2006, and after giving effect to this offering:

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Steven Antebi, Brockington Securities, Inc., Newport Capital Holdings, Inc., Legend Merchant Group, Inc., R.Jerry Falkner, Globalvest Partners LLC and Sanders Morris Harris have all acted as our financial advisors and have received, as part of their compensation for services, the securities they hold that are being registering hereunder. Michael Chadwick is a Managing Director at Sanders Morris Harris and was elected to our Board at our annual shareholder meeting on June 15, 2006.

Except as described above or as purchasers of securities in connection with the private placements and private transaction that we have described herein, none of the selling security holders had a material relationship with us or any of our subsidiaries within the past three years.

	Number of Shares Beneficially Owned Before Offering (1)				Number of Shares Beneficially Owned After Offering (2)
Selling Stockholder Name	Number of Shares		%	Number of Shares Being Offered (#)	Number of Shares		%
Alta Partners Discount Convertible Arbitrage Holdings, Ltd.	1,833,334	(3)	12.80%	1,833,334	0		*
Charles Stuart Walton	250,000		1.83%	250,000	0		*
Jeff S. Lott	127,122		0.93%	127,122	0		*
Sabayon Holdings LLC	25,000		0.18%	25,000	0		*
Brenda Billingsley	50,000		0.37%	50,000	0		*
Mike McCoy	125,000		0.92%	125,000	0		*
Trust of Matthew R. Gill	25,000		0.18%	25,000	0		*
Jeffry K. Weinhuff	25,000		0.18%	25,000	0		*
Steven Antebi	200,000	(4)	1.44%	200,000	0		*
Brockington Securities, Inc.	250,000	(5)	1.80%	250,000	0		*
Newport Capital Holdings, Inc.	447,600	(6)	3.20%	447,600	0		*
L Perakis and D Woodworth TTEE Data Management Group Inc Ret	66,666	(7)	0.49%	66,666	0		*
Lois D. Woodworth	66,666	(8)	0.49%	66,666	0		*
Paul Giordano	200,000	(9)	1.45%	200,000	0		*
JAG Multi Investments LLC	400,000	(10)	2.89%	400,000	0		*
Legend Merchant Group, Inc.	260,000	(11)	1.87%	260,000	0		*
R. Jerry Falkner	200,000	(12)	1.44%	200,000	0		*
George L. Ball	63,334	(13)	0.46%	63,334	0		*
Michael S. Chadwick	26,667	(14)	0.20%	26,667	0		*
Katherine U. Sanders 1990	200,000	(15)	1.45%	200,000	0		*
Ben T. Morris	75,000	(16)	0.55%	75,000	0		*
Sanders Opportunity Fund, L.P.	155,460	(17)	1.13%	155,460	0		*
Sanders Opportunity Fund (Institutional), L.P.	494,540	(18)	3.55%	494,540	0		*
Don Weir and Julie Ellen Weir Ten In Com	58,334	(19)	0.43%	58,334	0		*
Donald V. Weir TTEE Sanders 1998 Children's Trust DTD 12/01/97	100,000	(20)	0.73%	100,000	0		*
Don A. Sanders Restricted	333,334	(21)	2.42%	333,334	0		*
Bruce R. McMaken	16,667	(22)	0.12%	16,667	0		*
JVL Global Energy, L.P.	600,000	(23)	4.28%	600,000	0		*
JVL Global Energy (QP), L.P.	1,066,666	(24)	7.46%	1,066,666	0		*
Belridge Advisors	1,333,334	(25)	8.90%	1,333,334	0		*
Penninsula Fund	2,000,000	(26)	13.34%	2,000,001	0		*
UFEN Investments, LLC	0	(27)	0.00%	1,000,000	0		*
Sandor Capital Master Fund, L.P.	333,334	(28)	2.38%	333,334	0		*
Cranshire Capital, L.P.	133,334	(29)	0.97%	133,334	0		*
Glacier Partners	200,000	(30)	1.44%	200,000	0		*
Stellar Capital Fund LLC	166,667	(31)	1.21%	166,667	0		*
Alpha Capital AG	200,000	(32)	1.44%	200,000	0		*
Falcon Seaboard	7,635,733	(33)	48.38%	2,000,000	0	(34)	*
Sanders Morris Harris, Inc.	528,334	(35)	3.73%	493,334	35,000		*
Ted Collins	200,000		1.46%	200,000	0		*
Kelcy Warren	1,000,000		7.32%	1,000,000	0		*
Katherine U. Sanders Children Trust DTD 2003 / Don Weir Trustee	100,000		0.73%	100,000	0		*
William R. Hurt	10,000		0.07%	10,000	0		*
Globalvest Partners LLC	50,000	(36)	0.36%	50,000	0		*
Charles McArthur	475,733		3.48%	475,733	0		*
Barry Seidman	60,000		0.44%	60,000	0		*
James Meeks	100,000		0.73%	100,000	0		*
Selling Stockholder Total:	22,267,860			18,297,127	35,000

# - All share amounts are rounded to the nearest whole share.
* - Indicates less than 1% beneficially owned.

(1)
The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling shareholder has sole or shared voting power or investment power and also any shares, which the selling shareholder has the right to acquire within 60 days. The percentage of shares held has been determined based upon 13,656,202 shares issued and outstanding as of September 18, 2006.

(2)	Assumes that all shares will be resold by the Selling Security Holders after this offering.

(3)	Includes 1,166,667 shares of common stock and 666,667 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on June 17, 2010.

(4)
Includes 200,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring one year from the effectiveness of a registration statement which includes the underlying common stock shares.

(5)	Includes 250,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring on September 28, 2009.

(6)
Includes 100,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring on August 17, 2009, 25,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring on July 8, 2010, and 208,333 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.50 per share and expiring on July 8, 2010.

(7)	Includes 33,333 shares of common stock and 33,333 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on June 30, 2010.

(8)	Includes 33,333 shares of common stock and 33,333 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on June 30, 2010.

(9)	Includes 100,000 shares of common stock and 100,000 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on June 30, 2010.

(10)	Includes 200,000 shares of common stock and 200,000 shares of common stock issuable upon conversion of warrants, with an exercise price of $1.50 per share and expiring on October 5, 2010.

(11)
Includes 200,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $2.00 per share and expiring on July 1, 2010 and 30,000 shares of common stock issuable upon conversion of a warrant for the purchase of 30,000 units of securities, a unit consisting of one share of common stock and a warrant for the purchase of one share of common stock. The warrant for the units has an exercise price of $1.50 per share and expires on October 5, 2010. The underlying warrant for the additional 30,000 shares of common stock, which would be issued upon the exercise of the unit warrant, will have an exercise price of $1.50 and would expire five years from the date of issuance.

(12)	Includes 200,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.75 per share and expiring on November 1, 2010.

(13)	Includes 50 shares of Series A Preferred Stock convertible into 33,334 shares of common stock.

(14)	Includes 25 shares of Series A Preferred Stock convertible into 16,667 shares of common stock.

(15)	Includes 150 shares of Series A Preferred Stock convertible into 100,000 shares of common stock.

(16)	Includes 75 shares of Series A Preferred Stock convertible into 50,000 shares of common stock.

(17)	Includes 126 shares of Series A Preferred Stock convertible into 84,000 shares of common stock.

(18)	Includes 399 shares of Series A Preferred Stock convertible into 266,000 shares of common stock.

(19)	Includes 50 shares of Series A Preferred Stock convertible into 33,334 shares of common stock.

(20)	Includes 150 shares of Series A Preferred Stock convertible into 100,000 shares of common stock.

(21)	Includes 200 shares of Series A Preferred Stock convertible into 133,334 shares of common stock.

(22)	Includes 25 shares of Series A Preferred Stock convertible into 16,667 shares of common stock.

(23)	Includes 540 shares of Series A Preferred Stock convertible into 360,000 shares of common stock.

(24)	Includes 960 shares of Series A Preferred Stock convertible into 640,000 shares of common stock.

(25)	Includes 2,000 shares of Series A Preferred Stock convertible into 1,333,334 shares of common stock.

(26)	Includes 2,000 shares of Series A Preferred Stock convertible into 1,333,334 shares of common stock.

(27)
Includes 1,500 shares of Series A Preferred Stock convertible into 1,000,000 shares of common stock, however, pursuant to an agreement with us, the shares of Series A Preferred Stock cannot be converted without a 60 day prior notice.

(28)	Includes 500 shares of Series A Preferred Stock convertible into 333,334 shares of common stock.

(29)	Includes 200 shares of Series A Preferred Stock convertible into 133,334 shares of common stock.

(30)	Includes 300 shares of Series A Preferred Stock convertible into 200,000 shares of common stock.

(31)	Includes 250 shares of Series A Preferred Stock convertible into 166,667 shares of common stock.

(32)	Includes 300 shares of Series A Preferred Stock convertible into 200,000 shares of common stock.

(33)
Includes the right to acquire beneficial ownership of 2,000,000 shares of common stock through the conversion of its Series A Preferred Stock holdings. Also includes 5,035,000 shares of common stock beneficially held by Thomas E. Kelly and 600,733 shares of common stock beneficially held by Charles McArthur, including 125,000 shares of common stock issuable upon exercise of options, exerciseable within 60 days, as Messrs. Kelly and McArthur have entered into a Voting Agreement with Falcon Seaboard, pursuant to which they have agreed to vote (or cause to be voted) all of their shares (and any and all securities issued or issuable in respect thereof) in favor of electing one member designated by Falcon Seaboard to the UFE board of directors and against (or to otherwise withhold votes from) any nominees for election to the UFE board of directors to whom Falcon Seaboard has notified them that it reasonably objects.

(34)	In the event that Falcon Seaboard was to reduce its holdings as described herein, the Voting Agreement described in footnote 33 above would terminate.

(35)
Includes 291,667 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.65 per share and expiring on April 25, 2011 and 201,667 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.65 per share and expiring on April 25, 2011.

(36)	Includes 50,000 shares of common stock issuable upon conversion of a warrant, with an exercise price of $1.65 per share and expiring on June 1, 2011.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Schreck Brignone, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements United Fuel & Energy Corporation included in this Prospectus have been audited by Johnson Miller & Co., CPA’s PC, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov.

This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

Index to Financial Statements
Page Reference

UNITED FUEL & ENERGY CORPORATION
Report of Independent, Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2005 and 2004	F-3
Consolidated Statements of Income for the years ended December 31, 2005, 2004 and 2003	F-4
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2005, 2004 and 2003	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-6
Notes to Consolidated Financial Statements	F-8
Consolidated Balance Sheets as of June 30, 2006 (unaudited) and December 31, 2005 (historical)	F-26
Consolidated Statements of Income for the three-months ended June 30, 2006 and 2005 (unaudited) and for the six-months ended June 30, 2006 and 2005 (unaudited)	F-27
Consolidated Statements of Cash Flows for the six-months ended June 30, 2006 and 2005 (unaudited)	F-28
Notes to Consolidated Financial Statements	F-31

JOHNSON MILLER & CO., CPA’s PC Certified Public Accountants An Independent Member Of BDO Seidman Alliance	Odessa, Texas Midland, Texas Hobbs, New Mexico

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
United Fuel & Energy Corporation
Midland, Texas

We have audited the accompanying consolidated balance sheets of United Fuel & Energy Corporation, as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Fuel & Energy Corporation at December 31, 2005 and 2004, and the results of its consolidated operations and cash flows for each of the years in the three year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Johnson Miller & Co., CPA’s PC

Odessa, Texas
March 21, 2006

2626 JBS Parkway, Suite A-200 • Odessa, Texas 79761 • (432) 362-3800 • Fax (432) 362-4476
audit@jmaudit.com

UNITED FUEL & ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$673	$809
Accounts receivable, net of allowance for doubtful accounts of $1,101 and $752, at 2005 and 2004 respectively	43,290	32,975
Other receivables	386	298
Inventories, net of allowance for slow moving inventory of $235 at December 31, 2005 and 2004	9,345	5,778
Prepaid expense	1,237	988
Deferred taxes	474	358
Total current assets	55,405	41,206

PROPERTY, PLANT AND EQUIPMENT, net	14,338	10,323

OTHER ASSETS
Cash value of life insurance	2,675	2,566
Goodwill	1,942	251
Debt issuance costs	986	1,177
Related party receivables	26	55
Other	183	177
Total other assets	5,812	4,226
	$75,555	$55,755

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$16,473	$11,028
Accrued and other current liabilities	1,467	977
Accrued income taxes	449	107
Current maturities of long-term debt	1,713	1,709
Current portion of capital lease obligation	—	54
Total current liabilities	20,102	13,875

OTHER LIABILITIES
Long-term debt, less current maturities	47,351	36,481
Asset retirement obligations	127	119
Deferred income taxes	1,135	880
Total liabilities	68,715	51,355

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock- par value $0.001; 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2005; 2,000,000 shares authorized, 1,250,000 issued and outstanding at December 31, 2004	—	1
Common stock - $0.001 par value, 55,000,000 shares authorized, 12,287,869 issued and outstanding at December 31, 2005; no par value, 11,000,000 shares authorized, 8,650,000 issued, 8,217,500 outstanding at December 31, 2004	12	31
Paid-in capital	3,796	2,318
Retained earnings	3,032	2,153
Less treasury stock - -0- and 432,500 shares at December 31, 2005 and December 31, 2004, respectively	—	(103)
Total stockholders' equity	6,840	4,400
	$75,555	$55,755

The accompanying notes are an integral part of these consolidated financial statements.

UNITED FUEL & ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data )

	Years Ended December 31,
Revenues	2005	2004	2003
Sales	$279,740	$177,607	$143,816
Other	3,848	2,975	2,529
Total revenues	283,588	180,582	146,345
Cost of Sales	251,009	154,803	121,657
Gross Profit	32,579	25,779	24,688
Expenses
Operating	13,846	11,453	11,811
General and administrative	12,617	9,909	7,858
Depreciation, amortization and accretion	1,260	1,312	1,403
Total expenses	27,723	22,674	21,072
Operating Income	4,856	3,105	3,616
Other income (expense)
Interest expense	(3,239)	(1,955)	(1,958)
Amortization of debt issue costs	(427)	(575)	(774)
Other income (expense), net	299	179	163
Total other expense	(3,367)	(2,351)	(2,569)
Income before income taxes	1,489	754	1,047
Income tax expense	610	348	458
Net Income	$879	$406	$589
Net income per common share:
Basic	$0.07	$0.04	$0.05
Diluted	$0.07	$0.04	$0.05
Weighted average common shares outstanding:
Basic	11,751	11,255	11,239
Diluted	11,946	11,412	11,239

 The accompanying notes are an integral part of these consolidated financial statements.

UNITED FUEL & ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands)

	Preferred Stock	Common Stock	Paid-in Capital	Treasury Stock	Retained Earnings	Total Stockholders' Equity
Balance at December 31, 2002	$—	$1	$30	$—	$1,158	$1,189
Net income	—	—	—	—	589	589
Balance at December 31, 2003	—	1	30	—	1,747	1,778
Net income	—	—	—	—	406	406
Amendment to change to no par value common stock	—	30	(30)	—	—	—
Acquisition of treasury stock	—	—	—	(206)	—	(206)
Treasury stock issued, through non cash stock award	—	—	89	103	—	192
Preferred stock issued, net	1	—	2,229	—	—	2,230
Balance at December 31, 2004	1	31	2,318	(103)	2,153	4,400
Net income	—	—	—	—	879	879
Issuance of non—cash stock award	(1)	(20)	111	103	—	193
Common stock issued, net	—	1	1,367	—	—	1,368
Balance at December 31, 2005	$—	$12	$3,796	$—	$3,032	$6,840

The accompanying notes are an integral part of these consolidated financial statements

UNITED FUEL & ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2005	2004	2003
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net income	$879	$406	$589
Adjustments to reconcile net income to
net cash provided by (used for) operating activities
Depreciation	1,260	1,264	1,380
Amortization of debt issuance costs and other	427	575	642
Loss (gain) on disposal of assets	—	15	(22)
Issuance of non-cash stock award	193	192	—
Debt forgiveness	(550)	—	—
Deferred income taxes	139	221	327
Other	(174)	(166)	—
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(8,992)	(11,154)	(2,029)
Other receivables	(88)	(60)	180
Income tax refund receivable	—	—	873
Inventories	(2,807)	(571)	645
Prepaid expenses	(249)	(383)	(125)
Other assets	(26)	57	(20)
Related party receivables	29	118	(173)
Increase (decrease) in:
Accounts payable	5,445	3,647	638
Accrued income taxes	342	5	102
Accrued expenses and other current liabilities	490	(607)	(258)
Net cash provided by (used for) operating activities	$(3,682)	$(6,441)	$2,749

Cash flows from investing activities:
Increase in cash surrender value	(109)	(98)	(87)
Proceeds from sale of assets	19	151	79
Clark Acquisition, net	(3,983)	—	—
Capital expenditures, net	(1,546)	(989)	(1,397)
Net cash used for investing activities	$(5,619)	$(936)	$(1,405)

Cash flows from financing activities:
Proceeds of notes payable	—	5,500	200
Repayment of notes payable	(1,143)	(3,695)	(1,362)
Borrowings on revolving credit facility	9,230	3,514	1,935
Repayments of capital lease obligations	(54)	(162)	(237)
Debt issuance costs	(236)	(530)	(983)
Purchase of treasury stock	—	(206)	—
Proceeds from issuance of capital stock, net of issuance costs	1,368	2,230	—
Net cash provided by (used for) financing activites	$9,165	$6,651	$(447)
Net increase (decrease) in cash and cash equivalents	(136)	(726)	897
Cash and cash equivalents at beginning of year	809	1,535	638
Cash and cash equivalents at end of period	$673	$809	$1,535

The accompanying notes are an integral part of these consolidated financial statements

UNITED FUEL & ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2005	2004	2003
Cash paid during period for:
Interest	$3,094,000	$1,896,000	$1,967,000
Income taxes	$-	$104,000	$-

Non-cash investing and financing activities:

The Company acquired property, plant and equipment through debt financing in the amount of $1,318,000 for the twelve months ending December 31, 2005 and $49,000 for the same period in 2004.

Effective June 30, 2005, the Company acquired the petroleum marketing assets of Clark Oil Company, located in Ada, Oklahoma, including bulk plants in Ada, Duncan and Pauls Valley, Oklahoma, as well as several unmanned card lock sites. The Company acquired assets of $6,010,000 consisting of accounts receivable of $1,323,000, inventories of $760,000, property, plant and equipment of $2,442,000, and goodwill of $1,485,000. The assets were acquired for $3,983,000 cash, which included cash payments of $1,200,000 at the time of closing, $327,000 of transaction costs, $2,083,000 for the payment of account receivable and inventory, $167,000 cash down payment on the debt financing, and debt financing of $2,233,000 ($2,400,000 less cash payment of $167,000). During the twelve months ending December 31, 2005 the company incurred an additional $206,000 of transaction costs which was allocated to goodwill. At December 31, 2005, the Clark Oil goodwill balance was $1,691,000.

During 2004, the Company amended and extended its revolving line of credit agreement in the amount of $30,163,000. Also in 2004, the Company recorded asset retirement costs and related obligations of $90,000.

During 2003, the Company refinanced debt instruments of $24,806,016 and related debt issuance costs with a new financing agency for $25,223,810.

The accompanying notes are an integral part of these consolidated financial statements.

UNITED FUEL & ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General:

United Fuel & Energy Corporation (Company) markets refined petroleum products which include gasoline, diesel, propane, oils, greases, and other lubricants through its wholly owned subsidiaries Eddins-Walcher Company (EWC), and Three D Oil of Kilgore, Inc. (TDO). Products are sold, including credit sales, through bulk plants and unattended self-serve stations (card locks) located in West Texas, East Texas, Southeastern New Mexico and Southern Oklahoma. All significant inter-company balances and transactions have been eliminated.

On February 7, 2005, we acquired United Fuel & Energy Corporation, a Texas corporation (“United Fuel - Texas”) through the merger of Brands United Merger Sub, Inc., our wholly-owned subsidiary which was created specifically in order to consummate the merger, with and into United Fuel - Texas, with United Fuel - Texas being the surviving entity.

Pursuant to the merger, each outstanding share of common stock and preferred stock of United Fuel - Texas was cancelled and converted into the right to receive merger consideration of one share of our common stock, resulting in the former stockholders of United Fuel - Texas owning 9,900,000 shares of our common stock. Each outstanding option to purchase a share of common stock of United Fuel - Texas was converted into an identical option to purchase a share of our common stock. Each outstanding share of Brands United Merger Sub, Inc. was converted into shares of United Fuel - Texas, making United Fuel Texas our wholly-owned subsidiary.

Of the 9,900,000 shares of our common stock issued to the original United Fuel - Texas stockholders issued pursuant to the merger, 7,785,000 were issued to Thomas Kelly, our current Chairman of the Board, and 865,000 were issued to Scott Heller, a former director and our former Chief Executive Officer. The remaining 1,250,000 shares of our common stock issued pursuant to the merger were issued to eight holders of United Fuel - Texas preferred stock.

On January 31, 2005, in preparation for the merger, we changed our name from “Brands Shopping Network, Inc.” to “United Fuel & Energy Corporation” and effected a 1-for-40 reverse stock split. As a result of the reverse stock split, the number of outstanding shares of our common stock was reduced from 9,178,294 shares to 229,457 shares plus the number of shares issuable in lieu of fractional shares resulting from the reverse stock split.

In addition, and in connection with the merger, BSN issued 1,125,000 shares of common stock in satisfaction of certain of its debt. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of United Fuel - Texas owned control of our common stock immediately after consummation of the merger. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization.

The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP).

Cash Equivalents:

For purposes of the statement of cash flows, the Company considers demand deposits, money market accounts and certificates of deposit purchased with an original maturity date of three months or less to be cash equivalents.

Revenue Recognition:

Sales are recorded by the Company upon shipment of products to customers and upon sale of products at Company locations.

UNITED FUEL & ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for Doubtful Accounts:

The allowance for doubtful accounts is maintained at a level which, in management’s judgment based upon past experience in industry, is adequate to absorb credit losses. The amount of the allowance is based upon management’s continuous evaluation of the collectibility of receivables.

Inventories:

Inventories are carried at the lower of cost or market. Inventories consist primarily of fuels and lubricants held for resale. Cost is approximated by using the weighted average method.

Property, Plant and Equipment:

Property, plant and equipment are carried at cost. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, reflected in the results of operations. The cost of maintenance and repairs is charged to expense as incurred; whereas significant renewals and betterments are capitalized.

Depreciation of property, plant and equipment is provided using the straight line basis computed over the following estimated useful lives:

Life
Equipment	9 - 20 years
Card locks	9 - 20 years
Automotive fleet	5 - 10 years
Office equipment	3 - 10 years
Buildings and improvements	20 - 40 years

Impairment of Long-Lived Assets:

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Consequently, the Company reviews its long-lived assets to be held and used whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows, on a depreciable unit basis, is less than the carrying amount of such assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Company accounts for long-lived assets to be disposed of at the lower of their carrying amount or fair value less cost to sell once management has committed to a plan to dispose of the assets.

Goodwill:

The Company follows the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, and does not amortize goodwill. Goodwill is tested for impairment at least annually.

Cash Value Life Insurance

The Company maintains an aggregate of approximately $4,000,000 of life insurance on the life of a former stockholder of EWC. All incidents of ownership of the policy accrues to the Company, which is the designated beneficiary, and there is no agreement to use the insurance proceeds for the benefit of the former stockholders. There are no loans outstanding on the insurance policies, but the cash surrender value has been pledged by the Company to secure certain debt.

UNITED FUEL & ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Overdrafts:

Cash overdraft balances, when present, are reclassified and included in accounts payable.

Income Taxes:

Provision for income taxes is based on amounts reported in the consolidated statement of earnings (after exclusion of non-taxable income and non-tax deductible expenses) and includes deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability approach as prescribed in SFAS No. 109, Accounting for Income Taxes.

The Company and its subsidiaries file a consolidated return for Federal income tax reporting purposes. In accordance with a tax sharing agreement, both EWC and TDO compute their taxes on a separate company basis and remit such amounts to the Company.

Debt Issuance Costs:

Amortization of debt issuance costs is computed by using the straight-line method (which approximates the interest method) over the life of the related debt.

Environmental Costs:

The Company is subject to federal, state and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Stock Options:

The Company has elected to account for its stock option plan using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB 25). Under APB 25, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock.

Use of Estimates:

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments:

Management believes the carrying value of the Company’s cash and cash equivalents, receivables, inventories, accounts payable and notes payable approximate fair value due to the short maturity of the instruments. Management believes the carrying value of the Company’s long-term debt approximates fair value because the related borrowing rate approximates the rate the Company would pay for new debt with similar terms.

Reclassifications

Certain reclassifications have been made to conform to the 2005 presentation.

UNITED FUEL & ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized by major classifications as follows (thousands):

	December 31,
	2005	2004
Equipment	$5,175	$3,812
Card locks	5,951	4,711
Automotive fleet	3,412	1,456
Office equipment	1,923	1,678
Buildings and improvements	1,666	1,358
Land	1,244	1,024
Construction in progress	319	429
	19,690	14,468
Less accumulated depreciation	5,352	4,145
Net property, plant and equipment	$14,338	$10,323

NOTE 3 - CONCENTRATION OF CREDIT RISK

Accounts receivable potentially subject the Company to concentrations of credit risk. The risk is limited due to the large number of customers comprising the customer base (approximately nine thousand) and their dispersion across agricultural, oilfield, and general commercial industries. The Company had no significant concentrations of credit risk apart from customer operations occurring primarily in the geographical region of West Texas, East Texas, Southeastern New Mexico and Southern Oklahoma. The Company maintains its cash balances at several financial institutions located in New Mexico, Texas, and Oklahoma, which at times may exceed federally insured limits. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

NOTE 4 - DEBT

Long-term debt consists of the following (thousands):

	December 31,
	2005	2004
Revolving line of credit	$38,950	$29,721
Term loan payable to a bank, due November 1, 2009	4,638	5,434
2005 Term loan payable to a bank, due October 3, 2010	1,219	-
Three D term loan payable to a bank	1,338	1,437
Note payable to a supplier, due December 2008	643	857
Note payable to a supplier, due October 2005	-	550
Notes payable to shareholders of Clark Oil	915	-
Other notes payable1	1,361	191
	49,064	38,190
Less current maturities	1,713	1,709
	$47,351	$36,481

The Company’s revolving line of credit (“Revolver”) provides for borrowing of the lesser of $55,000,000 or a borrowing base, as defined, and is secured by accounts receivable, inventory, cash value of life insurance polices, rolling stock and a limited personal guarantee by the principal stockholder of the Company. Interest is payable monthly at prime plus 0.5% or LIBOR plus 3.0%, at the Company’s option, (7.83% at December 31, 2005). The Revolver matures on September 30, 2007. The Revolver was amended in March 2006, effective as of November 30, 2005 to amend a financial covenant to be more favorable to the Company and (ii) to increase the interest rate on $3,000,000 of the Revolver to prime plus 3.0%.

UNITED FUEL & ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The term loan payable to a bank matures on November 1, 2009 and is payable in monthly principal installments of $65,500 plus interest at prime plus 1.5%, (8.75% at December 31, 2005). The term loan is secured by a first lien on certain assets of EWC, including but not limited to, equipment (excluding rolling stock), real estate, storage tanks and certain guaranties including the personal guarantee of the principal stockholder of the Company.

The 2005 term loan payable to a bank matures on October 3, 2010 and is payable in monthly principal and interest payments of $14,690. The interest rate is prime plus 1.5% (8.75% at December 31, 2005). The debt is secured by a first lien on the property, plant and equipment acquired in the Clark Oil acquisition.

The Three D term loan payable to a bank matures on October 10, 2009 and is payable in monthly principal and interest payments of $14,657 with the balance due at maturity. The interest rate is prime plus 1%, adjustable annually on October 10 (7.75% at December 31, 2005). The debt is secured by property, plant and equipment of TDO. This term loan was amended in March 2006, effective as of June 30, 2005, to amend a financial covenant to be more favorable to the Company.

The note payable to a supplier, due December 2008, unsecured, was originally due December 2001, but effective January 1, 2002, was converted to a Business Development Fund Agreement (Fund). As part of the agreement, the Fund was increased to $1,500,000 and is retired in annual amounts of $214,000 through December 2008 subject to provisions of the Fund. The annual retirement is achieved by the Company meeting minimum product purchasing volumes or paying shortfall rates for product volumes purchased less than minimum levels prescribed in the Fund.

The note payable to a supplier, due October 2005, unsecured, was subject to an agreement, whereby, if the Company’s monthly purchases from the supplier exceeded a certain quantity, the payable would be amortized and repayment would not be required. The Company’s purchases have not met the minimum purchase requirements of the agreement. In November 2005, the supplier acknowledged the expiration of the contract and that both parties were relieved from any further obligations related to the minimum volume and repayment of cash rebates received under the terms of this agreement.

The notes payable, as amended, to the Clark Oil shareholders for the Clark acquisition mature June 27, 2010 and are payable in equal monthly principal and interest payments of $20,232, with the balance due at maturity. The annual interest rate is 8.0%.

Other notes payable are comprised primarily of notes to a bank for the purchase of vehicles and equipment. The notes have maturity dates of five years, bear interest at prime plus 1.5%, are payable in monthly principal and interest payments which aggregate approximately $28,000, and are secured by the vehicles and equipment purchased.

Aggregate maturities of long-term debt, for the years subsequent to December 31, 2005, are as follows (thousands):

2006	$1,713
2007	40,687
2008	1,763
2009	4,035
2010	740
Thereafter	126
Total long-term debt	$49,064

UNITED FUEL & ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - ASSET RETIREMENT OBLIGATIONS

A summary of asset retirement obligation activity for the year ended December 31, 2005 is as follows (thousands):

Asset retirement obligation at December 31, 2003	$-
Additions related to new properties	111
Deletions related to property disposals	-
Accretion expense	8
Asset retirement obligation at December 31, 2004	$119
Additions related to new properties	-
Deletions related to property disposals	-
Accretion expense	8
Asset retirement obligation at December 31, 2005	$127

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Environmental remediation-related expenses are a regular cost of operating the Company's business. At December 31, 2005, the Company continues cooperation and participation in several remediation efforts. Management believes the outcome of cleanup effort uncertainties are adequately addressed through the combination of State cleanup funds in which the Company participates and environmental liability insurance carried by the Company. On February 28, 2006, we received a demand for arbitration from the American Arbitration Association relating to a claim made for recovery of amounts due under a consulting agreement dated October 31, 2001. The claimant, Al Tamasebi, alleges, among other things, our breach of contract, intentional misrepresentation, negligent misrepresentation and breach of the covenant of good faith and fair dealing and is seeking $300,000. The consulting agreement was entered into prior to our merger with United Fuel & Energy Corporation and our entry into the fuel and lubricant distribution business. It appears from the copy of the consulting agreement supplied with the demand for arbitration that the claimant, Mr. Tamasebi, actually entered into the consulting agreement on behalf of the company and subsequently had the rights under the agreement assigned to him by the consultant.

We believe the claim is without merit and intend to vigorously defend ourselves against the claim. Due to the uncertainty of such a claim and its early stage, we are unable to express an opinion as to the probable or likely outcome of such an arbitration proceeding or whether we are even bound to follow this arbitration procedure.

NOTE 7 - EMPLOYEE BENEFIT PLAN

The Company has a defined contribution 401(k) plan covering employees. The Plan allows employees to defer up to the maximum IRS allowable amount of their income on a pre-tax basis through contributions to the Plan. Discretionary contributions may be made by the Company with approval of the Board of Directors. Employees become vested in the Company’s contributions at 25% after two years, and 25% per year thereafter until fully vested. No matching contributions have been made for the years ended December 31, 2005, 2004 and 2003.

NOTE 8 - CLARK OIL COMPANY ACQUISITION

Effective June 30, 2005, the Company acquired certain assets of Clark Oil Company, an Oklahoma corporation ("Clark Oil"). Pursuant to the Asset Purchase Agreement dated as of March 2, 2005 and modified by a Closing Agreement, (collectively, the "Purchase Agreement"), the Company acquired substantially all of the assets used in Clark Oil's lubricants, gasoline and diesel business (the "Business"). The allocation of the purchase price to the assets acquired is (a) property, plant and equipment for $2,442,000, (b) accounts receivable for $1,323,000, (c) inventory for $760,000 and (d) goodwill for $1,485,000. During the year ended December 31, 2005 the company incurred an additional $206,000 of transaction costs which was allocated to goodwill. At December 31, 2005, the amount allocated to Clark Oil goodwill was $1,691,000.

UNITED FUEL & ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As consideration for the purchased assets, the Company paid an aggregate of $2,200,000 as follows: (i) $1,200,000 in cash, and (ii) two promissory notes to the Clark Oil shareholders, each in the principal amount of $500,000, bearing 8% interest, as amended, with payments due in equal monthly installments continuing until June 27, 2010 ("Notes"). In November 2005 the Company paid the shareholders of Clark Oil an additional $1,400,000, which was comprised of $167,000 cash and additional bank financing of $1,233,000.

The Company also agreed to pay the shareholders of Clark Oil for the inventory in three equal monthly installments with the first installment due 30 days after the closing. The Company also agreed to pay Clark Oil for the Accounts Receivable actually collected on a monthly basis for 90 days, but no more than 33% of the Accounts Receivable discounted by 15% for any particular month.

The Notes have been secured by a mortgage security agreement and collateral assignment, provided that the Stockholders have agreed to subordinate such security interests to loans from the Company’s bank lenders. The Registrant's obligations under the Notes, the Additional Payment Obligation, and the Registrant's payments regarding accounts receivable and inventory are guaranteed by our two major stockholders.

NOTE 9 - INCOME TAXES

The components of income tax expense (benefit) are as follows (thousands):

	Years Ended December 31,
	2005	2004	2003
Current income tax expense (benefit):	$449	$108	$117
Federal
State	22	19	14
Deferred income taxes	139	221	327
Total income tax expense (benefit)	$610	$348	$458

   Income tax expense (benefit) differs from the “expected” tax (benefit) computed by applying the Federal statutory rate of 34% to earnings (loss) before income taxes as follows (thousands):

	Years Ended December 31,
	2005	2004	2003
Expected tax expense (benefit) at Federal statutory rate	$506	$257	$356
Increase (reduction) in income taxes resulting from:
Nondeductible expenses	89	80	70
State income taxes	15	13	14
Other	-	(2)	18
Total income tax expense (benefit)	$610	$348	$458

UNITED FUEL & ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities consist of the following (thousands):

	December 31,
	2005	2004
Current deferred tax assets:
Allowance for bad debts	$374	$256
Allowance for slow moving inventory	80	80
UNICAP inventory adjustment	20	22
Total current deferred tax assets	$474	$358

Noncurrent deferred tax liability:
Principally property, plant and equipment
depreciation differences	$1,135	$880

NOTE 10 - LEASES

Pursuant to terms of operating lease agreements, the Company rents various product retail sites, bulk storage sites, office space and equipment. Lease terms range from month-to-month to ten years. At December 31, 2005, 2004 and, 2003, monthly expense approximates $41,752, $27,717, and $51,384, respectively, and is expected to continue indefinitely. Future minimum lease payments at December 31, 2005, are as follows (thousands):

2006	$353
2007	285
2008	278
2009	135
2010	18
Thereafter	72

$1,141

NOTE 11 - EQUITY TRANSACTIONS

Common Stock - In June 2005, the Company issued 833,333 shares of its common stock, par value $0.001, and warrants to purchase 833,333 shares of its common stock at $1.50 per share, for proceeds of $1,250,000, less $137,000 of issuance costs, pursuant to an exempt private offering to accredited investors (the “Offering”). In October 2005, the Company issued 200,000 shares of its common stock, par value $0.001, and warrants to purchase 200,000 shares of its common stock at $1.50 per share, for proceeds of $300,000, less $45,000 of issuance costs, pursuant to an exempt private offering to accredited investors (the “Offering”).

Restricted Stock Agreement - In July 2004 the Company entered into a Restricted Stock Agreement with its former President whereby he was issued 865,000 shares of common stock of the Company, representing 10% of the outstanding common stock of the Company. The shares vested 50% at date of issuance, 25% in January 2005 and the remaining 25% in July 2005. The value of the 25% January 2005 and the 25% July 2005 vesting ($193,000) of this non-cash stock award has been included in general and administrative expense in 2005.

NOTE 12 - STOCK WARRANTS

At December 31, 2005, the Company had outstanding 2,216,666 warrants to purchase common stock, which were issued to financial advisors and investors during 2004 and 2005. An aggregate of 775,000 warrants have an exercise price of $2.00 per share. Warrants for 200,000 shares expire one year from the effectiveness of a registration statement for the sale of the underlying common stock, and the remaining 575,000 warrants expire five years from the date of issuance. An aggregate of 1,241,666 warrants have an exercise price of $1.50 per share and expire five years from date of issuance and an additional 200,000 warrants have an exercise price of $1.75 per share and expire five years from date of issuance.

NOTE 13 - STOCK OPTIONS

In February 2005, the Company’s majority stockholders and Board of Directors approved the 2005 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of incentive stock options, non-qualified stock options, restricted stock or stock bonuses (“Awards”), to employees, officers, directors, consultants, independent contractors and advisors under certain conditions as defined in the Plan. A total of 1,500,000 shares of common stock have been authorized and reserved for issuance under the Plan, subject to certain adjustments to reflect changes in the Company’s capitalization. The Plan is to be administered by a committee appointed by the Board of Directors, or if no committee has been formed, then by the Board of Directors. The committee, or the Board of Directors, has the authority to interpret the Plan, to determine the persons to whom the Awards will be granted, to determine the basis upon which the Awards will be granted, and to determine the exercise price, duration and other terms of the Awards to be granted under the Plan. During the twelve-month period ended December 31, 2005, 392,232 options which had been granted in 2004 under the 2004 Stock Option Plan (the “2004 Plan”) were converted into the same number of options of the Plan with the same exercise price and exercise ability restrictions as those options had under the 2004 Plan. In addition, 1,038,000 additional options were granted at exercise prices of $1.47 - $2.75, and 187,500 options were forfeited, leaving a balance outstanding of 1,242,732, at December 31, 2005.

The Company applies APB 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized for those options because the quoted or estimated market price of the stock at grant date exceeds the amount of the exercise price. Had compensation cost been determined based on the fair value of the options consistent with SFAS No. 123, the Company believes the effect on consolidated income would have been insignificant, but has not estimated the amount as of December 31, 2005.

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES

For the years ended December 31, 2005, 2004 and 2003, the Company incurred related party lease expense of $132,100, $101,200 and $412,400, respectively, for a long-term operating lease of real property and month-to-month operating leases of equipment paid to the Company’s principal shareholders.

The Company rents planes from a company owned 100% by the Company’s principal shareholder and another company owned 50% by the Company’s principal shareholder. Rental payments to these companies were $82,000, $207,000 and $163,000 for the years ended December 31, 2005, 2004 and 2003 respectively. At December 31, 2005, the Company has a prepaid credit of $26,000 to be used against future expenses with these companies resulting from the Company paying certain repair and maintenance expenses on planes during 2004. This credit is reflected as a receivable from related parties in the December 31, 2005 financial statements.

Beginning in 2004, the Company began purchasing electricity from a company owned 15% by the Company’s principal shareholder. Electricity payments to this company were $70,000 and $160,800 for the years ended December 31, 2005 and 2004, respectively.

During 2004, the Company acquired shares of stock from its principal shareholder and granted these shares to its former President under the terms of a restricted stock agreement. These transactions are more fully described in Note 11.

NOTE 15 - MAJOR SUPPLIER

For the years ended December 31, 2005, 2004 and 2003, one major supplier furnished approximately $80,467,000 (37%), $59,025,000 (47%) and $34,926,000 (36%) of the Company’s fuel. Management believes that, in the unlikely event that it lost any of its major suppliers, additional suppliers could be obtained without significant disruption to its normal operations.

NOTE 16 - QUARTERLY INFORMATION (UNAUDITED)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands except share data)
Year Ended December 31, 2005
Sales and other revenues	$56,565	$63,467	$80,728	$82,828	$283,588
Cost of sales	$49,490	$56,235	$71,961	$73,323	$251,009
Gross profit	$7,075	$7,232	$8,767	$9,505	$32,579
Expenses	$6,176	$6,341	$7,269	$7,937	$27,723
Operating income	$899	$891	$1,498	$1,568	$4,856
Income before income taxes	$259	$149	$606	$475	$1,489
Net income	$155	$71	$368	$285	$879

Net income per common share - basic	$0.01	$0.01	$0.03	$0.02	$0.07
Net income per common share - diluted	$0.01	$0.01	$0.03	$0.02	$0.07

Weighted average common shares
outstanding:
Basic	11,255	11,366	12,088	12,279	11,751
Diluted	11,389	11,405	12,345	12,330	11,946

NOTE 17 - SUBSEQUENT EVENTS

Pending Queen Oil Acquisition

On February 1, 2006, the Company’s wholly-owned subsidiary, Eddins-Walcher Company, a Texas corporation, entered into an Asset Purchase Agreement (“APA”) with Queen Oil and Gas Company (“Queen Oil”), a New Mexico corporation and its stockholders, to acquire substantially all of the assets used in Queen Oil gasoline, diesel, propane and lubricant business.

As consideration for the acquisition, the Company will: (a) pay an aggregate of approximately $6,000,000 in cash, plus the actual cost of certain assets that Queen Oil has purchased, or may purchase with our approval prior to the closing; (b) pay an agreed upon price for their inventory; (c) pay the amount of the accounts receivable we actually collect within 120 days after the closing; and (d) assume certain obligations of Queen Oil accruing on or after the closing date under certain assigned contracts. The Company will pay fifty percent (50%) of the agreed upon value of the inventory and fifty percent (50%) of the outstanding accounts receivable amount within two days of the closing date. The Company will pay the remaining amount of the cost of the inventory and additional accounts receivable amounts collected 120 days after the closing. The Company delivered a $100,000 earnest money deposit to Queen Oil at the execution of the APA which will be credited against the cash portion of the purchase price at the closing. The acquisition is subject to customary representations, warranties, and covenants as contained in the APA.

On March 10, 2006 the Company entered into an addendum whereby an additional $900,000 was deposited, and the closing was extended to March 31, 2006, subject to certain further extension, as defined.

Equity Sale of Common Stock

On March 9, 2006, we sold a total of 666,666 shares of our common stock in a private placement of our securities to two institutional investors in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of common stock for $1.50 per share, resulting in gross proceeds of $999,999. We expect our net proceeds from the sale to be approximately $929,999 after payment of a commission of approximately $70,000 to our placement agent.

On March 29, 2006, we sold a total of 666,667 shares of our common stock in a private placement of our securities to one institutional investor in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of common stock for $1.50 per share, resulting in gross proceeds of $1,000,000. We expect our net proceeds from the sale to be approximately $930,000 after payment of a commission of approximately $70,000 to our placement agent.

NOTE 18 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with early application encouraged.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29. SFAS No. 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Statement indicates that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary exchanges occurring in periods beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123(R) “Share-Based Payment,” an amendment to SFAS No. 123 which supersedes SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS 123(R) establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB 25. SFAS No. 123(R) also requires a public entity to present its cash flows provided by tax benefits from stock options exercised in the Financing Cash Flows section of the Statement of Cash Flows. In April 2005, the SEC issued Staff Accounting Bulletin 107 (“SAB 107”) which provides guidance on SFAS No. 123 (R). SAB 107 permits registrants to choose an appropriate valuation technique or model to estimate the fair value of share options, assuming consistent application, and provide guidance for the development of assumptions used in the valuation process. Additionally, SAB 107 discusses additional disclosures to be made in registrants’ periodic reports. Public companies will be required to implement SFAS 123(R) in the next fiscal year which begins after December 15, 2005. Since it is our current intention to use stock-based compensation in the future as a component of employee compensation, and we have previously followed the intrinsic method, the implementation of this pronouncement will reduce our future earnings or increase our future losses. The amount of such reductions have not been estimated as of December 31, 2005.

The Emerging Issues Task Force (“EITF”) of the FASB is currently considering Issue No. 04-13 (“Issue”), “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” This Issue addresses accounting matters that arise when one company both sells inventory to and buys inventory from another company in the same line of business - specifically, when it is appropriate to measure purchases and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as an exchange measured at the book value of the item sold.

UNITED FUEL & ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies the definition and treatment of conditional asset retirement obligations as discussed in SFAS Statement No. 143 “Accounting for Asset Retirement Obligations.” A conditional asset retirement obligation is defined as an asset retirement activity in which the timing and/or method of settlement are dependent on future events that may be outside the control of the Company. FIN 47 states that a Company must record a liability when incurred for conditional asset retirement obligations if the fair value of the obligation is reasonably estimable. FIN 47 is intended to provide more information about long-lived assets, more information about future cash outflows for these obligations and more consistent recognition of these liabilities. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company does not believe that its financial position, results of operations or cash flows will be impacted by FIN 47.

On May 30, 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 eliminates the requirement in APB Opinion No. 20 to include the cumulative effect of changes in accounting principle in the income statement in the period of change. Instead, to enhance the comparability of prior period financial statements, SFAS No. 154 requires that changes in accounting principle be retrospectively applied. Under retrospective application, the new accounting principle is applied as of the beginning of the first period presented as if that principle had always been used. The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented, and the offsetting adjustments are recorded to beginning retained earnings. Each period presented is adjusted to reflect the period-specific effects of applying the change. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by any accounting pronouncement that does not include specific transition provisions. Under SFAS No. 54, a change in reporting entity is also retrospectively applied as of the beginning of the first period presented. A change in accounting estimate continues to be accounted for in the period of change and future periods. A change in accounting estimate that is effected by a change in accounting principle (e.g., a change in the method of depreciation) will be accounted for as a change in estimate. A correction of an error continues to be reported by restating prior period financial statements as of the beginning of the first period presented. SFAS No. 154 also carries forward the provisions of SFAS No. 3, which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Management does not believe these new standards will have a material impact on its consolidated financial statements.

United Fuel & Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents (note B)	$6,673	$673
Accounts receivable, net of allowance for doubtful accounts of $1,408 and $1,101, at June 30, 2006 and December 31, 2005, respectively	51,895	43,290
Other receivables	454	386
Inventories, net of allowance for slow moving inventory of $250	10,512	9,345
Prepaid expense	1,312	1,237
Deferred taxes	584	474
Total current assets	71,430	55,405

PROPERTY, PLANT AND EQUIPMENT, net	21,068	14,338

OTHER ASSETS
Cash value of life insurance	2,739	2,675
Goodwill (note F)	2,018	1,942
Debt issuance costs	749	986
Related party receivables	23	26
Other	34	183
Total other assets	5,563	5,812
	$98,061	$75,555

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$18,985	$16,473
Accrued and other current liabilities	5,144	1,467
Accrued income taxes	100	449
Accrued dividend payable	226	-
Current maturities of long-term debt (note C)	1,697	1,713
Total current liabilities	26,152	20,102

OTHER LIABILITIES
Long-term debt, less current maturities (note C)	49,549	47,351
Asset retirement obligations (note D)	166	127
Deferred income taxes	1,295	1,135
Total liabilities	77,162	68,715

COMMITMENTS AND CONTINGENCIES (note E)

STOCKHOLDERS' EQUITY (notes A, G, H and I)
Preferred stock- par value $0.001; 5,000,000 shares authorized, 12,800 issued and outstanding at June 30, 2006; 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2005	-	-
Common stock - $0.001 par value, 55,000,000 shares authorized, 13,656,202 issued and outstanding at June 30, 2006; 55,000,000 shares authorized, 12,287,869 issued and outstanding at December 31, 2005	14	12
Paid-in capital	17,390	3,796
Retained earnings	3,495	3,032
Total stockholders' equity	20,899	6,840

	$98,061	$75,555

The accompanying notes are an integral part of these consolidated financial statements.

United Fuel & Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Revenues
Sales	$91,694	$62,568	$166,405	$118,406
Other	1,049	899	1,855	1,626
Total revenues	92,743	63,467	168,260	120,032

Cost of Sales	82,334	56,235	149,219	105,725
Gross Profit	10,409	7,232	19,041	14,307
Expenses
Operating	4,199	3,170	7,712	6,217
General and administrative	3,608	2,891	7,130	5,715
Depreciation, amortization and accretion	454	280	794	585
Total expenses	8,261	6,341	15,636	12,517

Operating Income	2,148	891	3,405	1,790

Other Income (Expense)
Interest expense	(1,147)	(712)	(2,156)	(1,294)
Amortization of debt issue costs	(119)	(103)	(237)	(202)
Other income (expense), net	44	71	87	112
Gain on disposal of assets	-	2	-	2
Total other expense	(1,222)	(742)	(2,306)	(1,382)
Income Before Income Taxes	926	149	1,099	408
Income Tax Expense	336	78	410	182
Net Income	$590	$71	$689	$226
Cumulative preferred stock dividend	$226	$-	$226	$-

Net Income applicable to common equity	$364	$71	$463	$226

Net income per common share:
Basic	$0.03	$0.01	$0.04	$0.02
Diluted	$0.03	$0.01	$0.04	$0.02
Weighted average common shares outstanding:
Basic	13,656	11,366	13,080	11,311
Diluted	21,391	11,405	17,142	11,414

The accompanying notes are an integral part of these consolidated financial statements.

United Fuel & Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2006	2005
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net income	$689	$226
Adjustments to reconcile net income to
net cash used in operating activities
Depreciation	794	571
Amortization of debt issuance costs and other	237	107
Gain on disposal of assets	-	(2)
Stock based compensation expense	128	-
Issuance of non-cash stock award	-	97
Deferred income taxes	50	53
Other	(82)	-
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(4,387)	(6,408)
Other receivables	(68)	(101)
Inventories	56	(1,252)
Prepaid expenses	(75)	(153)
Other assets	117	117
Related party receivables	3	19
Increase (decrease) in:
Accounts payable	2,512	3,508
Accrued income taxes	(349)	28
Accrued expenses and other current liabilities	736	235
Net cash provided by (used in) operating activities	361	(2,955)
Cash flows from investing activities:
Increase in cash surrender value	(64)	(54)
Proceeds from sale of assets	-	18
Clark Acquisition costs, net	(34)	(1,527)
Queen Acquisition costs, net	(8,934)	-
Capital expenditures	(544)	(745)
Net cash used in investing activities	(9,576)	(2,308)
Cash flows from financing activities:
Proceeds of notes payable	29	-
Borrowings (payments) on revolving line of credit facility, net	2,426	4,922
Repayment of long term debt	(708)	(502)
Repayments of capital lease obligations	-	(54)
Debt issuance costs	-	(77)
Proceeds from issuance of capital stock, net of issuance costs	13,468	1,113
Net cash provided by financing activites	15,215	5,402
Net increase in cash and cash equivalents	6,000	139
Cash and cash equivalents at beginning of year	673	809
Cash and cash equivalents at end of period	$6,673	$948

The accompanying notes are an integral part of these consolidated financial statements.

United Fuel & Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)
(Unaudited)

	Six Months Ended
	June 30, 2006	June 30, 2005
Cash paid during period for:
Interest	$2,116	$1,247
Income taxes	$690	$100

Non-cash investing and financing activities:

We acquired property, plant and equipment through debt financing in the amount of $571,000 for the six months ended June 30, 2006.

Effective April 1, 2006 we acquired substantially all of the assets used in Queen Oil and Gas Company’s gasoline, diesel, propane and lubricant business.

The assets acquired were in the amount of $11,666,000 and consisted of property, plant and equipment of $6,225,000, accounts receivable of $4,218,000 and inventory of $1,223,000. In addition, $209,000 of transaction costs have been incurred, of which $167,000 has been allocated to property, plant and equipment and $42,000 has been allocated to goodwill.

As consideration for the acquisition of the assets, we paid approximately $6,225,000 in cash. We were obligated to pay fifty percent (50%) of the estimated outstanding accounts receivable and fifty percent (50%) of the agreed upon value of the inventory by April 4, 2006, which amounted to $2,500,000 in the aggregate ($2,000,000 for 50% of the estimated outstanding accounts receivable and $500,000 for 50% of the estimated value of the inventory).

One hundred and twenty (120) days after the closing, we are obligated to pay any additional amount to Queen equal to the total of (A) the amount of accounts receivable outstanding at the closing date that are actually collected, less the $2,000,000 paid on April 4, and (B) the value of the inventory, less the $500,000 paid on April 4.

We acquired property, plant and equipment through debt financing in the amount of $367,000 for the six months ending June 30, 2005.

Effective June 30, 2005, we acquired the petroleum marketing assets of Clark Oil Company, located in Ada, Oklahoma, including bulk plants in Ada, Duncan and Pauls Valley, Oklahoma, as well as several unmanned card lock sites. The assets acquired were in the amount of $5,683,000 and consisted of property, plant and equipment of $2,442,000, accounts receivable of $1,323,000, inventories of $760,000 and goodwill of $1,158,000.

The assets were acquired for (i) $1,200,000 cash, (ii) debt financing of $1,000,000, in the form of two promissory notes to the Clark Oil shareholders, each in the principal amount of $500,000, bearing 8% interest, as amended, with payments due in equal monthly installments continuing until June 27, 2010, and (iii) payables to the Clark Oil shareholders in the amounts of $1,323,000 for the accounts receivable and, $760,000 for the inventory, leaving a balance of $1,400,000 which was to be paid after we secured additional bank financing.

Upon attaining such financing in November 2005, we paid the shareholders of Clark Oil $1,400,000 and paid the accounts receivable and inventory payables as per the terms of the purchase agreement.

At the closing of the Clark Oil acquisition, we had accrued $327,000 in transaction expenses, and since then have incurred additional transaction expenses related to the acquisition in the amount of $240,000, of which $34,000 was incurred in the six months ended June 30, 2006. All of the transaction expenses have been allocated to goodwill.

The promissory notes issued to the Clark Oil stockholders have been secured by a mortgage security agreement and collateral assignment, except that the stockholders have agreed to subordinate their security interests to loans from our bank lenders. Our obligations under the promissory notes are guaranteed by two of our stockholders (See Note F).

United Fuel & Energy Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006
(Unaudited)

NOTE A - BASIS OF PRESENTATION

United Fuel & Energy Corporation was incorporated in Nevada on April 5, 2000. Through our wholly owned subsidiaries Eddins-Walcher Company and Three D Oil of Kilgore, Inc., we distribute and sell refined petroleum products which include gasoline, diesel, oils, propane, greases, and other lubricants. Our products are sold, including credit sales, through bulk plants and unattended self-serve stations located in West Texas, East Texas, Southeastern New Mexico and Southern Oklahoma. All significant intercompany balances and transactions have been eliminated.

On February 7, 2005, we acquired United Fuel & Energy Corporation, a Texas corporation (“United Fuel - Texas”) through the merger of Brands United Merger Sub, Inc., our wholly-owned subsidiary which was created specifically in order to consummate the merger, with and into United Fuel - Texas, with United Fuel - Texas being the surviving entity.

Pursuant to the merger, each outstanding share of common stock and preferred stock of United Fuel - Texas was cancelled and converted into the right to receive merger consideration of one share of our common stock, resulting in the former stockholders of United Fuel - Texas owning 9,900,000 shares of our common stock. Each outstanding option to purchase a share of common stock of United Fuel - Texas was converted into an identical option to purchase a share of our common stock. Each outstanding share of Brands United Merger Sub, Inc. was converted into shares of United Fuel - Texas, making United Fuel Texas our wholly-owned subsidiary.

Of the 9,900,000 shares of our common stock issued to the original United Fuel - Texas stockholders issued pursuant to the merger, 7,785,000 were issued to Thomas Kelly, our current Chairman of the Board, and 865,000 were issued to Scott Heller, a former director and our former Chief Executive Officer. The remaining 1,250,000 shares of our common stock issued pursuant to the merger were issued to eight holders of United Fuel - Texas preferred stock.

On January 31, 2005, in preparation for the merger, we changed our name from “Brands Shopping Network, Inc.” to “United Fuel & Energy Corporation” and effected a 1-for-40 reverse stock split. As a result of the reverse stock split, the number of outstanding shares of our common stock was reduced from 9,178,294 shares to 229,457 shares plus the number of shares issuable in lieu of fractional shares resulting from the reverse stock split.

In addition, and in connection with the merger, we issued 1,125,000 shares of common stock in satisfaction of certain of its debt. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of United Fuel - Texas held a controlling interest in our company immediately after consummation of the merger, holding approximately 88.7% of our capital stock. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization.

The financial information included herein, except the balance sheet as of December 31, 2005, is unaudited. Our consolidated balance sheet at December 31, 2005 is derived from the December 31, 2005 audited consolidated financial statements filed in our Form 10-K filed with the Securities and Exchange Commission. The interim financial statement information includes all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the results of operations and financial condition for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for an entire year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements as of December 31, 2005.

United Fuel & Energy Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2006
(Unaudited)

NOTE B - CONCENTRATION OF CREDIT RISK

Accounts receivable potentially subjects us to concentrations of credit risk. The risk is limited due to the large number of customers comprising our customer base (consisting of approximately nine thousand customers) and their dispersion across agricultural, oilfield, and general commercial industries.

We maintain our cash balances at several financial institutions located in New Mexico, Texas, and Oklahoma, which at times may exceed federally insured limits. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. We have not experienced any losses in such accounts and we do not believe we are exposed to any significant credit risk from exceeding the federally insured limits in these accounts.

NOTE C - DEBT

Long-term debt consists of the following (in thousands):

	June 30, 2006	December 31, 2005
Revolving line of credit	$41,376	$38,950
Term loan payable to a bank, due November 1, 2009	4,245	4,638
Term loan payable to a bank, due October 3, 2010	1,131	1,219
Term loan payable to a bank, due October 10, 2009	1,317	1,338
Note payable to a supplier, due December 2008	536	643
Notes payable to shareholders of Clark Oil	829	915
Other notes payable	1,812	1,361
	51,246	49,064
Less current maturities	1,697	1,713
	$49,549	$47,351

Our revolving line of credit provides for borrowing of the lesser of $55,000,000 or a borrowing base, which establishes a borrowing limit based on our accounts receivable, inventory, rolling stock and certain other assets at varying established advance rates, and is secured by accounts receivable, inventory, cash value of life insurance polices, rolling stock and a limited personal guarantee by our principal stockholder. Interest is payable monthly at prime plus 0.5% or LIBOR plus 3.0%, at our option, (8.50% at June 30, 2006). The revolving line of credit matures on September 30, 2007, and was amended in March 2006, effective as of November 30, 2005 to (i) amend a financial covenant to be more favorable to us, and (ii) to increase the interest rate on $3,000,000 of the revolving line of credit to prime plus 3.0%.

The term loan due November 1, 2009, is payable in monthly principal installments of $65,500 plus interest at prime plus 1.5%, (9.75% at June 30, 2006). The term loan is secured by a first lien on certain assets of our subsidiary Eddins-Walcher Company, including but not limited to, equipment (excluding rolling stock), real estate, storage tanks and certain guaranties including the personal guarantee of our principal stockholder.

The term loan due October 3, 2010 is payable in monthly principal and interest payments of $14,690. The interest rate is prime plus 1.5% (9.75% at June 30, 2006). The debt is secured by a first lien on the property, plant and equipment acquired in the Clark Oil acquisition.

The term loan due October 10, 2009 is payable in monthly principal and interest payments of $14,657 with the balance due at maturity. The interest rate is prime plus 1%, adjustable annually on October 10 (7.75% at June 30, 2006). The debt is secured by property, plant and equipment of our subsidiary Three D Oil of Kilgore, Inc. This term loan was amended in March 2006, effective as of June 30, 2005, to amend a financial covenant to be more favorable to us.

United Fuel & Energy Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2006
(Unaudited)

NOTE C - DEBT (CONTINUED)

The note payable to a supplier, due December 2008, unsecured, was originally due December 2001, but effective January 1, 2002, was converted to a Business Development Fund Agreement (Fund). As part of the agreement, the Fund was increased to $1,500,000 and is retired in annual amounts of $214,000 through December 2008 subject to provisions of the Fund. The annual retirement is achieved by our meeting minimum product purchasing volumes or paying shortfall rates for product volumes purchased less than minimum levels prescribed in the Fund.

The notes payable, as amended, to the Clark Oil shareholders for the Clark acquisition mature June 27, 2010 and are payable in equal monthly principal and interest payments of $20,232, with the balance due at maturity. The annual interest rate is 8.0%.

Other notes payable are comprised primarily of notes to banks for the purchase of vehicles, equipment and buildings. The notes have maturity dates of five years, bear interest at prime plus 1.5%, are payable in monthly principal and interest payments which aggregate approximately $35,000, and are secured by the vehicles, equipment and buildings purchased.

Aggregate maturities of long-term debt, for the years subsequent to June 30, 2006, are as follows (thousands):

2006	$1,697
2007	43,075
2008	1,607
2009	1,400
2010	3,348
Thereafter	119
Total long-term debt	$51,246

NOTE D - ASSET RETIREMENT OBLIGATIONS

A summary of asset retirement obligation activity for the six month period ended June 30, 2005 and 2006 is as follows (in thousands):

Asset retirement obligation at December 31, 2004	$119
Additions related to new properties	-
Deletions related to property disposals	-
Accretion expense	4
Asset retirement obligation at June 30, 2005	$123

Asset retirement obligation at December 31, 2005	$127
Additions related to new properties	34
Deletions related to property disposals	-
Accretion expense	5
Asset retirement obligation at June 30, 2006	$166

United Fuel & Energy Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2006
(Unaudited)

NOTE E - COMMITMENTS AND CONTINGENCIES

Environmental remediation-related expenses are a regular cost of operating our business. At June 30, 2006, we were involved with several remediation efforts. Management believes the uncertain outcomes of cleanup efforts are adequately addressed through the combination of State cleanup funds in which we participate and environmental liability insurance we carry.

On February 28, 2006, we received a demand for arbitration from the American Arbitration Association relating to a claim made for recovery of amounts due under a consulting agreement dated October 31, 2001. The claimant, Al Tamasebi, alleges, among other things, our breach of contract, intentional misrepresentation, negligent misrepresentation and breach of the covenant of good faith and fair dealing and is seeking $300,000. The consulting agreement was entered into prior to our merger with United Fuel - Texas and our entry into the fuel and lubricant distribution business.

We believe the claim is without merit and intend to vigorously defend ourselves against the claim. Due to the uncertainty of such a claim and its early stage, we are unable to express an opinion as to the probable or likely outcome of such an arbitration proceeding or whether we are even bound to follow this arbitration procedure.

In mid 2005, the Texas State Comptroller’s office initiated an audit related to our fuel tax returns for the years 2001 through 2004. Based on the information available in the third quarter of 2005, we estimated the potential loss from a future tax assessment to be approximately $372,000 and accrued the expense in our financial statements. The audit has continued through the date of this report and there has been no assessment made. Therefore, we cannot be assured our total potential liability relating to this tax audit will not exceed the amount we previously accrued in our financial statements.

NOTE F - ACQUISITIONS

Clark Oil Company

Effective June 30, 2005, we acquired the petroleum marketing assets of Clark Oil Company, located in Ada, Oklahoma, including bulk plants in Ada, Duncan and Pauls Valley, Oklahoma, as well as several unmanned card lock sites. The assets acquired were in the amount of $5,683,000 and consisted of property, plant and equipment of $2,442,000, accounts receivable of $1,323,000, inventories of $760,000 and goodwill of $1,158,000.

The assets were acquired for (i) $1,200,000 cash, (ii) debt financing of $1,000,000, in the form of two promissory notes to the Clark Oil shareholders, each in the principal amount of $500,000, bearing 8% interest, as amended, with payments due in equal monthly installments continuing until June 27, 2010, and (iii) payables to the Clark Oil shareholders in the amounts of $1,323,000 for the accounts receivable and, $760,000 for the inventory, leaving a balance of $1,400,000 which was to be paid after we secured additional bank financing.

Upon attaining such financing in November 2005, we paid the shareholders of Clark Oil $1,400,000 and paid the accounts receivable and inventory payables as per the terms of the purchase agreement.

At the closing of the Clark Oil acquisition, we had accrued $327,000 in transaction expenses, and since then have incurred additional transaction expenses related to the acquisition in the amount of $240,000, of which $34,000 was incurred in the six months ended June 30, 2006. All of the transaction expenses have been allocated to goodwill.

The promissory notes issued to the Clark Oil stockholders have been secured by a mortgage security agreement and collateral assignment, except that the stockholders have agreed to subordinate their security interests to loans from our bank lenders. Our obligations under the promissory notes are guaranteed by two of our stockholders.

Queen Oil Company

Effective April 1, 2006 we acquired substantially all of the assets used in Queen Oil and Gas Company’s gasoline, diesel, propane and lubricant business.

The assets acquired were in the amount of $11,666,000 and consisted of property, plant and equipment of $6,225,000, accounts receivable of $4,218,000 and inventory of $1,223,000. In addition, $209,000 of transaction costs have been incurred, of which $167,000 has been allocated to property, plant and equipment and $42,000 has been allocated to goodwill.

NOTE F - ACQUISITIONS (CONTINUED)

As consideration for the acquisition of the assets, we paid approximately $6,225,000 in cash. We were obligated to pay fifty percent (50%) of the estimated outstanding accounts receivable and fifty percent (50%) of the agreed upon value of the inventory by April 4, 2006, which amounted to $2,500,000 in the aggregate ($2,000,000 for 50% of the estimated outstanding accounts receivable and $500,000 for 50% of the value of the inventory).

One hundred and twenty (120) days after the closing, we are obligated to pay any additional amount to Queen equal to the total of (A) the amount of accounts receivable outstanding at the closing date that are actually collected, less the $2,000,000 paid on April 4, and (B) the value of the inventory, less the $500,000 paid on April 4.

NOTE G - EQUITY TRANSACTIONS

Common Stock - On March 9, 2006, we sold a total of 666,666 shares of our common stock in a private placement of our securities to two institutional investors in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of common stock for $1.50 per share, resulting in gross proceeds of $999,999. Our net proceeds from the sale was approximately $929,999 after payment of a commission of approximately $70,000 to our placement agent

Common Stock - On March 29, 2006, we sold a total of 666,667 shares of our common stock in a private placement of our securities to one institutional investor in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of common stock for $1.50 per share, resulting in gross proceeds of $1,000,000. Our net proceeds from the sale was approximately $930,000 after payment of a commission of approximately $70,000 to our placement agent.

Preferred Stock - On March 31, 2006, we sold a total of 6,750 shares of our Series A 8% Convertible Preferred Stock, which has a liquidation preference, an optional conversion by the holder into common stock at an initial conversion price of $1.50, anti-dilution protection, an optional redemption after five years by the holder and special voting rights. The holders of the Series A Preferred Stock are entitled to receive cumulative dividends at the rate of 8% per annum, payable quarterly, provided, however, that for one year from March 31, 2006 the Company may, at its discretion, pay the 8% dividend in shares of the Company’s common stock based on a computed average stock price and subject to certain share registration requirements. The Series A Preferred Stock was sold in a private placement to 14 investors in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of Series A Preferred Stock for $1,000 per share, resulting in gross proceeds of $6,750,000. Our net proceeds from the sale were $6,177,500 after payment of a commission and fees of approximately $572,500.

We also issued a warrant for the purchase of 291,667 shares of our common stock at an exercise price of $1.65 to our placement agent pursuant to the terms of our engagement agreement with them and reimbursed them for $15,200 in expenses at the first closing of the sale of Series A Preferred Stock.

On April 25, 2006, we sold a total of 6,050 shares of our Series A 8% Convertible Preferred Stock, which has a liquidation preference, an optional conversion by the holder into common stock at an initial conversion price of $1.50, anti-dilution protection, an optional redemption after five years by the holder and special certain voting rights. The holders of the Series A Preferred Stock are entitled to receive cumulative dividends at the rate of 8% per annum, payable quarterly, provided, however, that for one year from March 31, 2006 the Company may, at its discretion, pay the 8% dividend in shares of the Company’s common stock based on a computed average stock price, and subject to certain share registration requirements. The Series A Preferred Stock was sold in a private placement to seven investors in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. We sold the shares of Series A Preferred Stock for $1,000 per share, resulting in gross proceeds of $6,050,000. Our net proceeds from the sale were $5,626,500 after payment of a commission and fees of approximately $423,500.

United Fuel & Energy Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2006
(Unaudited)

NOTE G - EQUITY TRANSACTIONS (CONTINUED)

We also issued a warrant for the purchase of 201,667 shares of our common stock at an exercise price of $1.65 to our placement agent pursuant to the terms of our engagement agreement with them and reimbursed them for $2,400 in expenses at the second closing of the sale of Series A Preferred Stock.

In June 2006, we issued a warrant to a financial advisor for the purchase of 50,000 shares of our common stock at an exercise price of $1.65 per share which expires five years from date of issuance.

Restricted Stock Agreement - In July 2004 we entered into a Restricted Stock Agreement with our former President whereby he was issued 865,000 shares of common stock, representing 10% of our outstanding common stock at the time of issuance. The shares vested 50% at date of issuance, 25% in January 2005 and the remaining 25% in July 2005. The value of the 25% January 2005 vesting of this non-cash stock award ($97,000) has been included in general and administrative expense in the six months ended June 30, 2005.

NOTE H - STOCK WARRANTS

As of June 30, 2006, we had outstanding warrants to purchase 2,820,000 shares of our common stock. In August and September of 2004, we issued warrants to financial advisors for the purchase of an aggregate of 550,000 shares of our common stock with an exercise price of $2.00 per share. Warrants for 200,000 of the shares expire one year from the effectiveness of a registration statement for the sale of the underlying common stock, and the warrants for the remaining 350,000 shares expire five years from the date of issuance. In June of 2005, we issued warrants to purchase 833,333 shares of our common stock to investors, which have an exercise price of $1.50 per share and expire five years from date of issuance. In July of 2005, we issued warrants to purchase 200,000 shares of our common stock to a financial advisor, which have an exercise price of $2.00 per share, and warrants to purchase 233,333 shares of our common stock to a financial advisor, of which 208,333 have an exercise price of $1.50 per share and 25,000 have an exercise price of $2.00. All of the warrants issued in July of 2005 expire five years from date of issuance. In October 2005, we issued a warrant for the purchase of 260,000 shares of common stock to an investor which has an exercise price of $1.50 per share and expires five years from date of issuance. In November 2005, we issued a warrant for the purchase of 200,000 shares of common stock to a financial advisor which has an exercise price of $1.75 per share and expires five years from date of issuance. In March 2006, we issued a warrant for the purchase of 291,667 shares of common stock to a financial advisor which has an exercise price of $1.65 per share and expires five years from date of issuance. In April and June of 2006, we issued warrants to financial advisors for the purchase of an aggregate of 251,667 shares of our common stock which have an exercise price of $1.65 per share and expire five years from date of issuance.

NOTE I - STOCK OPTIONS

Effective January 1, 2006, we adopted SFAS No. 123(R) using the modified prospective method. SFAS No. 123(R) requires entities to recognize the cost of employee services in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). That cost, based on the estimated number of awards that are expected to vest, will be recognized over the period during which the employee is required to provide the service in exchange for the award. No compensation cost is recognized for awards for which employees do not render the requisite service. Upon adoption, the grant-date fair value of employee share options and similar instruments was estimated using the Black-Scholes option valuation model as adjusted for the unique characteristics of those instruments.

United Fuel & Energy Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2006
(Unaudited)

NOTE I - STOCK OPTIONS (CONTINUED)

Compensation cost for the unvested portions of equity-classified awards granted prior to January 1, 2006, will be recognized in the results of operations over the remaining vesting periods.

Due to the prospective adoption of SFAS No. 123(R), results for prior periods have not been restated. We have stock-based compensation plans under which directors, officers and other eligible employees receive stock options.

Our stock option plan is described in our most recent Form 10-K and in other filings with the Securities and Exchange Commission. As of June 30, 2006, 1,500,000 shares of our common stock have been authorized for issuance under our equity compensation plan, and we had options outstanding of 1,020, 398 shares.

We determine fair value of stock options using the Black-Scholes option pricing model. The following assumptions were used to compute the fair value of stock option granted during 2005. There were no options granted during the six months ended June 30, 2006:

2005
Expected Stock Volatility	26.03%
Expected term from grant date (in years)(range)	5.0 to 6.5
Risk-free interest rate (range)	3.84 % to 4.37%
Expected Dividend yield	-
.

•
The expected stock volatility was determined based on historical actual volatility of three similar company’s common stock determined over a 5-year period. An increase in the weighted average volatility assumption will increase stock compensation expense.

•
The expected term of the awards was calculated as (a) the sum of the vesting period and the exercise period, divided by (b) two. This formula was used to establish the term of those options granted-at-the-money. An increase in the expected holding period will increase stock compensation expense.

•
The risk free interest rate was based on U.S. Government treasury yield curve for periods equal to the expected life of the option on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.

•	An increase in the dividend yield will decrease stock compensation expense.

Prior to January 1, 2006, we accounted for stock-based compensation expense to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees." The following table illustrates the effect on the three months ended June 2005 and the six months ended June 2005, net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123(R), as amended by SFAS No. 148 (in thousands, except per-share amounts):

United Fuel & Energy Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2006
(Unaudited)

NOTE I - STOCK OPTIONS (CONTINUED)

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
	(in thousands)	(in thousands)
Net income:
As reported	$71	$226
Stock-based compensation expense determined under
fair value based method for all awards, net of related
tax effects	(22)	(44)
Pro forma	$49	$182

Net Income Per Share:
Basic, as reported	$0.01	$0.02
Basic, pro forma	$0.01	$0.02
Diluted, as reported	$0.01	$0.02
Diluted, pro forma	$0.01	$0.02

Activity in our stock option plans for the first six months of 2006 was as follows:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2005	1,242,732	$2.31
Granted	-	-
Exercised	-	-
Forfeited	222,334	2.92
Outstanding at June 30, 2006	1,020,398	$2.21

As of June 30, 2006, there was approximately $524,000 of total unrecognized compensation cost related to unvested stock options granted under our stock option plan. That cost is expected to be recognized over a weighted average of three years.

United Fuel & Energy Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2006
(Unaudited)

NOTE I - STOCK OPTIONS (CONTINUED)

The following table summarizes stock option information as of June 30, 2006:

Exercise Price	Options Outstanding as of 6/30/2006	Weighted Average Remaining Contractual Life (In Years)	Options Exercisable as of 6/30/2006

$ 1.47	440,828	9.3	110,207
$ 1.69	59,172	9.3	14,793
$ 2.00	63,500	8.5	23,667
$ 2.05	20,000	8.8	10,000
$ 2.75	300,000	8.7	100,000
$ 3.00	38,025	8.2	15,721
$ 4.00	98,873	8.2	30,840
	1,020,398	8.7	305,227

NOTE J - INCOME TAXES

The effective tax rate for continuing operations for the first six months of 2006 was 37%, as compared to 45% for the first six months of 2005.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the accompanying consolidated financial statements and related notes thereto appearing elsewhere herein.

FINANCIAL STATEMENTS AND
REPORT OF INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS

QUEEN OIL and GAS COMPANY

DECEMBER 31, 2005 and 2004

JOHNSON, MILLER & CO. Certified Public Accountants A Professional Corporation An Independent Member Of BDO Seidman Alliance	Odessa, Texas Midland, Texas Hobbs, New Mexico

Report of Independent Certified Public Accountants

To the Board of Directors
Queen Oil and Gas Company
Carlsbad, New Mexico

We have audited the accompanying balance sheets of Queen Oil and Gas Company (the “Company”) as of December 31, 2005 and 2004, and the related statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Queen Oil and Gas Company at December 31, 2005 and 2004, and the results of its operations and cash flows for each of the years in the three year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Odessa, Texas
June 9, 2006

2626 JBS Parkway, Suite A-200 • Odessa, Texas 79761 • (432) 362-3800 • Fax (432) 362-4476
audit@jmaudit.com

FINANCIAL STATEMENTS

Queen Oil and Gas Company

BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$354,694	$140,919
Accounts receivable, net of allowance for doubtful accounts of $125,000
and $96,000 at December 31, 2005 and 2004, respectively	4,556,758	2,965,898
Inventories	980,111	934,436
Prepaid expenses	121,440	130,018
Total current assets	6,013,003	4,171,271

PROPERTY, PLANT AND EQUIPMENT, net	2,938,848	3,101,307

OTHER ASSETS
Note receivable from related party	78,151	74,411
Liquor licenses	127,718	127,718
Other	41,667	41,667
Total other assets	247,536	243,796

	$9,199,387	$7,516,374

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,847,101	$1,805,987
Accrued expenses	15,795	14,099
Revolving line of credit	627,997	94,540
Current maturities of long-term debt	327,787	319,071
Total current liabilities	2,818,680	2,233,697

OTHER LIABILITIES
Long-term debt, less current maturities	1,701,715	1,851,930
Total liabilities	4,520,395	4,085,627

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock - $10 par value, 15,000 shares authorized, 4,226 shares
issued and outstanding	42,260	42,260
Retained earnings	4,636,732	3,388,487
Total stockholders' equity	4,678,992	3,430,747

	$9,199,387	$7,516,374

The accompanying notes are an integral part of these financial statements.

Queen Oil and Gas Company

STATEMENTS OF INCOME

	Years Ended December 31,
	2005	2004	2003
Revenues
Sales	$46,761,826	$32,783,772	$26,173,730
Other	109,052	98,663	88,361
Total revenues	46,870,878	32,882,435	26,262,091

Cost of Sales	42,239,824	29,413,842	23,006,465

Gross Profit	4,631,054	3,468,593	3,255,626

Expenses
Operating, general and administrative	2,866,251	2,857,416	2,724,844
Depreciation	438,047	393,333	396,427
Total expenses	3,304,298	3,250,749	3,121,271

Operating Income	1,326,756	217,844	134,355

Other income (expense)
Interest expense	(179,912)	(110,450)	(113,005)
Interest income	69,955	60,947	76,446
Other income (expense), net	31,446	(9,042)	9,341
Total other income (expense)	(78,511)	(58,545)	(27,218)

Net Income	$1,248,245	$159,299	$107,137

The accompanying notes are an integral part of these financial statements.

Queen Oil and Gas Company

STATEMENTS OF STOCKHOLDERS' EQUITY

			Total
	Common	Retained	Stockholders'
	Stock	Earnings	Equity

Balance at December 31, 2002	$42,260	$3,138,001	$3,180,261
Net income	—	107,137	107,137
Dividends on common stock	—	(15,950)	(15,950)

Balance at December 31, 2003	42,260	3,229,188	3,271,448
Net income	—	159,299	159,299

Balance at December 31, 2004	42,260	3,388,487	3,430,747
Net income	—	1,248,245	1,248,245

Balance at December 31, 2005	$42,260	$4,636,732	$4,678,992

The accompanying notes are an integral part of these financial statements.

Queen Oil and Gas Company

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net income	$1,248,245	$159,299	$107,137
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	438,047	393,333	396,427
Loss (gain) on disposal of assets	(28,100)	9,042	(9,341)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(1,590,860)	(508,649)	(350,816)
Inventories	(45,675)	(13,918)	39,454
Prepaid expenses	8,578	(15,659)	(15,927)
Other assets	(3,740)	(150)	—
Increase (decrease) in:
Accounts payable	41,114	446,531	263,727
Accrued expenses	1,696	(33,959)	5,115
Net cash provided by operating activities	69,305	435,870	435,776

Cash flows from investing activities:
Proceeds from sale of assets	32,500	57,518	13,341
Capital expenditures	(100,728)	(418,059)	(123,304)
Collections on notes receivable	—	20,361	67,889
Net cash used in investing activities	(68,228)	(340,180)	(42,074)

Cash flows from financing activities:
Borrowings on revolving credit facility	533,457	94,540	—
Repayments of long-term debt	(320,759)	(284,348)	(392,777)
Dividends	—	—	(15,950)
Net cash provided by financing activites	212,698	(189,808)	(408,727)

Net increase (decrease) in cash and cash equivalents	213,775	(94,118)	(15,025)

Cash and cash equivalents at beginning of year	140,919	235,037	250,062

Cash and cash equivalents at end of period	$354,694	$140,919	$235,037

The accompanying notes are an integral part of these financial statements.

Queen Oil and Gas Company

STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2005	2004	2003

Cash paid during period for interest	$179,166	$109,413	$113,949

Non-cash investing and financing activities
Property, plant and equipment acquired through
debt financing	$179,260	$275,739	$39,620

The accompanying notes are an integral part of these financial statements.

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General:

Queen Oil and Gas Company (Company) markets refined petroleum products which include gasoline, diesel, oils, greases, and other lubricants. Products are sold, including credit sales, through bulk plants and unattended self-serve stations (card locks) located in southeastern New Mexico.

The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP).

Cash Equivalents:

For purposes of the statement of cash flows, the Company considers demand deposits, money market accounts and certificates of deposit purchased with an original maturity date of three months or less to be cash equivalents.

Revenue Recognition:

Sales are recorded by the Company upon shipment of products to customers and upon sale of products at Company locations.

Allowance for Doubtful Accounts:

The allowance for doubtful accounts is maintained at a level which, in management’s judgment based upon past experience in industry, is adequate to absorb credit losses. The amount of the allowance is based upon management’s continuous evaluation of the collectibility of receivables.

Inventories:

Inventories are carried at the lower of cost or market. Inventories consist primarily of fuels and lubricants held for resale. Fuel cost is determined by the last-in, first-out (LIFO) method. Other inventory cost is determined by the first-in, first-out (FIFO) method.

Property, Plant and Equipment:

Property, plant and equipment are carried at cost. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, reflected in the results of operations. The cost of maintenance and repairs is charged to expense as incurred; whereas significant renewals and betterments are capitalized.

Depreciation of property, plant and equipment is provided using the straight line basis computed over the following estimated useful lives:

Life
Buildings and improvements	15 - 32 years
Automotive equipment	3 - 9 years
Other equipment	5 - 15 years

Queen Oil and Gas Company

NOTES FINANCIAL STATEMENTS (CONTINUED)

Impairment of Long-Lived Assets:

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Consequently, the Company reviews its long-lived assets to be held and used whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows, on a depreciable unit basis, is less than the carrying amount of such assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Company accounts for long-lived assets to be disposed of at the lower of their carrying amount or fair value less cost to sell once management has committed to a plan to dispose of the assets.

Liquor Licenses:

Liquor licenses are carried at cost. An impairment loss would be recognized if the carrying value of the licenses exceeded the fair value of the licenses.

Advertising:

The Company charges all costs of advertising to expense as incurred.

Income Taxes:

The Company is taxed as an S Corporation under the Internal Revenue Code and applicable state statutes. Under an S Corporation election, the income of the Corporation flows through to the stockholders to be taxed at the individual level rather than the corporate level. Accordingly, the Corporation will have no tax liability (with limited exceptions) as long as the S Corporation election is in effect.

Environmental Costs:

The Company is subject to federal, state and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred.

Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Use of Estimates:

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments:

Management believes the carrying value of the Company’s cash and cash equivalents, receivables, inventories, accounts payable and notes payable approximate fair value due to the short maturity of the instruments. Management believes the carrying value of the Company’s long-term debt approximates fair value because the related borrowing rate approximates the rate the Company would pay for new debt with similar terms.

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Recently Issued Accounting Pronouncements:

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with early application encouraged.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29. SFAS No. 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Statement indicates that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary exchanges occurring in periods beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123(R) “Share-Based Payment,” an amendment to SFAS No. 123 which supersedes SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS 123(R) establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB 25. SFAS No. 123(R) also requires a public entity to present its cash flows provided by tax benefits from stock options exercised in the Financing Cash Flows section of the Statement of Cash Flows. In April 2005, the SEC issued Staff Accounting Bulletin 107 (“SAB 107”) which provides guidance on SFAS No. 123 (R). SAB 107 permits registrants to choose an appropriate valuation technique or model to estimate the fair value of share options, assuming consistent application, and provide guidance for the development of assumptions used in the valuation process. Additionally, SAB 107 discusses additional disclosures to be made in registrants’ periodic reports. Public companies will be required to implement SFAS 123(R) in the next fiscal year which begins after December 15, 2005.

The Emerging Issues Task Force (“EITF”) of the FASB is currently considering Issue No. 04-13 (“Issue”), “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” This Issue addresses accounting matters that arise when one company both sells inventory to and buys inventory from another company in the same line of business - specifically, when it is appropriate to measure purchases and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as an exchange measured at the book value of the item sold.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies the definition and treatment of conditional asset retirement obligations as discussed in SFAS Statement No. 143 “Accounting for Asset Retirement Obligations.” A conditional asset retirement obligation is defined as an asset retirement activity in which the timing and/or method of settlement are dependent on future events that may be outside the control of the Company. FIN 47 states that a Company must record a liability when incurred for conditional asset retirement obligations if the fair value of the obligation is reasonably estimable. FIN 47 is intended to provide more information about long-lived assets, more information about future cash outflows for these obligations and more consistent recognition of these liabilities. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company does not believe that its financial position, results of operations or cash flows will be impacted by FIN 47.

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

On May 30, 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 eliminates the requirement in APB Opinion No. 20 to include the cumulative effect of changes in accounting principle in the income statement in the period of change. Instead, to enhance the comparability of prior period financial statements, SFAS No. 154 requires that changes in accounting principle be retrospectively applied. Under retrospective application, the new accounting principle is applied as of the beginning of the first period presented as if that principle had always been used.

The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented, and the offsetting adjustments are recorded to beginning retained earnings. Each period presented is adjusted to reflect the period-specific effects of applying the change. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by any accounting pronouncement that does not include specific transition provisions. Under SFAS No. 54, a change in reporting entity is also retrospectively applied as of the beginning of the first period presented. A change in accounting estimate continues to be accounted for in the period of change and future periods. A change in accounting estimate that is effected by a change in accounting principle (e.g., a change in the method of depreciation) will be accounted for as a change in estimate. A correction of an error continues to be reported by restating prior period financial statements as of the beginning of the first period presented. SFAS No. 154 also carries forward the provisions of SFAS No. 3, which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Management does not believe these new standards will have a material impact on its financial statements.

NOTE B - CONCENTRATION OF CREDIT RISK

Accounts receivable potentially subject the Company to concentrations of credit risk. The risk is limited due to the large number of customers comprising the customer base and their dispersion across agricultural, oilfield, and general commercial industries. At year end, the Company had no significant concentrations of credit risk apart from customer operations occurring primarily in the geographical region of southeastern New Mexico.

The Company maintains its cash balance at one financial institution located in New Mexico, which at times may exceed federally insured limits. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

NOTE C - INVENTORY

The carrying value of inventory by valuation method is as follows:

	December 31,
	2005	2004
Last-in, first out method	$172,416	$202,987
First-in, first out method	807,695	731,449

	$980,111	$934,436

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized by major classifications as follows:

	December 31,
	2005	2004
Land	$576,400	$580,800
Buildings and improvements	1,923,538	1,919,396
Equipment	4,007,097	3,902,361
Automotive equipment	1,210,429	1,143,691
	7,717,464	7,546,248
Less accumulated depreciation	4,778,616	4,444,941

Net property, plant and equipment	$2,938,848	$3,101,307

NOTE E - DEBT

Short and long-term debt consists of the following:

	December 31,
	2005	2004

Short-term debt - Revolving line of credit	$627,997	$94,540

Long-term debt
Term loan payable to a bank, due November 15, 2019	$1,565,715	$1,725,988
Equipment notes payable	463,787	435,506
Note payable to shareholder	—	9,507
	2,029,502	2,171,001
Less current maturities	327,787	319,071

	$1,701,715	$1,851,930

The revolving line of credit payable to a bank has a maximum borrowing limit of $1,750,000 and matures August, 17, 2006. Interest is payable monthly at bank prime (7.25% at December 31, 2005). The line of credit is secured by accounts receivable.

The term loan payable to a bank matures November 15, 2019 and is payable in monthly principal and interest installments of $20,033. Interest is charged at bank prime plus 0.5% (7.75% at December 31, 2005). The term loan is secured by all of the Company’s property and equipment, liquor licenses and is personally guaranteed by the corporate shareholders.

The equipment notes are payable in monthly installments of $17,127 including interest at varying rates up to a ceiling of 9.8%. The notes mature through February 2009 and are secured by equipment.

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Aggregate maturities of long-term debt, for the years subsequent to December 31, 2005, are as follows:

2006	$327,787
2007	307,016
2008	289,901
2009	235,456
2010	198,114
Thereafter	671,228

Total long-term debt	$2,029,502

NOTE F - EMPLOYEE BENEFIT PLAN

The Company has a defined contribution 401(k) plan covering employees. The Plan allows employees to defer up to 15% of their income on a pre-tax basis through contributions to the Plan. The Company matches 50% of the first 5% of wages contributed by participants. Employees are immediately vested 100% in the Company’s contributions. The Company made matching contributions of $10,700, $10,115 and $8,516 in 2005, 2004 and 2003, respectively.

NOTE G - COMMITMENTS AND CONTINGENCIES

The Company is a co-borrower with respect to certain loans made to related entities. The balances of these loans at December 31, 2005 and 2004 were $1,129,493 and $1,245,952, respectively. The related entities have agreed to service all of this debt from their own funds and hold the company harmless from this liability. The loans are secured by the real estate and personal property of the related entities. Subsequent to December 31, 2005, these loans were paid in full by the related entities.

Environmental remediation-related expenses are a regular cost of operating the Company's business. However, at December 31, 2005, the Company is not involved in any ongoing remediation efforts. Management addresses potential environmental remediation-related expenses through participation in State cleanup fund programs and environmental liability insurance carried by the Company.

NOTE H - ADVERTISING

Advertising expense was $25,731, $32,284 and $34,138 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE I - TRANSACTIONS WITH RELATED PARTIES

The Company enters into a variety of transactions with a group of convenience stores (Stores) owned by a minority shareholder. During the years ended December 31, 2005, 2004 and 2003, transactions with the Stores are summarized as follows:

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

	Years Ended December 31,
	2005	2004	2003

Sales of fuel and other products	7,867,000	5,948,100	5,178,000
Liquor license lease income	30,800	30,800	30,800
Rental income	27,600	24,316	13,200
Reimbursement of insurance and retirement benefits	101,766	143,164	140,271

The Company owed the Stores $75,332 and $136,205 at December 31, 2005 and 2004, respectively, as a result of effective prepayments for products.

The Company owns two New Mexico liquor licenses which it leases to the Stores. The liquor licenses are carried at a cost of $127,718 in the Company’s balance sheet and are leased to the Stores for $30,800 per year.

The Company has receivables from shareholders and entities owned by its shareholders. These receivables are classified as non-current notes receivable in the Company’s balance sheet. Balances due at December 31, 2005 and 2004 were $78,151 and $74,410 respectively.

The Company borrowed funds from one of its shareholders in prior years. The balance of $9,508 at December 31, 2004 was repaid in 2005.

NOTE J - MAJOR SUPPLIERS

For the years ended December 31, 2005, 2004 and 2003, one major supplier furnished approximately $13,630,000 (34%), $15,079,000 (55%) and $10,713,000 (51%) of the Company’s fuel and lubricants. Management believes that, in the unlikely event that it lost any of its major suppliers, additional suppliers could be obtained without significant disruption to its normal operations.

NOTE K - SUBSEQUENT EVENTS

Sale of Refined Petroleum Products Distribution Assets

Effective April 1, 2006, the Company sold the majority of its assets, including real estate, equipment, accounts receivable and inventory for approximately $11,675,000.

FINANCIAL STATEMENTS

QUEEN OIL and GAS COMPANY

MARCH 31, 2006

UNAUDITED

TABLE OF CONTENTS

Page

FINANCIAL STATEMENTS

BALANCE SHEETS	F-64

STATEMENTS OF INCOME	F-65

STATEMENTS OF CASH FLOWS	F-66

NOTES TO FINANCIAL STATEMENTS	F-68

Queen Oil and Gas Company

BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,421,638	$354,694
Accounts receivable, net of allowance for doubtful accounts of $97,170at March 31, 2006 and $125,000 at December 31, 2005	4,712,562	4,556,758
Inventories	1,021,736	980,111
Prepaid expenses	181,671	121,440
Total current assets	8,337,607	6,013,003

PROPERTY, PLANT AND EQUIPMENT, net	2,870,743	2,938,848

OTHER ASSETS
Note receivable from related party	78,151	78,151
Note receivable - other	21,705	—
Liquor licenses	127,718	127,718
Other	41,667	41,667
Total other assets	269,241	247,536

	$11,477,591	$9,199,387

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,934,749	$1,847,101
Accrued expenses	10,674	15,795
Revolving line of credit	1,389	627,997
Current maturities of long-term debt	159,307	327,787
Deposit of advance partial proceeds for subsequent sale	3,839,239	—
Total current liabilities	5,945,358	2,818,680

OTHER LIABILITIES
Long-term debt, less current maturities	1,382,094	1,701,715
Total liabilities	7,327,452	4,520,395

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock - $10 par value, 15,000 shares authorized, 4,226 shares
issued and outstanding	42,260	42,260
Retained earnings	4,107,879	4,636,732
Total stockholders' equity	4,150,139	4,678,992

	$11,477,591	$9,199,387

The accompanying notes are an integral part of these financial statements.

Queen Oil and Gas Company

STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues
Sales	$11,477,378	$9,795,209
Other	17,735	14,408
Total revenues	11,495,113	9,809,617

Cost of Sales	10,317,316	8,921,757

Gross Profit	1,177,797	887,860

Expenses
Operating, general and administrative	670,794	683,586
Depreciation	110,698	94,156
Total expenses	781,492	777,742

Operating Income	396,305	110,118

Other income (expense)
Interest expense	(54,994)	(35,475)
Interest income	17,816	15,127
Other income (expense), net	12,020	3,763
Total other income (expense)	(25,158)	(16,585)

Net Income	$371,147	$93,533

The accompanying notes are an integral part of these financial statements.

Queen Oil and Gas Company

STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net income	$371,147	$93,533
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110,698	94,156
Loss (gain) on disposal of assets	(11,200)	(1,500)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(177,509)	(835,847)
Inventories	(41,625)	22,490
Prepaid expenses	(60,231)	(21,912)
Increase (decrease) in:
Accounts payable	87,648	282,228
Accrued expenses	(5,121)	15,756
Net cash provided by (used in) operating activities	273,807	(351,096)

Cash flows from investing activities:
Deposit of advance partial proceeds for subsequent sale	3,839,239	—
Proceeds from sale of assets	11,200	1,500
Capital expenditures	(42,593)	(69,083)
Net cash provided by (used in) investing activities	3,807,846	(67,583)

Cash flows from financing activities:
Borrowings on revolving credit facility	—	406,254
Repayments on revolving credit facility	(626,608)	—
Repayments of long-term debt	(488,101)	(63,034)
Dividends	(900,000)	—
Net cash (used in) provided by financing activites	(2,014,709)	343,220

Net increase (decrease) in cash and cash equivalents	2,066,944	(75,459)

Cash and cash equivalents at beginning of year	354,694	140,919

Cash and cash equivalents at end of period	$2,421,638	$65,460

The accompanying notes are an integral part of these financial statements.

Queen Oil and Gas Company

STATEMENTS OF CASH FLOWS (CONTINUED)

(Unaudited)

	Three Months Ended March 31,
	2006	2005

Cash paid during period for interest	$60,963	$40,698

Non-cash investing and financing activities
Account receivable converted to a note receivable	$21,705	$—

The accompanying notes are an integral part of these financial statements.

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE A - BASIS OF PRESENTATION

Queen Oil and Gas Company (Company) markets refined petroleum products which include gasoline, diesel, oils, greases, and other lubricants. Products are sold, including credit sales, through bulk plants and unattended self-serve stations (card locks) located in southeastern New Mexico.

The financial information included herein, except the balance sheet as of December 31, 2005, is unaudited. The interim financial statement information includes all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the results of operations and financial condition for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for an entire year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements as of December 31, 2005.

NOTE B - CONCENTRATION OF CREDIT RISK

Accounts receivable potentially subject the Company to concentrations of credit risk. The risk is limited due to the large number of customers comprising the customer base and their dispersion across agricultural, oilfield, and general commercial industries. At year end, the Company had no significant concentrations of credit risk apart from customer operations occurring primarily in the geographical region of southeastern New Mexico.

The Company maintains its cash balance at one financial institution located in New Mexico, which at times may exceed federally insured limits. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

NOTE C - INVENTORY

The carrying value of inventory by valuation method is as follows:

	March 31,	December 31,
	2006	2005

Last-in, first out method	$214,504	$172,416
First-in, first out method	807,232	807,695

	$1,021,736	$980,111

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized by major classifications as follows:

	March 31,	December 31,
	2006	2005
Land	$576,400	$576,400
Buildings and improvements	1,923,538	1,923,538
Equipment	4,021,011	4,007,097
Automotive equipment	1,227,811	1,210,429
	7,748,760	7,717,464
Less accumulated depreciation	4,878,017	4,778,616

Net property, plant and equipment	$2,870,743	$2,938,848

NOTE E - DEBT

Short and long-term debt consists of the following:

	March 31,	December 31,
	2006	2005

Short-term debt - Revolving line of credit	$1,389	$627,997

Long-term debt
Term loan payable to a bank, due November 15, 2019	1,541,401	1,565,715
Equipment notes payable	—	463,787
	1,541,401	2,029,502
Less current maturities	159,307	327,787

	$1,382,094	$1,701,715

The revolving line of credit payable to a bank has a maximum borrowing limit of $1,750,000 and matures August, 17, 2006. Interest is payable monthly at bank prime (7.75% at March 31, 2006). The line of credit is secured by accounts receivable.

The term loan payable to a bank matures November 15, 2019 and is payable in monthly principal and interest installments of $20,033. Interest is charged at bank prime plus 0.5% (8.25% at March 31, 2006). The term loan is secured by all of the Company’s property and equipment, liquor licenses and is personally guaranteed by the corporate shareholders.

The equipment notes were payable in monthly installments of $17,127 including interest at varying rates up to a ceiling of 9.8%. The notes have maturity dates through February 2009 but were paid in full prior to March 31, 2006.

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Aggregate maturities of long-term debt, for the years subsequent to March 31, 2006, are as follows:

2007	$159,307
2008	167,671
2009	176,474
2010	185,738
2011	195,490
Thereafter	656,721

Total long-term debt	$1,541,401

NOTE F - COMMITMENTS AND CONTINGENCIES

The Company is a co-borrower with respect to certain loans made to related entities. The balances of these loans at March 31, 2006 and December 31, 2005 were $1,099,144 and $1,129,493, respectively. The related entities have agreed to service all of this debt from their own funds and hold the company harmless from this liability. The loans are secured by the real estate and personal property of the related entities. Subsequent to March 31, 2006, these loans were paid in full by the related entities.

Environmental remediation-related expenses are a regular cost of operating the Company's business. However, at March 31, 2006, the Company is not involved in any ongoing remediation efforts. Management addresses potential environmental remediation-related expenses through participation in State cleanup fund programs and environmental liability insurance carried by the Company.

NOTE G - DIVIDENDS

The Company paid dividends to shareholders of $900,000 in March 2006.

NOTE H - TRANSACTIONS WITH RELATED PARTIES

The Company enters into a variety of transactions with a group of convenience stores (Stores) owned by a minority shareholder. During the three months ended March 31, 2006 and 2005, transactions with the Stores are summarized as follows:

	Three Months Ended March 31,
	2006	2005

Sales of fuel and other products	1,851,911	1,597,335
Liquor license lease income	7,700	7,700
Rental income	6,900	6,900
Reimbursement of insurance and retirement benefits	11,479	11,629

The Company had a receivable from the Stores of $284,540 at March 31, 2006 from sales of products and a payable $75,332 at December 31, 2005 as a result of effective prepayments for products.

The Company owns two New Mexico liquor licenses which it leases to the Stores. The liquor licenses are carried at a cost of $127,718 in the Company’s balance sheet and are leased to the Stores for $30,800 per year.

Queen Oil and Gas Company

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company has receivables from shareholders and entities owned by its shareholders. These receivables are classified as non-current notes receivable in the Company’s balance sheet. The balance due at both March 31, 2006 and December 31, 2005 was $78,151.

NOTE I - SUBSEQUENT EVENTS

Sale of Refined Petroleum Products Distribution Assets

Effective April 1, 2006, the Company sold the majority of its assets, including real estate, equipment, accounts receivable and inventory for approximately $11,675,000. Advance proceeds of $3,839,239 were received prior to March 31, 2006 and are included in current liabilities at March 31, 2006.

UNITED FUEL & ENERGY CORPORATION
COMMON STOCK

PROSPECTUS

October 18, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

INTERESTS OF NAMED EXPERTS AND COUNSEL.
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount
SEC Filing Fee	$875
Legal Fees	40,000	*
Accounting Fees and Expenses	30,000	*
Miscellaneous	2,000	*
Total	$72,875

*Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, the Company's Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, the Company will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, the Company will not indemnify any officer or director against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of the Company to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

The following list sets forth information regarding all securities sold by us since September 1, 2003:

1.
In June 2005, we issued 833,333 shares of our common stock and warrants to purchase 833,333 shares of our common stock at $1.50 per share, for proceeds of $1,250,000, less $137,000 of issuance costs, upon the exemption provided by Section 4(2) of the Securities Act.

2.
In October 2005, we issued 200,000 shares of its common stock and warrants to purchase 200,000 shares of our common stock at $1.50 per share, for proceeds of $300,000, less $45,000 of issuance costs, upon the exemption provided by Section 4(2) of the Securities Act.

3.
On March 9, 2006, we sold a total of 666,666 shares of our common stock in a private placement of our securities to two institutional investors in reliance upon the exemption provided by Section 4(2) of the Securities Act. We sold the shares of common stock for $1.50 per share, resulting in gross proceeds of $999,999. Our net proceeds from the sale was approximately $929,999 after payment of a commission of approximately $70,000 to our placement agent

4.
On March 29, 2006, we sold a total of 666,667 shares of our common stock in a private placement of our securities to one institutional investor in reliance upon the exemption provided by Section 4(2) of the Securities Act. We sold the shares of common stock for $1.50 per share, resulting in gross proceeds of $1,000,000. Our net proceeds from the sale was approximately $930,000 after payment of a commission of approximately $70,000 to our placement agent.

5.
On March 31, 2006, we sold a total of 6,750 shares of our Series A 8% Convertible Preferred Stock. The Series A Preferred Stock was sold in a private placement to 14 investors in reliance upon the exemption provided by Section 4(2) of the Securities Act. We sold the shares of Series A Preferred Stock for $1,000 per share, resulting in gross proceeds of $6,750,000. Our net proceeds from the sale were $6,177,500 after payment of a commission and fees of approximately $572,500.

6.
On March 31, 2006, we issued a warrant for the purchase of 291,667 shares of our common stock at an exercise price of $1.65 to our placement agent pursuant to the terms of our engagement agreement with them at the first closing of the sale of Series A Preferred Stock.

7.
On April 25, 2006, we sold a total of 6,050 shares of our Series A 8% Convertible Preferred Stock. The Series A Preferred Stock was sold in a private placement to seven investors in reliance upon the exemption provided by Section 4(2) of the Securities Act. We sold the shares of Series A Preferred Stock for $1,000 per share, resulting in gross proceeds of $6,050,000. Our net proceeds from the sale were $5,626,500 after payment of a commission and fees of approximately $423,500.

8.
On April 25, 2006, we issued a warrant for the purchase of 251,667 shares of our common stock at an exercise price of $1.65 to our placement agent pursuant to the terms of our engagement agreement with them at the second closing of the sale of Series A Preferred Stock.

9.	In June 2006, we issued a warrant to a financial advisor for the purchase of 50,000 shares of our common stock at an exercise price of $1.65 per share which expires five years from date of issuance.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering.

ITEM 16. EXHIBITS.

Exhibit	Description

2.1
Agreement and Plan of Merger by and among the Registrant, Brands United Merger Sub, and United Fuel & Energy Corporation (Incorporated by reference from our Definitive Proxy Statement on Schedule 14C filed on January 6, 2005).

2.2	Asset Purchase Agreement dated as of March 2, 2005 among the Company, Clark Oil Company, William H. Clark, Jr. and Martin T. Clark (Incorporated by reference from our Form 8-K filed on March 8, 2005).

2.3
Asset Purchase Agreement, dated February 1, 2006, by and among Eddins-Walcher Company, Queen Oil & Gas Company, each stockholder of seller (as listed therein) and United Fuel & Energy Corporation (for the purpose of agreeing to execute an unconditional guaranty) (Incorporated by reference from our Current Form 8-K filed on February 3, 2006).

2.4
Addendum to the Asset Purchase Agreement, dated March 10, 2006, by and among Eddins-Walcher Company, Queen Oil & Gas Company, each stockholder of seller (as listed therein) and United Fuel & Energy Corporation (Incorporated by reference from our Current Form 8-K filed on March 15, 2006).

4.1	Warrant Agreement dated September 27, 2004 between Steve Antebi and the Company (Incorporated by reference from our Form 10-Q filed on May 16, 2005).

4.2	Form of Registration Rights Agreement between the Company and Purchasers of the Company's Preferred Stock (Incorporated by reference from our Form 10-Q filed on May 16, 2005).

4.3	Form of Warrant issued to the certain Purchasers (as defined therein), dated June 2005 (Incorporated by reference from our Form 10-Q filed on August 17, 2005).

4.4
Form of Registration Rights Agreement dated June 2005 by and between the Company and the Purchasers of the Company's common stock (as defined therein) (Incorporated by reference from our Form 10-Q filed on August 17, 2005).

4.5
Form of Registration Rights Agreement dated March 9, 2006 by and between United Fuel & Energy Corporation and the Purchasers of the United Fuel & Energy’s common stock (Incorporated by reference from our Current Form 8-K filed on March 15, 2006).

4.6	Form of Warrant issued to certain Financial Advisors (Incorporated by reference from our Form 10-K filed on March 15, 2006).

4.7
Form of Registration Rights Agreement by and between United Fuel & Energy Corporation and the Purchasers of the United Fuel & Energy’s Series A Preferred Stock (Incorporated by reference from our Current Form 8-K filed on April 4, 2006).

4.8	Form of Warrant issued to Sanders Morris Harris, Inc. (Incorporated by reference from our Current Form 8-K filed on May 1, 2006).

4.9	Form of Registration Rights Agreement by and between United Fuel & Energy Corporation and the certain purchasers of shares of United Fuel & Energy’s common stock from Thomas E. Kelly.

4.10	Form of Registration Rights Agreement by and between United Fuel & Energy Corporation and the certain purchasers of shares of United Fuel & Energy’s common stock from Thomas E. Kelly.

5.1	Opinion of Schreck Brignone regarding the legality of the securities being registered.*

23.1	Consent of Johnson Miller & Co., Independent Registered Public Accounting Firm *

23.2	Consent of Schreck Brignone (included with opinion filed as Exhibit 5.1)*

* filed herewith

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 18th day of October, 2006.

United Fuel & Energy Corporation

/s/ Bobby W. Page
By: Bobby W. Page
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Thomas E. Kelly *
Thomas E. Kelly	Chairman of the Board	October 18, 2006

/s/ Charles McArthur *
Charles McArthur	President and Director (principal executive officer)	October 18, 2006

/s/ Bobby W. Page
Bobby W. Page	Chief Financial Officer and Treasurer (principal accounting officer and principal financial officer)	October 18, 2006

/s/ Michael S. Chadwick *
Michael S. Chadwick	Director	October 18, 2006

/s/ Gene Dewhurst *
Gene Dewhurst	Director	October 18, 2006

/s/ Jesse B. Tutor *
Jesse B. Tutor	Director	October 18, 2006

* By:	/s/ Bobby W. Page
Bobby W. Page as Attorney-in-Fact